Use these links to rapidly review the document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

FLEXTRONICS INTERNATIONAL LTD.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

P R E L I M I N A R Y  C O P Y

FLEXTRONICS INTERNATIONAL LTD.
(Incorporated in the Republic of Singapore)
(Company Registration Number 199002645H)

To our Shareholders:

        On July 29, 2013, we will hold two general meetings of our shareholders at our U.S. corporate offices located at 6201 America Center Drive, San Jose, CA 95002, U.S.A. Our 2013 annual general meeting of shareholders will begin at 9:00 a.m., California time. We will also hold an extraordinary general meeting of shareholders at 10:00 a.m., California time, or immediately following the conclusion or adjournment of our 2013 annual general meeting.

        The matters to be voted upon at each meeting are listed in the notices that follow this letter and are described in more detail in the accompanying joint proxy statement. We urge you to read the entire joint proxy statement carefully before returning your proxy cards. Part I of the accompanying joint proxy statement provides general information about the meetings, Part II describes the proposals to be voted upon at the 2013 annual general meeting of shareholders and related information, Part III describes the proposal to be voted upon at the extraordinary general meeting of shareholders, and Part IV provides additional information, including information about our executive officers and their compensation.

        IMPORTANT NOTE REGARDING PROXY CARDS:    If you are a registered shareholder, you will receive at least two proxy cards—one for the 2013 annual general meeting and one for the extraordinary general meeting. It is very important that you return all proxy cards to ensure that your vote is represented at the relevant meetings. Whether or not you plan to attend the meetings, please complete, date and sign the enclosed proxy cards and return them in the enclosed envelope as promptly as possible so that your shares may be represented at the relevant meetings and voted in accordance with your wishes.

        You may revoke your proxies at any time prior to the time they are voted. Shareholders who are present at the meetings may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

Sincerely,

Joanne Chia Hui Min
Company Secretary
Singapore
[June 12, 2013]

P R E L I M I N A R Y  C O P Y

FLEXTRONICS INTERNATIONAL LTD.
(Incorporated in the Republic of Singapore)
(Company Registration Number 199002645H)

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

        To Be Held on July 29, 2013

To our Shareholders:

        You are cordially invited to attend, and NOTICE IS HEREBY GIVEN, of the annual general meeting of shareholders of FLEXTRONICS INTERNATIONAL LTD. ("Flextronics" or the "Company"), which will be held at our U.S. corporate offices located at 6201 America Center Drive, San Jose, CA 95002, U.S.A, at 9:00 a.m., California time, on July 29, 2013, for the following purposes:

  •
  To re-elect the following directors: H. Raymond Bingham and Willy C. Shih (Proposal No. 1);

  •
  To re-appoint Lawrence A. Zimmerman as a director of Flextronics (Proposal No. 2);

  •
  To approve the re-appointment of Deloitte & Touche LLP as our independent auditors for the 2014 fiscal year and to authorize the Board of Directors, upon the recommendation of the Audit Committee, to fix their remuneration (Proposal 3);

  •
  To approve a general authorization for the Directors of Flextronics to allot and issue ordinary shares (Proposal 4);

  •
  To hold a non-binding, advisory vote on executive compensation (Proposal 5); and

  •
  To approve a resolution permitting our non-employee directors to receive compensation in cash or shares of the Company's stock, at each director's election (Proposal 6).

        The full text of the resolutions proposed for approval by our shareholders is as follows:

As Ordinary Business

        1.     To re-elect each of the following directors, who will retire by rotation pursuant to Article 95 of our Articles of Association, to the Board of Directors:

          (a)   Mr. H. Raymond Bingham; and

          (b)   Dr. Willy C. Shih.

        2.     To re-appoint Mr. Lawrence A. Zimmerman, who was appointed as a director by the Board of Directors pursuant to Article 101 of our Articles of Association effective as of October 31, 2012, and who will be seeking re-appointment as a director pursuant to Section 153(6) of the Singapore Companies Act, Cap. 50, to hold office as a director from the date of the 2013 annual general meeting until our next annual general meeting.

        3.     To consider and vote upon a proposal to re-appoint Deloitte & Touche LLP as our independent auditors for the fiscal year ending March 31, 2014, and to authorize our Board of Directors, upon the recommendation of the Audit Committee of the Board of Directors, to fix their remuneration.

 As Special Business

        4.     To pass the following resolution as an Ordinary Resolution:

        "RESOLVED THAT, pursuant to the provisions of Section 161 of the Singapore Companies Act, Cap. 50, but subject otherwise to the provisions of the Singapore Companies Act, Cap. 50 and our Articles of Association, authority be and is hereby given to our Directors to:

(a)	(i)	allot and issue ordinary shares in our capital; and/or
(ii)
make or grant offers, agreements or options that might or would require ordinary shares in our capital to be allotted and issued, whether after the expiration of this authority or otherwise (including but not limited to the creation and issuance of warrants, debentures or other instruments convertible into ordinary shares in our capital), at any time to and/or with such persons and upon such terms and conditions and for such purposes as our Directors may in their absolute discretion deem fit, and with such rights or restrictions as our Directors may think fit to impose and as are set forth in our Articles of Association; and
(b)
(notwithstanding that the authority conferred by this resolution may have ceased to be in force) allot and issue ordinary shares in our capital in pursuance of any offer, agreement or option made or granted by our Directors while this resolution was in force, and that such authority shall continue in force until the conclusion of our next annual general meeting or the expiration of the period within which our next annual general meeting is required by law to be held, whichever is the earlier."

        5.     To consider and put to a non-binding, advisory vote the following non-binding, advisory resolution:

        "RESOLVED THAT, the shareholders of Flextronics approve, on a non-binding, advisory basis, the compensation of the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis and the compensation tables and related disclosures contained in the section of the accompanying joint proxy statement captioned 'Executive Compensation."

        This resolution is being proposed to shareholders as required pursuant to Section 14A of the U.S. Securities Exchange Act of 1934, as amended. The shareholders' vote on this resolution is advisory and non-binding in nature, will have no legal effect and will not be enforceable against Flextronics or its Board of Directors.

        6.     To pass the following resolution as an Ordinary Resolution:

        "RESOLVED THAT, approval be and is hereby given for Flextronics to change the Company's structure of its non-employee director compensation program such that each non-employee Director shall receive his or her compensation in the form of Company shares, cash, or a combination thereof at the election of each Director."

        7.     To transact any other business which may properly be put before the annual general meeting.

Notes

        Singapore Financial Statements.    At the 2013 annual general meeting, our shareholders will have the opportunity to discuss and ask any questions that they may have regarding our Singapore audited accounts for the fiscal year ended March 31, 2013, together with the reports of the directors and auditors thereon, in compliance with Singapore law. Shareholder approval of our audited accounts is not being sought by this joint proxy statement and will not be sought at the 2013 annual general meeting.

        Eligibility to Vote at Annual General Meeting; Receipt of Notice.    The Board of Directors has fixed the close of business on June 3, 2013 as the record date for determining those shareholders of the company who will be entitled to receive copies of this notice and accompanying joint proxy statement. However, all shareholders of record on July 29, 2013, the date of the 2013 annual general meeting, will be entitled to vote at the 2013 annual general meeting.

        Quorum.    Representation of at least 33 1/3% of all outstanding ordinary shares of the company is required to constitute a quorum. Accordingly, it is important that your shares be represented at the 2013 annual general meeting.

        Proxies.    A shareholder entitled to attend and vote at the 2013 annual general meeting is entitled to appoint a proxy to attend and vote on his or her behalf. A proxy need not also be a shareholder. Whether or not you plan to attend the meeting, please complete, date and sign the enclosed proxy card and return it in the enclosed envelope. A proxy card must be received by Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 not less than 48 hours before the time appointed for holding the 2013 annual general meeting. You may revoke your proxy at any time prior to the time it is voted. Shareholders who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

        Availability of Proxy Materials on the Internet.    We are pleased to take advantage of Securities and Exchange Commission rules that allow issuers to furnish proxy materials to some or all of their shareholders on the Internet. In accordance with Singapore law, our registered shareholders (shareholders who own our ordinary shares in their own name through our transfer agent, Computershare Investor Services, LLC) will not be able to vote their shares over the Internet, but we will be providing this service to our beneficial holders (shareholders whose ordinary shares are held by a brokerage firm, a bank or other nominee). We believe these rules will allow us to provide our shareholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our annual general meeting of shareholders.

By order of the Board of Directors,

Joanne Chia Hui Min

Company Secretary

Singapore
[June 12, 2013]

P R E L I M I N A R Y  C O P Y

FLEXTRONICS INTERNATIONAL LTD.
(Incorporated in the Republic of Singapore)
(Company Registration Number 199002645H)

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

        To Be Held on July 29, 2013

To our Shareholders:

        You are cordially invited to attend, and NOTICE IS HEREBY GIVEN, of an extraordinary general meeting of shareholders of FLEXTRONICS INTERNATIONAL LTD. ("Flextronics" or the "Company"), which will be held at our U.S. corporate offices located at 6201 America Center Drive, San Jose, CA 95002, U.S.A., on July 29, 2013 at 10:00 a.m., California time, or immediately following the conclusion or adjournment of our 2013 annual general meeting of shareholders (which is being held at 9:00 a.m., California time on the same day and at the same place). The extraordinary general meeting of shareholders is being held for the purpose of approving a renewal of the Share Purchase Mandate permitting Flextronics to purchase or otherwise acquire its own issued ordinary shares.

        We are asking our shareholders to approve this renewal of the Share Purchase Mandate at the extraordinary general meeting in order to provide the Company with additional flexibility in the number of shares that it may repurchase pursuant to the Share Purchase Mandate.

        In accordance with the provisions of the Singapore Companies Act, Cap. 50, the Share Purchase Mandate generally permits us to purchase up to an aggregate of 10% of the total number of our issued ordinary shares, calculated based on the greater of the total number of issued ordinary shares outstanding as of (x) the date of our last annual general meeting of shareholders and (y) the date on which the Share Purchase Mandate renewal is approved. All shares purchased by us following the date of our last annual general meeting of shareholders (that is, the annual general meeting that precedes the meeting at which the mandate is renewed) are subject to this 10% limitation. For example, if we sought approval for the renewal of the Share Purchase Mandate at our 2013 annual general meeting of shareholders, we would have to reduce the number of new shares that we could repurchase by the number of shares purchased by us at any time after the date of our 2012 annual general meeting. By holding an extraordinary general meeting after our 2013 annual general meeting for the purpose of approving the renewal of the Share Purchase Mandate, the applicable date of our last annual general meeting of shareholders will be the date of the 2013 annual general meeting (rather than the date of the 2012 annual general meeting) and we will not need to reduce the number of shares that we can repurchase by any shares repurchased between the 2012 and 2013 annual general meetings. For additional information on this proposal, please refer to the joint proxy statement accompanying this notice.

v

        The full text of the resolution proposed for approval by our shareholders is as follows:

1.     To pass the following resolution as an Ordinary Resolution:

        "RESOLVED THAT:

  (a)
  for the purposes of Sections 76C and 76E of the Singapore Companies Act, Cap. 50, the exercise by our Directors of all of our powers to:

  (i)
  purchase or otherwise acquire issued ordinary shares in the capital of the company not exceeding in aggregate the number of issued ordinary shares representing 10% of the total number of issued ordinary shares outstanding as of the date of the passing of this Resolution (excluding any ordinary shares which are held as treasury shares as at that date); or

  (ii)
  in the event that the Singapore Minister for Finance prescribes by notification such higher percentage in excess of 10% pursuant to Section 76B(3) of the Singapore Companies Act, Cap. 50, purchase or otherwise acquire issued ordinary shares in the capital of the company not exceeding in aggregate the number of issued ordinary shares representing the percentage that is equivalent to the higher of:

  (1)
  (where the Singapore Minister for Finance prescribes by notification a percentage equivalent to or in excess of 20%), 20%; or

  (2)
  any other percentage that is lower than the percentage specified in sub-paragraph (1) above (but exceeds 10%) as prescribed by the Singapore Minister for Finance,

    of the total number of issued ordinary shares outstanding as of the date of the passing of this Resolution (excluding any ordinary shares which are held as treasury shares as at that date), at such price or prices as may be determined by our Directors from time to time up to the maximum purchase price described in paragraph (c) below, whether by way of:

    (i)
    market purchases on the NASDAQ Global Select Market or any other stock exchange on which our ordinary shares may for the time being be listed and quoted; and/or

    (ii)
    off-market purchases (if effected other than on the NASDAQ Global Select Market or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted) in accordance with any equal access scheme(s) as may be determined or formulated by our Directors as they consider fit, which scheme(s) shall satisfy all the conditions prescribed by the Singapore Companies Act, Cap. 50, and otherwise in accordance with all other laws and regulations and rules of the NASDAQ Global Select Market or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted as may for the time being be applicable, be and is hereby authorized and approved generally and unconditionally;

  (b)
  unless varied or revoked by our shareholders in a general meeting, the authority conferred on our Directors pursuant to the mandate contained in paragraph (a) above may be exercised by our Directors at any time and from time to time during the period commencing from the date of the passing of this resolution and expiring on the earlier of:

  (i)
  the date on which our next annual general meeting is held; or

  (ii)
  the date by which our next annual general meeting is required by law to be held;

  (c)
  the maximum purchase price (excluding brokerage commission, applicable goods and services tax and other related expenses) which may be paid for an ordinary share purchased or acquired by us pursuant to the mandate contained in paragraph (a) above, shall not exceed:

  (i)
  in the case of a market purchase of an ordinary share, the highest independent bid or the last independent transaction price, whichever is higher, of our ordinary shares quoted or reported on the NASDAQ Global Select Market or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted, or shall not exceed any volume weighted average price, or other price determined under any pricing mechanism, permitted under SEC Rule 10b-18, at the time the purchase is effected; and

  (ii)
  in the case of an off-market purchase pursuant to an equal access scheme, 150% of the Prior Day Close Price, which means the closing price of our ordinary shares as quoted on the NASDAQ Global Select Market or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted, on the day immediately preceding the date on which we announce our intention to make an offer for the purchase or acquisition of our ordinary shares from holders of our ordinary shares, stating therein the purchase price (which shall not be more than the maximum purchase price calculated on the foregoing basis) for each ordinary share and the relevant terms of the equal access scheme for effecting the off-market purchase; and

  (d)
  our Directors and/or any of them be and are hereby authorized to complete and do all such acts and things (including executing such documents as may be required) as they and/or he may consider expedient or necessary to give effect to the transactions contemplated and/or authorized by this resolution."

2.     To transact any other business which may properly be put before the extraordinary general meeting.

Notes

        Eligibility to Vote at Extraordinary General Meeting; Receipt of Notice.    The Board of Directors has fixed the close of business on June 3, 2013 as the record date for determining those shareholders of the company who will be entitled to receive copies of this notice and accompanying joint proxy statement. However, all shareholders of record on July 29, 2013, the date of the extraordinary general meeting, will be entitled to vote at the extraordinary general meeting.

        Quorum.    Representation of at least 33 1/3% of all outstanding ordinary shares of the company is required to constitute a quorum. Accordingly, it is important that your shares be represented at the extraordinary general meeting.

        Proxies.    A shareholder entitled to attend and vote at the extraordinary general meeting is entitled to appoint a proxy to attend and vote on his or her behalf. A proxy need not also be a shareholder. Whether or not you plan to attend the meeting, please complete, date and sign the enclosed proxy card and return it in the enclosed envelope. A proxy card must be received by Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 not less than 48 hours before the time appointed for holding the extraordinary general meeting. You may revoke your proxy at any time prior to the time it is voted. Shareholders who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

        Availability of Proxy Materials on the Internet.    We are pleased to take advantage of Securities and Exchange Commission rules that allow issuers to furnish proxy materials to some or all of their shareholders on the Internet. In accordance with Singapore law, our registered shareholders

(shareholders who own our ordinary shares in their own name through our transfer agent, Computershare Investor Services, LLC) will not be able to vote their shares over the Internet, but we will be providing this service to our beneficial holders (shareholders whose ordinary shares are held by a brokerage firm, a bank or other nominee). We believe these rules will allow us to provide our shareholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our extraordinary general meeting of shareholders.

        Disclosure Regarding Share Purchase Mandate Funds.    Only funds legally available for purchasing or acquiring our issued ordinary shares in accordance with our Articles of Association and the applicable laws of Singapore will be used for the purchase or acquisition by us of our own issued ordinary shares pursuant to the proposed renewal of the Share Purchase Mandate referred to in this notice. We intend to use our internal sources of funds and/or borrowed funds to finance the purchase or acquisition of our issued ordinary shares. The amount of financing required for us to purchase or acquire our issued ordinary shares, and the impact on our financial position, cannot be ascertained as of the date of this notice, as these will depend on the number of ordinary shares purchased or acquired and the price at which such ordinary shares are purchased or acquired and whether the ordinary shares purchased or acquired are held in treasury or cancelled. Our net tangible assets and the consolidated net tangible assets of the company and its subsidiaries will be reduced by the purchase price of any ordinary shares purchased or acquired and cancelled. We do not anticipate that the purchase or acquisition of our ordinary shares in accordance with the Share Purchase Mandate would have a material impact on our financial condition and cash flows.

By order of the Board of Directors,

Joanne Chia Hui Min

Company Secretary

Singapore
[June 12, 2013]

You should read the entire joint proxy statement
carefully prior to returning your proxy cards.

Important Notice Regarding the Availability of Proxy Materials for the 2013 annual general meeting of Shareholders and the Extraordinary General Meeting of Shareholders to Be Held on July 29, 2013. The accompanying joint proxy statement and our annual report to shareholders are available on our website at www.flextronics.com/proxymaterials.

Page #
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	76
SINGAPORE STATUTORY FINANCIAL STATEMENTS	76
OTHER MATTERS	76

x

ELECTRONIC DELIVERY OF OUR SHAREHOLDER COMMUNICATIONS

        We strongly encourage our shareholders to conserve natural resources, as well as significantly reduce our printing and mailing costs, by signing up to receive your shareholder communications via e-mail. With electronic delivery, we will notify you when the annual report and the joint proxy statement are available on the Internet. Electronic delivery can also help reduce the number of bulky documents in your personal files and eliminate duplicate mailings. To sign up for electronic delivery:

  1.
  If you are a registered holder (that is, you hold your Flextronics ordinary shares in your own name through our transfer agent, Computershare Investor Services, LLC), visit: www.computershare.com/us/ecomms to enroll. Under Option 2, select Flextronics from the drop-down box of companies, then enter your account number and zip code (or family/last name if outside the United States).

  2.
  If you are a beneficial holder (that is, your shares are held by a brokerage firm, a bank or other nominee), the voting instruction form provided by most banks or brokers will contain instructions for enrolling in electronic delivery.

        Your electronic delivery enrollment will be effective until you cancel it. If you have questions about electronic delivery, please call our Investor Relations department at (408) 576-7985.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
2013 ANNUAL GENERAL MEETING OF SHAREHOLDERS
AND THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

        We have elected to provide access to our proxy materials to (i) our registered shareholders by mailing them a full set of proxy materials, including a proxy card, unless the shareholder previously consented to electronic delivery, and (ii) our beneficial holders by notifying them of the availability of our proxy materials on the Internet. For beneficial holders and registered shareholders who previously consented to electronic delivery, instructions on how to request a printed copy of our proxy materials may be found in the Notice of Availability of Proxy Materials on the Internet.

P R E L I M I N A R Y  C O P Y

FLEXTRONICS INTERNATIONAL LTD.

JOINT PROXY STATEMENT

FOR THE 2013 ANNUAL GENERAL MEETING OF
SHAREHOLDERS

To Be Held on July 29, 2013
9:00 a.m. (California Time)

AND AN EXTRAORDINARY GENERAL MEETING OF
SHAREHOLDERS

To Be Held on July 29, 2013
10:00 a.m. (California Time)
(or immediately following the conclusion or adjournment
of the 2013 annual general meeting)

Both meetings to be held at our U.S. corporate offices

6201 America Center Drive,
San Jose, CA 95002, U.S.A.

PART I—INFORMATION ABOUT THE MEETINGS

        We are furnishing this joint proxy statement in connection with the solicitation by our Board of Directors of proxies to be voted at the 2013 annual general meeting of our shareholders and an extraordinary general meeting of our shareholders, or at any adjournments thereof, for the purposes set forth in the notices of annual general meeting and extraordinary general meeting that accompany this joint proxy statement. Unless the context requires otherwise, references in this joint proxy statement to "the company," "we," "us," "our" and similar terms mean Flextronics International Ltd. and its subsidiaries.

        Proxy Mailing.    This joint proxy statement and the enclosed proxy cards were first mailed on or about [June 12, 2013] to shareholders of record as of June 3, 2013.

        Costs of Solicitation.    The entire cost of soliciting proxies will be borne by us. Following the original mailing of the proxies and other soliciting materials, our directors, officers and employees may also solicit proxies by mail, telephone, e-mail, fax or in person. These directors, officers and employees will not receive additional compensation for those activities, but they may be reimbursed for any reasonable out-of-pocket expenses. Following the original mailing of the proxies and other soliciting materials, we will request that brokers, custodians, nominees and other record holders of our ordinary shares forward copies of the proxy and other soliciting materials to persons for whom they hold ordinary shares and request authority for the exercise of proxies. In these cases, we will reimburse such holders for their reasonable expenses if they ask that we do so. We have retained Georgeson Inc., an independent proxy solicitation firm, to assist in soliciting proxies at an estimated fee of $8,000, plus reimbursement of reasonable expenses.

        Registered Office.    The mailing address of our registered office is No. 2 Changi South Lane, Singapore 486123.

 VOTING RIGHTS AND SOLICITATION OF PROXIES

        The close of business on June 3, 2013 is the record date for shareholders entitled to notice of our 2013 annual general meeting and the extraordinary general meeting. All of the ordinary shares issued and outstanding on July 29, 2013, the date of both the annual general meeting and the extraordinary general meeting, are entitled to be voted at each of the annual general meeting and the extraordinary general meeting, and shareholders of record on July 29, 2013 and entitled to vote at each such meeting will, on a poll, have one vote for each ordinary share so held on the matters to be voted upon. As of June 3, 2013, we had [                        ] ordinary shares issued and outstanding.

        Proxies.    Ordinary shares represented by proxies in the forms accompanying this joint proxy statement that are properly executed and returned to us will be voted at the 2013 annual general meeting and the extraordinary general meeting, as applicable, in accordance with our shareholders' instructions.

        If your ordinary shares are held through a broker, a bank, or other nominee, which is sometimes referred to as holding shares in "street name", you have the right to instruct your broker, bank or other nominee on how to vote the shares in your account. Your broker, bank or other nominee will send you a voting instruction form for you to use to direct how your shares should be voted.

        Quorum and Required Vote.    Representation at each of the 2013 annual general meeting and the extraordinary general meeting of at least 33 1/3% of all of our issued and outstanding ordinary shares is required to constitute a quorum to transact business at each meeting.

        The affirmative vote by a show of hands of at least a majority of the shareholders present and voting, or, if a poll is demanded by the chair or by holders of at least 10% of the total number of our paid-up shares in accordance with our Articles of Association, a simple majority of the shares voting, is required (i) at the 2013 annual general meeting, to re-elect the directors nominated pursuant to Proposal No. 1, to re-appoint the director nominated pursuant to Proposal No. 2, to re-appoint Deloitte & Touche LLP as our independent auditors pursuant to Proposal No. 3, to approve the ordinary resolution contained in Proposal No. 4, to approve the non-binding, advisory resolution contained in Proposal No. 5, to approve the ordinary resolution contained in Proposal No. 6, and (ii) at the extraordinary general meeting, to approve the ordinary resolution to approve the renewal of the Share Purchase Mandate. Consistent with the company's historical practice, the chair of each of the 2013 annual general meeting and the extraordinary general meeting will demand a poll in order to enable the ordinary shares represented in person or by proxy to be counted for voting purposes.

        Under the Singapore Companies Act (Cap. 50), which we refer to as the Singapore Companies Act or the Companies Act, where there is a contested election, a nominee must oppose a specific Board nominated nominee for a vacant Board seat, and in such case, only the candidate receiving the greater number of affirmative votes and which represents a simple majority of affirmative votes of shareholders present and voting on the matter will be elected.

        Abstentions and Broker Non-Votes.    Abstentions and "broker non-votes" are considered present and entitled to vote at each of the 2013 annual general meeting and the extraordinary general meeting for purposes of determining a quorum. A "broker non-vote" occurs when a broker, a bank or other nominee who holds shares for a beneficial owner does not vote on a particular proposal because the broker, bank or other nominee has not received directions from the beneficial owner and does not have discretionary power to vote on that particular proposal. If a broker, bank or other nominee indicates on the proxy card that it does not have discretionary authority to vote as to a particular matter, those shares, along with any abstentions, will not be counted in the tabulation of the votes cast on the proposal being presented to shareholders.

        If you are a beneficial owner, your broker, bank or other nominee has authority to vote your shares for or against the re-appointment of our independent auditors and for or against the approval of the general authorization for our directors to allot and issue ordinary shares, even if the broker does not receive voting instructions from you. Your broker, bank or other nominee, however, does not have the discretion to vote your shares on any other proposals included in this joint proxy statement without receiving voting instructions from you. It is very important that you instruct your broker, bank or other nominee how to vote on these proposals. If you do not complete the voting instructions, your shares will not be considered in the election of directors or any other proposal included in this joint proxy statement other than the re-appointment of our independent auditors and the approval of the general authorization for our directors to allot and issue ordinary shares.

        If you are a registered shareholder, in the absence of contrary instructions, shares represented by proxies submitted by you will be voted (i) at the 2013 annual general meeting: "FOR" the Board nominees in Proposal Nos. 1 and 2 and "FOR" Proposal Nos. 3 through 6; and (ii) at the extraordinary general meeting: "FOR" the proposal to approve the Share Purchase Mandate. Our management does not know of any matters to be presented at the 2013 annual general meeting or the extraordinary general meeting other than those set forth in this joint proxy statement and in the notices accompanying this joint proxy statement. If other matters should properly be put before either of the meetings, the proxy holders will vote on such matters in accordance with their best judgment.

        Any shareholder of record has the right to revoke his or her proxy at any time prior to voting at the 2013 annual general meeting or the extraordinary general meeting by:

  •
  submitting a subsequently dated proxy; or

  •
  by attending the meeting and voting in person.

        If you are a beneficial holder who holds your ordinary shares through a broker, a bank or other nominee and you wish to change or revoke your voting instructions, you will need to contact the broker, the bank or other nominee who holds your shares and follow their instructions. If you are a beneficial holder and not the shareholder of record, you may not vote your shares in person at the 2013 annual general meeting or extraordinary general meeting unless you obtain a legal proxy from the record holder giving you the right to vote the shares.

        Singapore Financial Statements; Monetary Amounts.    We have prepared, in accordance with Singapore law, Singapore statutory financial statements, which are included with the annual report which will be delivered to our shareholders prior to the date of the 2013 annual general meeting. Except as otherwise stated herein, all monetary amounts in this joint proxy statement have been presented in U.S. dollars.

PART II—PROPOSALS TO BE CONSIDERED AT THE
2013 ANNUAL GENERAL MEETING OF SHAREHOLDERS

PROPOSAL NOS. 1 AND 2:
RE-ELECTION AND RE-APPOINTMENT OF DIRECTORS

        Article 95 of our Articles of Association requires that at each annual general meeting one-third of the directors (or, if their number is not a multiple of three, then the number nearest to but not more than one-third of the directors), are required to retire from office. The directors required to retire in each year are those who have been in office the longest since their last re-election or appointment. As between persons who became or were last re-elected directors on the same day, those required to retire are (unless they otherwise agree among themselves) determined by lot. Under Article 91 of our Articles of Association, any director holding office as a Chief Executive Officer shall not be subject to retirement by rotation, unless the Board of Directors determines otherwise, or be taken into account in determining the number of directors required to retire by rotation. As a result, Mr. McNamara, our

Chief Executive Officer and one of our directors, is not subject to retirement by rotation or taken into account in determining the number of directors required to retire by rotation. Under Article 101 of our Articles of Association, any director appointed by the Board to fill a vacancy or as an additional director shall not be taken into account in determining the number of directors required to retire by rotation. As a result, Mr. Lawrence A. Zimmerman, who was appointed as an additional director by our Board in accordance with Article 101 of our Articles of Association, is not taken into account in determining the number of directors required to retire by rotation.

        Retiring directors are eligible for re-election. Mr. H. Raymond Bingham and Dr. Willy C. Shih are the members of our Board of Directors who will retire by rotation at our 2013 annual general meeting. Mr. Bingham and Dr. Shih are eligible for re-election and have been nominated to stand for re-election at the 2013 annual general meeting. If either Mr. Bingham or Dr. Shih fails to receive the affirmative vote of a majority of the shares present and voting on the resolution to approve his re-election (that is, if the number of shares voted "FOR" the director nominee does not exceed the number of votes cast "AGAINST" that nominee), he will not be re-elected to the Board and the number of incumbent Directors comprising the Board of Directors will be reduced accordingly. Abstentions, if any, will have no effect.

        On October 31, 2012, Mr. Robert L. Edwards resigned from his position as a director of the company and Mr. Lawrence A. Zimmerman was appointed as a director by the Board pursuant to Article 101 of our Articles of Association. In accordance with Article 101 of our Articles of Association, Mr. Zimmerman will cease to hold office at the 2013 annual general meeting unless re-elected or re-appointed by our shareholders. In addition, we received notification from Mr. Zimmerman that he has reached the age of 70 years prior to the date of the 2013 annual general meeting. Under Section 153(2) of the Companies Act, the office of a director of a public company or of a subsidiary of a public company becomes vacant at the conclusion of the next annual general meeting commencing after such director attains the age of 70 years. Mr. Zimmerman is eligible for re-appointment and will be seeking re-appointment as a director of the Company at the 2013 annual general meeting pursuant to Section 153(6) of the Companies Act.

        The proxy holders intend to vote all proxies received by them in the accompanying form of proxy card for the nominees for directors listed below under "Nominees to our Board of Directors." In the event that any nominee is unable or declines to serve as a director at the time of the 2013 annual general meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors of the company, in accordance with Article 100 of our Articles of Association, to fill the vacancy.

        As of the date of this joint proxy statement, our Board of Directors is not aware of any nominee who is unable or will decline to serve as a director.

Qualifications of Directors and Nominees

        Headquartered in Singapore, we are a leading global provider of advanced design, manufacturing and services to original equipment manufacturers ("OEMs") in the following markets:

  •
  High Reliability Solutions ("HRS"), which is comprised of our medical, automotive, defense and aerospace businesses;

  •
  High Velocity Solutions ("HVS"), which includes our mobile devices business, including smart phones, and consumer electronics, including game consoles, high-volume computing business, including notebook personal computing ("PC"), tablets and printers;

  •
  Industrial and Emerging Industries ("IEI"), which is comprised of our large household appliances, equipment, and emerging industries businesses; and

  •
  Integrated Network Solutions ("INS"), which includes our telecommunications infrastructure, data networking, connected home, and server and storage businesses.

        We are a globally-recognized leading provider of end-to-end, global supply chain services through which we design, build, ship and service a complete packaged electronic product for our customers worldwide. We provide our services through a network of facilities in over 30 countries across four continents. We have established this extensive network of manufacturing facilities in the world's major electronics markets (Asia, the Americas and Europe) in order to serve the outsourcing needs of both multinational and regional OEMs. Our services increase customer competitiveness by delivering improved product quality, leading manufacturability, improved performance, faster time-to-market and reduced costs. Our OEM customers leverage our services to meet their requirements throughout their products' entire life cycles.

        Our Nominating and Corporate Governance Committee is responsible for assessing the composition and performance of the Board of Directors and Committees of the Board of Directors and for recruiting, evaluating and recommending candidates to be presented for appointment or election to serve as members of the Board of Directors. In evaluating our Board of Directors, our Nominating and Corporate Governance Committee has considered that our directors, including our nominees for election as directors, have experience as officers, directors and private equity investors of large, complex technology companies. In these positions, they have also gained experience in core management skills that are important to their service on our Board of Directors, such as international business, supply chain management, strategic and financial planning, compliance, risk management, intellectual property matters and leadership development. Our directors also have experience serving on the boards of directors and board committees of other public companies, which provides them with an understanding of current corporate governance practices and trends and executive compensation matters. Our Nominating and Corporate Governance Committee also believes that our directors have other key attributes that are important to an effective board, including the highest professional and personal ethics and values, a broad diversity of business experience and expertise, an understanding of our business and industry, a high level of education, broad-based business acumen, and the ability to think strategically.

        In addition to the qualifications described above, the Nominating and Corporate Governance Committee also considered the specific experience described in the biographical details that follow in determining whether each individual nominee or director should serve on our Board of Directors.

Nominees to our Board of Directors

        H. Raymond Bingham (age 67)—Mr. Bingham has served as our non-executive Chairman of the Board since January 2008 and as a member of our Board of Directors since October 2005. He is an Advisory Director of General Atlantic LLC, a global private equity firm, and from 2006 to 2010 was a Managing Director of General Atlantic. Previously, Mr. Bingham served in various positions with Cadence Design Systems, Inc., a supplier of electronic design automation software and services, from 1997 through 2005, most recently as its Executive Chairman from May 2004 to July 2005, director from November 1997 to April 2004, President and Chief Executive Officer from April 1999 to May 2004, and Executive Vice President and Chief Financial Officer from April 1993 to April 1999. Mr. Bingham also serves on the boards of Fusion-io, Inc., STMicroelectronics, Dice Holdings, Inc., Spansion, Inc. and Oracle Corporation. Mr. Bingham was named a 2009 Outstanding Director by the Outstanding Director Exchange, a division of the Financial Times; and Mr. Bingham also serves as a director of the Silicon Valley Education Foundation and as a board member of the National Parks Conservation Association.

        Mr. Bingham's distinguished career and his extensive executive leadership experience, serving as a chief executive officer, chief financial officer and director of large international corporations, provides the Board with the critical perspective of someone familiar with all facets of an international enterprise.

        Willy C. Shih, Ph.D. (age 61)—Dr. Shih has served as a member of our Board of Directors since January 2008. Dr. Shih is currently a Professor of Management Practice at the Harvard Business School, a position he has held since January 2007. Dr. Shih's broad industry career experience includes significant accomplishments for globally recognized organizations such as Kodak, IBM, Silicon Graphics and Thomson. From August 2005 to September 2006, Dr. Shih served as Executive Vice President of Thomson, a provider of digital video technologies. He was an intellectual property consultant from February to August 2005, and from 1997 to 2005 served as Senior Vice President of Eastman Kodak Company. Dr. Shih holds a Ph.D. in Chemistry from the University of California, Berkeley and S.B. degrees in Chemistry and Life Sciences from the Massachusetts Institute of Technology. Dr. Shih also served on the board of directors of Atheros Communications, Inc.

        Dr. Shih's broad experience in the technology industry and with international corporations, as well as his current role at a premier educational institution, provide the Board with key perspectives relating to the company's operations and ongoing initiatives. In addition, Dr. Shih's experience in teaching and consulting provide him with significant insight into strategic alternatives that are available to technology companies.

        Lawrence A. Zimmerman (age 70)—Mr. Zimmerman has served as a member of our Board of Directors since October 2012. Mr. Zimmerman has extensive experience in corporate finance and accounting, having previously served as vice chairman and chief financial officer from 2009 to 2011 and as executive vice president and chief financial officer from 2002 to 2009, at Xerox Corporation. Prior to that, he spent 32 years with IBM, holding various senior finance positions, including corporate controller. Mr. Zimmerman currently serves as a director of CSC, Brunswick Corporation and Delphi Automotive.

        Mr. Zimmerman's distinguished career and his extensive experience in corporate finance and accounting, serving as a chief financial officer and corporate controller of large international corporations, provides the Board with the critical perspective of someone familiar with all facets of corporate finance and accounting.

Directors Not Standing for Re-election

        James A. Davidson (age 53)—Mr. Davidson has served as a member of our Board of Directors since March 2003. He is a Co-Founder, Managing Partner and Managing Director of Silver Lake Partners, a private equity investment firm. Mr. Davidson also serves on the board of a number of private companies and until March 9, 2011, served on the board of Avago Technologies Limited, a public company that specializes in analog, mixed-signal and optoelectronic components and subsystems. From 1990 to 1998, Mr. Davidson was an investment banker with Hambrecht & Quist, most recently serving as Managing Director and Head of Technology Investment Banking. From 1984 to 1990, Mr. Davidson was a corporate and securities lawyer with Pillsbury, Madison & Sutro.

        Mr. Davidson's depth of experience in financial and investment matters and his familiarity with a broad range of companies in the technology, technology- enabled, and related growth industries, as well as his legal background and expertise, enable him to provide invaluable experience to the Board in these areas.

        Michael M. McNamara (age 56)—Mr. McNamara has served as a member of our Board of Directors since October 2005, and as our Chief Executive Officer since January 1, 2006. Prior to his appointment as Chief Executive Officer, Mr. McNamara served as our Chief Operating Officer from January 2002 until January 2006, as President, Americas Operations from April 1997 through December 2001, and as Vice President, North American Operations from April 1994 to April 1997. Mr. McNamara also serves on the board of Workday, Inc. and is on the Advisory Board of Tsinghua University School of Economics and Management. Mr. McNamara previously served on the board of Delphi Automotive LLP and MEMC Electronic Materials, Inc.

        Mr. McNamara's long service with the company, extensive leadership and management experience in international operations and his service on other public company boards provide invaluable perspective to the Board. In addition, as the only management representative on our Board, Mr. McNamara provides management perspective in Board discussions about the business and strategic direction of our company.

        Daniel H. Schulman (age 55)—Mr. Schulman has served as a member of our Board of Directors since June 2009. Since August 2010, Mr. Schulman has been the group president of American Express' Enterprise Growth Group. Previously, Mr. Schulman served as the President of Sprint's Prepaid Group from November 2009 and, from 2001, was Chief Executive Officer and Director for Virgin Mobile USA, a wireless service provider. Mr. Schulman also served as the President, and then the Chief Executive Officer of Priceline.com from June 1999 to May 2001. Prior to joining Priceline, Mr. Schulman served more than 18 years at AT&T. Mr. Schulman is Chairman of the board of directors of Symantec Corporation and a member of its compensation and nominating and governance committees. Mr. Schulman also serves on the board of governors of Rutgers University and is a board member of Autism Speaks. He is also a member of the Lead Director Network, an organization comprised of approximately twenty leading Fortune 1,000 companies that considers best practices for public company boards of directors.

        Mr. Schulman has extensive senior management experience as both a chief executive officer and director, and he possesses the knowledge and expertise necessary to contribute an important viewpoint on a wide variety of governance and operational issues. Mr. Schulman's experience in the wireless and telecommunications sectors is particularly valuable to us as we continually enhance the competitive positioning of our segment offerings, such as those in infrastructure and mobile.

        Lay Koon Tan (age 54)—Mr. Tan has served as a member of our Board of Directors since March 2012. He has served as the President and Chief Executive Officer and a member of the Board of Directors of STATS ChipPAC Ltd. since August 2004 and of its predecessor, ST Assembly Test Services Ltd., since June 2002. Mr. Tan joined ST Assembly Test Services Ltd. in May 2000 as its Chief Financial Officer, and in August 2004, he led the formation of STATS ChipPAC Ltd. with the acquisition of ChipPAC, Inc., becoming the combined company's founding President and Chief Executive Officer. Prior to joining ST Assembly Test Services Ltd., Mr. Tan was an investment banker with Salomon Smith Barney, the global investment banking unit of Citigroup Inc. Before that, he held various senior positions in government and financial institutions in Singapore. Mr. Tan graduated with a Bachelor of Engineering (First Class Honors) from the University of Adelaide, Australia as a Colombo Plan Scholar. He also has a Master of Business Administration (Distinction) from the Wharton School, University of Pennsylvania where he was elected a Palmer scholar.

        Mr. Tan's extensive background in financial and investment matters provides a critical perspective to the Board in these areas, and his executive leadership experience, serving as a chief executive officer and chief financial officer of large international technology-related corporations, enables him to provide the Board with invaluable operational insight.

        William D. Watkins (age 60)—Mr. Watkins has served as a member of our Board of Directors since April 2009. Mr. Watkins was appointed Chairman of the Board of Bridgelux, Inc., a U.S.-based developer and manufacturer of solid state lighting and light-emitting diode (LED) technologies, in February 2013. Mr. Watkins served as Chief Executive Officer of Bridgelux, Inc. from January 2010 to February 2013. He previously served as Seagate Technology's Chief Executive Officer from 2004 through January 2009, and as Seagate's President and Chief Operating Officer from 2000 until 2004. During that time, he was responsible for Seagate's hard disc drive operations, including recording heads, media and other components, and related R&D and product development organizations. Mr. Watkins joined Seagate in 1996 with the company's merger with Conner Peripherals. Mr. Watkins currently serves on the board of directors of Maxim Integrated Products.

        Mr. Watkins' operational expertise and broad experience in the technology industry and with international corporations, particularly with product development companies, provides critical insight and perspective relating to the company's customer base.

The Board recommends a vote "FOR"
(i) for the re-election of each of Mr. H. Raymond Bingham and Dr. Willy C. Shih and
(ii) for the re-appointment of Mr. Lawrence A. Zimmerman
to our Board of Directors.

CORPORATE GOVERNANCE

Code of Business Conduct and Ethics

        We have adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees (including our principal executive officer, our principal financial officer and our principal accounting officer). The Code of Business Conduct and Ethics is available on the Corporate Governance page of the Investor Relations section of our website at www.flextronics.com. In accordance with SEC rules, we intend to disclose on the Corporate Governance page of our website any amendment (other than technical, administrative or other non-substantive amendments) to, or any material waiver from, a provision of the Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions.

Director Retirement Age

        Under Section 153(2) of the Companies Act, the office of a director of a public company or of a subsidiary of a public company becomes vacant at the conclusion of the next annual general meeting commencing after such director attains the age of 70 years. However, under Section 153(6) of the Companies Act, a person 70 years old or older may by ordinary resolution be appointed or re-appointed as a director of that company, or be authorized to continue in office as a director of that company, to hold office until the next annual general meeting of shareholders. Mr. Lawrence A. Zimmerman is seeking re-appointment as a Director of the Company, pursuant to Section 153(6) of the Companies Act.

Shareholder Communications with our Board of Directors

        Our shareholders may communicate with our Board of Directors by sending an e-mail to Board@flextronics.com. All e-mails received will be sent to the Chairman of the Board and our Chief Financial Officer and/or Senior Vice President, Finance. The e-mail correspondence is regularly reviewed and summaries are provided to the full Board.

Board of Directors

        Our Articles of Association give our Board of Directors general powers to manage our business. The Board oversees and provides policy guidance on our strategic and business planning processes, oversees the conduct of our business by senior management and is principally responsible for the succession planning for our key executives, including our Chief Executive Officer.

        Our Board of Directors held a total of nine meetings during fiscal year 2013. During the period for which each current director was a director or a committee member, each director attended at least 75% of the aggregate of the total number of meetings of our Board in fiscal 2013 together with the total number of meetings held by all committees of our Board on which he served. During fiscal year 2013, our non-employee directors met at regularly scheduled executive sessions without management participation.

        Our Board has adopted a policy that encourages each director to attend the annual general meeting, but attendance is not required. Messrs. McNamara, Bingham, and Tan and Dr. Shih attended the company's 2012 annual general meeting in person, and Messrs. Schulman and Watkins participated by teleconference.

Director Independence

        To assist our Board of Directors in determining the independence of our directors, the Board has adopted Director Independence Guidelines that incorporate the definition of "independence" adopted by The NASDAQ Stock Market LLC, which we refer to as Nasdaq in this joint proxy statement. Our Board has determined that each of the company's directors, other than Mr. McNamara, is an independent director as defined by the applicable rules of Nasdaq and our Director Independence Guidelines. Under the Nasdaq definition and our Director Independence Guidelines, a director is independent only if the Board determines that the director does not have any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In addition, under the Nasdaq definition and our Director Independence Guidelines, a director will not be independent if the director has certain disqualifying relationships. In evaluating independence, the Board broadly considers all relevant facts and circumstances. Our Director Independence Guidelines are included in our Guidelines with Regard to Certain Governance Matters, a copy of which is available on the Corporate Governance page of our website at www.flextronics.com.

        In evaluating the independence of our independent directors, the Board considered certain transactions, relationships and arrangements between us and various third parties with which certain of our independent directors are affiliated, and determined that such transactions, relationships and arrangements did not interfere with such directors' exercise of independent judgment in carrying out their responsibilities as directors. These transactions, relationships and arrangements were as follows:

  •
  Mr. H. Raymond Bingham, the Chairman of our Board of Directors, is or was during the most recent fiscal year (i) a non-management director and less than 1% beneficial owner of Spansion Inc., which was a supplier of our company during the most recent fiscal year and (ii) a non-management director and less than 1% beneficial owner of each of Oracle Corporation and STMicroelectronics N.V., each of which was a customer and supplier of our company during the most recent fiscal year. Mr. Bingham is also an Advisory Director of General Atlantic, a private equity investment firm. In connection with his position as an Advisory Director of General Atlantic, Mr. Bingham is an indirect beneficial owner of certain portfolio companies of affiliated funds of General Atlantic, which were customers and/or suppliers of our company during the most recent fiscal year. Sales to or purchases from each of these organizations were made in the ordinary course of business, on commercial terms and on an arms'-length basis, and amounted to less than the greater of $1,000,000 or 2% of the recipient company's gross revenues during the most recent fiscal year.

  •
  Mr. James A. Davidson, a member of our Board of Directors, is a Co-founder, Managing Partner and Managing Director of Silver Lake, a private equity investment firm. In connection with his position as managing partner and managing director of Silver Lake, Mr. Davidson is a non-management director and/or an indirect beneficial owner of certain portfolio companies of affiliated funds of Silver Lake, which are customers and/or suppliers of our company. Sales to or purchases from each of these organizations were made in the ordinary course of business, on commercial terms and on an arms'-length basis, and amounted to less than the greater of $1,000,000 or 2% of the recipient company's gross revenues during the most recent fiscal year.

  •
  Mr. Daniel H. Schulman, a member of our Board of Directors, is (i) a Group President and less than 1% beneficial owner of American Express Company, which was a customer and supplier of our company during the most recent fiscal year and (ii) a director and less than 1% beneficial owner of Symantec Corporation, which was a supplier of our company during the most recent fiscal year. Sales to or purchases from each of these organizations were made in the ordinary course of business, on commercial terms and on an arms'-length basis, and amounted to less than the greater of $1,000,000 or 2% of the recipient company's gross revenues during the most recent fiscal year.

  •
  Mr. Lay Koon Tan, a member of our Board of Directors, is a director of STATS Chip Pac Ltd., which was a customer and supplier of our company during the most recent fiscal year. Sales to and purchases from this organization were made in the ordinary course of business, on commercial terms and on an arms'-length basis, and amounted to less than the greater of $1,000,000 or 2% of the recipient company's gross revenues during the most recent fiscal year.

  •
  Mr. Lip-Bu Tan, who was a member of our Board of Directors during the most recent fiscal year, is the CEO and president and a director of Cadence Design Systems, which is one of our customers and suppliers, and a non-management director of Inphi Corporation and Advanced Micro-Fabrication Equipment, Inc., which were suppliers of our company during the most recent fiscal year. He is also the founder and Chairman of Walden International, a venture capital fund. In connection with his position as Chairman of Walden International, Mr. Tan is a non-management director/observer and/or an indirect beneficial owner of certain portfolio companies of Walden International, which are customers and/or suppliers of our company. Sales to or purchases from each of these organizations were made in the ordinary course of business, on commercial terms and on an arms'-length basis and amounted to less than the greater of $1,000,000 or 2% of the recipient company's gross revenues during the most recent fiscal year.

  •
  Mr. William D. Watkins, a member of our Board of Directors, is (i) the Chief Executive Officer of Bridgelux Inc., which was a customer of our company during the most recent fiscal year and (ii) a non-management director and less than 1% beneficial owner of Maxim Integrated Products, Inc., which was a customer and supplier of our company during the most recent fiscal year. Sales to and purchases from Maxim and sales to Bridgelux were made in the ordinary course of business, on commercial terms and on an arms'-length basis, and amounted to less than the greater of $1,000,000 or 2% of the recipient company's gross revenues during the most recent fiscal year.

Board Leadership Structure and Role in Risk Oversight

        Our Board of Directors currently consists of eight directors, each of whom, other than Mr. McNamara, is independent under the company's Director Independence Guidelines and the applicable rules of Nasdaq. Mr. McNamara has served as our Chief Executive Officer, or CEO, since January 1, 2006, and as a member of our Board of Directors since October 2005. Mr. Bingham, who is an independent director, has served as our Chairman of the Board since January 2008. The Board has separated the roles of Chairman and CEO since 2003.

        Our Board of Directors believes that the most effective Board leadership structure for the company at the present time is for the roles of CEO and Chairman of the Board to be separated, and for the Chairman of the Board to be an independent director. Under this structure, our CEO is generally responsible for setting the strategic direction for the company and for providing the day-to-day leadership over the company's operations, while the Chairman of the Board provides guidance to the CEO, sets the agenda for meetings of the Board and presides over Board meetings. Our Board of Directors believes that having an independent Chairman set the agenda and establish the priorities and procedures for the work of the Board provides a greater role for the independent directors in the oversight of the company, and also provides the continuity of Board leadership necessary for the Board to fulfill its responsibilities. This leadership structure is supplemented by the fact that all of our directors, other than Mr. McNamara, are independent and all of the committees of the Board are composed solely of, and chaired by, independent directors. In addition, our non-employee directors meet at regularly scheduled executive sessions without management participation. The Board retains the authority to modify this leadership structure as and when appropriate to best address the company's unique circumstances at any given time and to serve the best interests of our shareholders.

        Our Board of Directors' role in risk oversight involves both the full Board of Directors and its committees. The Audit Committee is charged with the primary role in carrying out risk oversight responsibilities on behalf of the Board. Pursuant to its charter, the Audit Committee reviews the company's policies and practices with respect to risk assessment and risk management, including discussing with management the company's major risk exposures and the steps that have been taken to monitor and mitigate such exposures. The company's enterprise risk management process is designed to identify risks that could affect the company's achievement of business goals and strategies, to assess the likelihood and potential impact of significant risks to the company's business, and to prioritize risk control and mitigation. Our Chief Financial Officer, our General Counsel and our Chief Ethics and Compliance Officer periodically report on the Company's risk management policies and practices to relevant Board committees and to the full Board. The Audit Committee reviews the company's major financial risk exposures as well as major operational, compliance, reputational and strategic risks, including steps to monitor, manage and mitigate those risks. In addition, each of the other Board committees is responsible for oversight of risk management practices for categories of risks relevant to their functions. For example, the Compensation Committee has oversight responsibility for the company's overall compensation structure, including review of its compensation practices, with a view to assessing associated risk. See "Compensation Risk Assessment." The Board as a group is regularly updated on specific risks in the course of its review of corporate strategy, business plans and reports to the Board by its respective committees. The Board believes that its leadership structure supports its risk oversight function by providing a greater role for the independent directors in the oversight of the company.

Board Committees

        The standing committees of our Board of Directors are the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The table below provides current membership for each of these committees.

Name	Audit Committee		Compensation Committee		Nominating and Corporate Governance Committee
H. Raymond Bingham					X	*
James A. Davidson			X
Daniel H. Schulman			X	*	X
Willy C. Shih, Ph.D.			X
Lay Koon Tan	X
William D. Watkins	X
Lawrence A. Zimmerman	X	*			X

*
Committee Chair

  Audit Committee

        The Audit Committee of the Board of Directors is currently composed of Messrs. Lay Koon Tan , William D. Watkins and Lawrence A Zimmerman, each of whom the Board has determined to be independent and to meet the financial experience requirements under both the rules of the SEC and the listing standards of the NASDAQ Global Select Market. The Board has also determined that Mr. Zimmerman is an "audit committee financial expert" within the meaning of the rules of the SEC and is "financially sophisticated" within the meaning of the rules of Nasdaq. The Audit Committee held nine meetings during fiscal year 2013 and regularly meets in executive sessions without management present. The committee's principal functions are to:

  •
  monitor and evaluate periodic reviews of the adequacy of the accounting and financial reporting processes and systems of internal control that are conducted by our financial and senior management, and our independent auditors;

  •
  be directly responsible for the appointment, compensation and oversight of the work of our independent auditors (including resolution of any disagreements between our management and the auditors regarding financial reporting); and

  •
  facilitate communication among our independent auditors, our financial and senior management and our Board.

        Our Board has adopted an Audit Committee Charter that is available on the Corporate Governance page of the Investor Relations section of our website at www.flextronics.com.

  Compensation Committee

  Responsibilities and Meetings

        The Compensation Committee of our Board of Directors is responsible for reviewing and approving the goals and objectives relating to, and recommending to our Board the compensation of, our Chief Executive Officer and all other executive officers. The committee also oversees management's decisions concerning the performance and compensation of other officers, administers the company's equity compensation plans and regularly evaluates the effectiveness of our overall executive compensation program. The Compensation Committee is currently composed of Messrs. Davidson and Schulman and Dr. Shih, each of whom our Board has determined to be an independent director under applicable listing standards of Nasdaq. The committee held five meetings during fiscal year 2013 and regularly meets in executive sessions without management present. The specific powers and responsibilities of the Compensation Committee are set forth in more detail in the Compensation Committee Charter, which is available on the Corporate Governance page of the Investor Relations section of our website at www.flextronics.com.

  Delegation of Authority

        When appropriate, our Compensation Committee may form, and delegate authority to, subcommittees. In addition, in accordance with the company's equity compensation plans, the Compensation Committee's charter allows the committee to delegate to our Chief Executive Officer its authority to grant stock options to employees of the company who are not directors or executive officers.

  Compensation Processes and Procedures

        The Compensation Committee evaluates our compensation programs and makes recommendations to our Board regarding compensation to be paid or awarded to our executive officers. As part of its process, the Compensation Committee meets with our Chief Executive Officer, Chief Financial Officer, and members of our human resources department to obtain recommendations with respect to the structure of our compensation programs, as well as an assessment of the performance of individual executives and recommendations on compensation for individual executives. In addition, the Compensation Committee has the authority to retain and terminate any third-party compensation consultant and to obtain advice and assistance from internal and external legal, accounting and other advisors. During our 2013 fiscal year, the Compensation Committee engaged Radford, an Aon Hewitt Company (referred to in this joint proxy statement as Radford), as its independent adviser for certain executive compensation matters. Radford was retained by the Compensation Committee to provide an independent review of the company's executive compensation programs, including an analysis of both the competitive market and the design of the programs. More specifically, Radford furnished the Compensation Committee with reports on peer company practices relating to the following matters: short and long-term compensation program design; annual share utilization and shareowner dilution levels resulting from equity plans; and executive stock ownership and retention values. As part of its reports to the Compensation Committee, Radford evaluated our peer companies, and provided competitive compensation data and analysis relating to the compensation of our Chief Executive Officer and our other executives and senior officers. Radford also assisted the Compensation Committee with its risk assessment of our compensation programs.

        The Compensation Committee relied on input from Radford in evaluating management's recommendations and arriving at the Compensation Committee's recommendations to the Board with respect to the elements of compensation discussed below under "Compensation Discussion and Analysis." The Compensation Committee expects that it will continue to retain a compensation consultant on future executive compensation matters.

  Relationship with Compensation Consultant

        In addition to serving as compensation consultant to the Compensation Committee in fiscal year 2013 with respect to the compensation of our executive officers and non-employee directors, Radford and its affiliates have provided other services to our management. Radford's fees in connection with providing consulting services with respect to the compensation of our executive officers and non-employee directors in fiscal year 2013 were approximately $90,177.

        Radford is a division of Aon Corporation. During our 2013 fiscal year, Aon Corporation and its affiliates, which we refer to collectively as Aon, were retained by the company to provide services unrelated to executive and director compensation matters, relating to global employee benefits services, property insurance and risk services. The decision to engage Aon for these other services was made by management. Although aware of such other services, our Compensation Committee did not review or approve such other services provided by Aon, which services were approved by management in the ordinary course of business. The aggregate fees paid for those other services in fiscal 2013 were approximately $1.38 million.

        Our Compensation Committee has determined that the provision by Aon of services unrelated to executive and director compensation matters in fiscal year 2013 were compatible with maintaining the objectivity of Radford in its role as compensation consultant to the committee and that the consulting advice it received from Radford was not influenced by Aon's other relationships with the company. The Compensation Committee is sensitive to the concern that the services provided by Aon, and the related fees, could impair the objectivity and independence of Radford, and the committee believes that it is important that objectivity be maintained. However, the committee also recognizes that the services provided by Aon are valuable to the company and that it could be inefficient and not in the company's interest to use a separate firm to provide those services at this time. In addition, the Compensation Committee has confirmed that Radford and Aon maintain appropriate safeguards to assure that the consulting services provided by Radford are not influenced by the company's business relationship with Aon. Specifically, Radford provided to the Compensation Committee an annual update on Radford and Aon Corporation's financial relationship with the company and assurances that members of Radford who perform consulting services for the Compensation Committee have a reporting relationship and compensation determined separately from Aon Corporation's other lines of business and from its other work for the company.

        Radford also represented to the Compensation Committee that there are no personal or business relationships between the Radford account manager and any member of the committee or a named executive officer beyond the Flextronics relationship. Further, the Radford account manager does not directly own any Flextronics shares (although some of his investments controlled solely by independent, third-party managers may own Flextronics shares by way of indexed funds). Based on the above and other factors, including the factors set forth under Rule 10C-1 of the Exchange Act, the committee assessed the independence of Radford and concluded that no conflict of interest exists that would prevent Radford from independently representing the committee.

  Compensation Committee Interlocks and Insider Participation

        During our 2013 fiscal year, Messrs. Davidson and Schulman and Dr. Shih served as members of the Compensation Committee. None of our executive officers served on the Compensation Committee during our 2013 fiscal year. None of our directors has interlocking or other relationships with other boards, compensation committees or our executive officers that require disclosure under Item 407(e)(4) of Regulation S-K.

  Nominating and Corporate Governance Committee

        Our Nominating and Corporate Governance Committee currently is currently composed of Messrs. Bingham, Schulman and Zimmerman, each of whom our Board has determined to be an independent director under the applicable listing standards of Nasdaq. The Nominating and Corporate Governance Committee held five meetings during fiscal year 2013 and regularly meets in executive sessions without management present. The committee recruits, evaluates and recommends candidates for appointment or election as members of our Board. The committee is also responsible for shaping and overseeing the application of the company's corporate governance policies and procedures, including recommending corporate governance guidelines to the Board. In addition, the committee oversees the Board's annual self-evaluation process and any Board communications with shareholders. In addition, the Nominating and Corporate Governance Committee reviews and makes recommendations to our Board for the compensation of our non-employee directors. Our Board has adopted a Nominating and Corporate Governance Committee Charter that is available on the Corporate Governance page of the Investor Relations section of our website at www.flextronics.com.

        The goal of the Nominating and Corporate Governance Committee is to ensure that our Board possesses a variety of perspectives and skills derived from high-quality business and professional experience. Although the Board does not have a formal policy on diversity, the Nominating and Corporate Governance Committee seeks to achieve a balance and diversity of knowledge, experience and capability on our Board, while maintaining a sense of collegiality and cooperation that is conducive to a productive working relationship within the Board and between the Board and management. In addition, the committee seeks nominees with the highest professional and personal ethics and values, an understanding of our business and industry, a high level of education, broad-based business acumen, and the ability to think strategically. Although the committee uses these and other criteria to evaluate potential nominees, we have no stated minimum criteria for nominees.

        The Nominating and Corporate Governance Committee generally recruits, evaluates and recommends nominees for our Board based upon recommendations by our directors and management. The committee will also consider recommendations submitted by our shareholders. The committee does not have different standards for evaluating nominees depending on whether they are proposed by our directors and management or by our shareholders. Shareholders can recommend qualified candidates for our Board to the Nominating and Corporate Governance Committee by submitting recommendations to our corporate secretary at Flextronics International Ltd., 2 Changi South Lane, Singapore 486123. Submissions that are received and meet the criteria outlined above will be forwarded to the Nominating and Corporate Governance Committee for review and consideration. Shareholder recommendations for our 2014 annual general meeting should be made not later than February 12, 2014 to ensure adequate time for meaningful consideration by the Nominating and Corporate Governance Committee. To date, we have not received any such recommendations from our shareholders.

        The Nominating and Corporate Governance Committee also reviews and makes recommendations to our Board for the compensation of our non-employee directors. To assist the Nominating and Corporate Governance Committee in its periodic review of director compensation, our management provides director compensation data compiled from the annual reports and proxy statements of companies in our peer comparison group. In addition, the Nominating and Corporate Governance Committee has in the past retained Radford to assist the committee in its review of our non-employee director compensation program. This prior review was conducted to establish whether the compensation paid to our non-employee directors was competitive when compared to the practices of our peer group of companies. The Nominating and Corporate Governance Committee has in the past also reviewed, among other things, the existing cash compensation of our non-employee directors, the grant date fair value of restricted share unit awards, the total compensation of our non-employee Chairman of the Board and the aggregate number of our ordinary shares held by each of our non-employee directors. The Nominating and Corporate Governance Committee, with the assistance of Radford, has also taken into consideration compensation trends for outside directors and the implementation of our share ownership guidelines for non-employee directors. Our Board of Directors made no changes in the compensation payable to our non-employee directors and our Chairman of the Board for fiscal year 2013. The current compensation payable to our non-employee directors and our Chairman of the Board is discussed in the section below captioned "Non-Management Directors' Compensation for Fiscal Year 2013."

Director Share Ownership Guidelines

        At the recommendation of the Compensation Committee, our Board of Directors adopted share ownership guidelines for our non-employee directors in July 2009 in connection with its review of our non-employee directors' compensation. The ownership guidelines encourage our non-employee directors to hold a minimum number of our ordinary shares equivalent to $225,000 in value. The guidelines encourage our non-employee directors to reach this goal within five years of the date that the Board approved the guidelines or the date of their election to our Board of Directors, whichever is later, and to hold at least such minimum value in shares for as long as he or she serves on our Board. All of our non-employee directors have already met the minimum requirements of the stock ownership guidelines, except Mr. Lay Koon Tan, who was appointed to the Board on March 13, 2012, and Mr. Lawrence A. Zimmerman who was appointed to the Board on October 31, 2012, neither of which has served on the Board for five years and both are working toward making the required investment.

NON-MANAGEMENT DIRECTORS' COMPENSATION FOR FISCAL YEAR 2013

        The key objective of our non-employee directors' compensation program is to attract and retain highly qualified directors with the necessary skills, experience and character to oversee our management. By using a combination of cash and equity-based compensation, the compensation program is designed to recognize the time commitment, expertise and potential liability relating to active Board service, while aligning the interests of our Board of Directors with the long-term interests of our shareholders. In accordance with the policy of our Board of Directors, we do not pay management directors for Board service in addition to their regular employee compensation. For a discussion of the compensation paid to our only management director, Mr. McNamara, for services provided as our CEO, see the sections of this joint proxy statement entitled "Compensation Discussion and Analysis" and "Executive Compensation."

        In addition to the compensation provided to our non-employee directors, which is detailed below, each non-employee director is reimbursed for any reasonable out-of-pocket expenses incurred in connection with attending in-person meetings of the Board of Directors and Board committees, as well for any fees incurred in attending continuing education courses for directors.

  Fiscal Year 2013 Annual Cash Compensation

        Under the Singapore Companies Act, we may only provide cash compensation to our non-employee directors for services rendered in their capacity as directors with the prior approval of our shareholders at a general meeting. Our shareholders approved the current cash compensation arrangements for our non-employee directors at our 2009 and 2011 annual general meetings. The current arrangements include the following compensation:

  •
  annual cash compensation of $85,000, payable quarterly in arrears to each non-employee director for services rendered as a director;

  •
  additional annual cash compensation of $100,000, payable quarterly in arrears to the Chairman of the Board of Directors for services rendered as Chairman of the Board (in addition to the regular cash compensation payable to a member of the Board for services rendered as a director and for service on any Board committee, including service as Chairman of any Board committee);

  •
  additional annual cash compensation of $50,000, payable quarterly in arrears to the Chairman of the Audit Committee of the Board of Directors for services rendered as Chairman of the Audit Committee and for participation on the committee;

  •
  additional annual cash compensation of $15,000, payable quarterly in arrears to each member who is not the Chairman of the committee who serves on the Audit Committee for participation on the committee;

  •
  additional annual cash compensation of $25,000, payable quarterly in arrears to the Chairman of the Compensation Committee for services rendered as Chairman of the Compensation Committee and for participation on the committee;

  •
  additional annual cash compensation of $10,000, payable quarterly in arrears to each member who is not the Chairman of the committee who serves on the Compensation Committee for participation on the committee;

  •
  additional annual cash compensation of $15,000, payable quarterly in arrears to the Chairman of the Nominating and Corporate Governance Committee for services rendered as Chairman of the Nominating and Corporate Governance Committee and for participation on the committee;

  •
  additional annual cash compensation of $8,000, payable quarterly in arrears to each member who is not the Chairman of the committee who serves on the Nominating and Corporate Governance Committee for participation on the committee; and

  •
  additional annual cash compensation of $5,000 payable quarterly in arrears to each of our non-employee directors for participation on each standing committee other than the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee (of which there are currently none).

Non-employee directors do not receive any non-equity incentive compensation, or participate in any pension plan or deferred compensation plan.

Fiscal Year 2013 Equity Compensation

  Yearly Restricted Share Unit Awards

        Under the terms of the discretionary restricted share unit grant provisions of our 2010 Equity Incentive Plan, which we refer to as the 2010 Plan, each non-employee director is eligible to receive grants of restricted share unit awards at the discretion of our Board of Directors. In accordance with the compensation program recommended by the Compensation Committee and approved by the Board, each non-employee director receives, following each annual general meeting of the company, a yearly restricted share unit award consisting of such number of shares having an aggregate fair market value of $150,000 on the date of grant. These yearly restricted share unit awards vest in full on the date immediately prior to the date of the next year's annual general meeting. During fiscal year 2013, each non-employee director, other than Mr. Zimmerman, who was not a director on the grant date, received a restricted share unit award covering 22,727 ordinary shares under this program.

  Initial Awards

        Upon initially becoming a director of the company, each non-employee director receives a pro-rated share of the yearly restricted share unit award granted to our directors, which is discussed above. The pro-rated award vests on the date immediately prior to the date of our next annual general meeting and is based on the amount of time that the director serves on the Board until such date. Mr. Zimmerman received a restricted share unit award covering 18,746 ordinary shares under this program in fiscal year 2013.

  Discretionary Grants

        Under the terms of the discretionary option grant provisions of the 2010 Plan, non-employee directors are eligible to receive stock options granted at the discretion of the Compensation Committee. No director received stock options pursuant to the discretionary grant program during fiscal year 2013.

Compensation for the Non-Employee Chairman of the Board

        Our non-executive Chairman is entitled to receive, following each annual general meeting of the company, (i) the $100,000 in additional annual cash compensation described above, payable quarterly in arrears, and (ii) an additional yearly restricted share unit award that consists of such number of shares having an aggregate fair market value of $100,000 on the date of grant, which vests on the date immediately prior to the date of the next year's annual general meeting. Following the 2012 annual general meeting, our non-executive Chairman of the Board received a restricted share unit award covering 15,152 ordinary shares under the equity portion of this program. Our Chairman of the Board is also eligible to receive all other compensation payable to our non-employee directors for his service as a member of the Board.

        In addition, following approval by our shareholders at our 2011 annual general meeting held on July 22, 2011, our Chairman of the Board is entitled to receive the regular cash compensation payable to a member of the Board for service on any Board committees, including service as chairman of any Board committees. Our non-executive Chairman of the Board currently serves as the Chairman of the Nominating and Corporate Governance Committee.

        While company aircraft are generally used for company business only, our Chairman of the Board may be permitted to use company aircraft for personal travel, provided that company aircraft are not needed for business purposes at such time. In such cases, Mr. Bingham is required to reimburse the company for the incremental costs related to his use of the aircraft. We calculate the incremental cost to the company for use of the company aircraft by using an hourly rate for each flight hour, which rate is based on the variable operational costs of each flight.

 Director Summary Compensation in Fiscal Year 2013

        The following table sets forth the fiscal year 2013 compensation for our non-employee directors.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
H. Raymond Bingham	$200,000	$250,001	$450,001
James A. Davidson	$95,000	$149,998	$244,998
Robert L. Edwards(3)	$83,645	$149,998	$83,645
Daniel H. Schulman	$113,359	$149,998	$263,357
Willy C. Shih, Ph.D.	$95,000	$149,998	$244,998
Lay Koon Tan	$100,000	$149,998	$249,998
Lip-Bu Tan(3)	$38,792	$—	$38,792
William D. Watkins	$100,000	$149,998	$249,998
Lawrence A. Zimmerman(3)	$60,040	$108,164	$168,204

(1)
This column represents the amount of cash compensation earned in fiscal year 2013 for Board and committee service.

(2)
This column represents the grant date fair value of restricted share unit awards granted in fiscal year 2013 in accordance with FASB ASC Topic 718. The grant date fair value of restricted share unit awards is the closing price of our ordinary shares on the date of grant.

(3)
Mr. Lip-Bu Tan retired from the Board of Directors on August 30, 2012. Mr. Edwards resigned from the Board of Directors on October 31, 2012. Mr. Lip-Bu Tan did not receive any grants during the fiscal year. Mr. Edward's grant was cancelled upon his resignation from the Board. Mr. Zimmerman was appointed to the Board of Directors on October 31, 2012.

        The table below shows the aggregate number of ordinary shares underlying stock options and unvested restricted share units held by our non-employee directors as of the 2013 fiscal year-end:

Name	Number of Ordinary Shares Underlying Outstanding Stock Options (#)(2)	Number of Ordinary Shares Underlying Outstanding Restricted share units (#)
H. Raymond Bingham	12,500	37,879
James A. Davidson	12,500	22,727
Robert L. Edwards(1)	—	—
Daniel H. Schulman	25,000	22,727
Willy C. Shih, Ph.D.	37,500	22,727
Lay Koon Tan	—	22,727
Lip-Bu Tan(1)	—	—
William D. Watkins	25,000	22,727
Lawrence A. Zimmerman(1)	—	18,746

(1)
Mr. Lip-Bu Tan retired from the Board of Directors on August 30, 2012. Mr. Edwards resigned from the Board of Directors on October 31, 2012. Mr. Zimmerman was appointed to the Board of Directors on October 31, 2012.

(2)
No options were granted to Mr. Lay Koon Tan or Mr. Lawrence A. Zimmerman when they joined the Board of Directors as the company has moved to granting restricted share units instead of options.

Change of Control and Termination Provisions

        Our non-employee directors have outstanding stock options (other than Messrs. Zimmerman and Edwards and Mr. Lay Koon Tan and Mr. Lip-Bu Tan) that were issued under the terms of our 2001 Equity Incentive Plan, which we refer to as our 2001 Plan, and outstanding restricted share unit awards granted under the terms of the 2010 Plan. Equity awards to our directors are currently granted under the 2010 Plan, the adoption of which was approved by our shareholders at our 2010 annual general meeting. Under the terms of the 2001 Plan, if a director ceases to provide services to the company for any reason other than death, cause (as defined in the 2001 Plan) or disability (as defined in the 2001 Plan), then the director may exercise any options which have vested by the date of such termination within three months of the termination date or such other period not exceeding five years or the term of the option, as determined by the Compensation Committee. If a director ceases to provide services to the company because of death or disability, then the director may exercise any options which have vested by the date of such termination within 12 months of the termination date or such other period not exceeding five years or the term of the option, as determined by the Compensation Committee. All stock options held by a director who is terminated for cause expire on the termination date, unless otherwise determined by the Compensation Committee.

        In the event of a dissolution or liquidation of the company or if we are acquired by merger or asset sale or in the event of other change of control events, the treatment of outstanding stock options granted under the 2001 Plan (other than option grants made under the automatic option grant program described below), and of outstanding restricted share units granted under the 2010 Plan, is as described in the section entitled "Potential Payments upon Termination or Change in Control."

        For stock option grants made under the automatic option grant program of the 2001 Plan, in the event of a change of control transaction described above, each outstanding stock option will accelerate so that each such option shall, prior to the effective date of such transaction at such times and with such conditions as determined by the Compensation Committee, (i) become fully vested with respect to the total number of shares then subject to such award and (ii) remain exercisable for a period of three months following the consummation of the change of control transaction. However, in the event of a hostile take-over of the company pursuant to a tender or exchange offer, the director has a right to surrender each option, which has been held by him or her for at least six months, in return for a cash distribution by the company in an amount equal to the excess of (a) the take-over price per share over (b) the exercise price payable for such share.

PROPOSAL NO. 3:
RE-APPOINTMENT OF INDEPENDENT AUDITORS FOR FISCAL YEAR 2014 AND
AUTHORIZATION OF OUR BOARD TO FIX THEIR REMUNERATION

        Our Audit Committee has approved, subject to shareholder approval, the re-appointment of Deloitte & Touche LLP as the company's independent registered public accounting firm to audit our accounts and records for the fiscal year ending March 31, 2014, and to perform other appropriate services. In addition, pursuant to Section 205(16) of the Companies Act, our Board of Directors is requesting that the shareholders authorize the directors, upon the recommendation of the Audit Committee, to fix the auditors' remuneration for services rendered through the 2014 annual general meeting. We expect that a representative from Deloitte & Touche LLP will be present at the 2013 annual general meeting. This representative will have the opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.

Principal Accountant Fees and Services

        Set forth below are the aggregate fees billed by our principal accounting firm, Deloitte & Touche LLP, a member firm of Deloitte Touche Tohmatsu, and its respective affiliates for services performed during fiscal years 2012 and 2013. All audit and permissible non-audit services reflected in the fees below were pre-approved by the Audit Committee in accordance with established procedures.

	Fiscal Year
	2012	2013
	(in millions)
Audit Fees	7.5	9.2
Audit-Related Fees	—	1.7
Tax Fees	1.9	1.8
All Other Fees	0.2	—

Total	9.6	12.7

        Audit Fees consist of fees for professional services rendered by our independent registered public accounting firm for the audit of our annual consolidated financial statements included in our Annual Report on Form 10-K (including services incurred with rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002) and the review of our consolidated financial statements included in our Quarterly Reports on Form 10-Q. These fees include fees for services that are normally incurred in connection with statutory and regulatory filings or engagements, such as comfort letters, statutory audits, consents and the review of documents filed with the SEC.

        Audit-Related Fees consist of fees for assurance and related services by our independent registered public accounting firm that are reasonably related to the performance of the audit or review of our carve-out financial statements and not included in Audit Fees. We did not incur fees under this category in fiscal year 2012.

        Tax Fees consist of fees for professional services rendered by our independent registered public accounting firm for tax compliance, tax advice, and tax planning services, including assistance regarding federal, state and international tax compliance, return preparation, tax audits and customs and duties.

        All Other Fees consist of fees for professional services rendered by our independent registered public accounting firm for permissible non-audit services, if any. The fees incurred under this category during fiscal year 2012 are primarily related to enterprise risk management consulting services. We did not incur fees under this category in fiscal year 2013.

Audit Committee Pre-Approval Policy

        Our Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

        Our Audit Committee has determined that the provision of non-audit services under appropriate circumstances may be compatible with maintaining the independence of Deloitte & Touche LLP, and that all such services provided by Deloitte & Touche LLP to us in the past were compatible with maintaining such independence. The Audit Committee is sensitive to the concern that some non-audit services, and related fees, could impair independence and the Audit Committee believes it important that independence be maintained. However, the Audit Committee also recognizes that in some areas, services that are identified by the relevant regulations as "tax fees" or "other fees" are sufficiently related to the audit work performed by Deloitte & Touche LLP that it would be highly inefficient and unnecessarily expensive to use a separate firm to perform those non-audit services. The Audit Committee intends to evaluate each such circumstance on its own merits, and to approve the performance of non-audit services where it believes efficiency can be obtained without meaningfully compromising independence.

The Board recommends a vote "FOR" the re-appointment of Deloitte & Touche LLP as our independent auditors for fiscal year 2014 and authorization of the Board, upon the recommendation of the Audit Committee, to fix their remuneration.

AUDIT COMMITTEE REPORT

        The information contained under this "Audit Committee Report" shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any filings under the Securities Act of 1933, as amended, which we refer to as the Securities Act, or under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, or be subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate this information by reference into any such filing.

        The Audit Committee assists our Board of Directors in overseeing financial accounting and reporting processes and systems of internal controls. The Audit Committee also evaluates the performance and independence of our independent registered public accounting firm. The Audit Committee operates under a written charter, a copy of which is available on the Corporate Governance page of the Investor Relations section of our website at www.flextronics.com. Under the written charter, the Audit Committee must consist of at least three directors, all of whom must be "independent" as defined by the Exchange Act and the rules of the SEC and Nasdaq. The members of the committee during fiscal year 2013 were Messrs. Tan, Edwards, Watkins, and, from October 31, 2012, Mr. Zimmerman, each of whom is an independent director. The current members of the committee are Messrs. Lay Koon Tan, William D. Watkins, and Lawrence A. Zimmerman.

        Our financial and senior management supervise our systems of internal controls and the financial reporting process. Our independent auditors perform an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and express opinions on these consolidated financial statements. In addition, our independent auditors express their own opinion on the effectiveness of our internal control over financial reporting. The Audit Committee monitors these processes.

        The Audit Committee has reviewed and discussed with both the management of the company and our independent auditors our audited consolidated financial statements for the fiscal year ended March 31, 2013, as well as management's assessment and our independent auditors' evaluation of the effectiveness of our internal control over financial reporting. Our management represented to the Audit Committee that our audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

        The Audit Committee also discussed with our independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Oversight Board in Rule 3800T. The Audit Committee also has discussed with our independent auditors the firm's independence from company management and the company, and reviewed the written disclosures and letter from the independent registered certified public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered certified public accounting firm's communications with the Audit Committee concerning independence. The Audit Committee has also considered whether the provision of non-audit services by our independent auditors is compatible with maintaining the independence of the auditors. The Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by our independent auditors. All audit and permissible non-audit services performed by our independent auditors during fiscal year 2013 and fiscal year 2012 were pre-approved by the Audit Committee in accordance with established procedures.

        Based on the Audit Committee's discussions with the management of the company and our independent auditors and based on the Audit Committee's review of our audited consolidated financial statements together with the reports of our independent auditors on the consolidated financial statements and the representations of our management with regard to these consolidated financial statements, the Audit Committee recommended to the company's Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2013, which was filed with the SEC on May 28, 2013.

        Submitted by the Audit Committee of the Board of Directors:

Lawrence A Zimmerman
Lay Koon Tan
William D. Watkins

PROPOSAL NO. 4:
ORDINARY RESOLUTION TO AUTHORIZE
ORDINARY SHARE ISSUANCES

        We are incorporated in the Republic of Singapore. Under Singapore law, our directors may only issue ordinary shares and make or grant offers, agreements or options that might or would require the issuance of ordinary shares, with the prior approval from our shareholders. We are submitting this proposal because we are required to do so under the laws of Singapore before we can issue any ordinary shares in connection with our equity compensation plans, possible future strategic transactions, or public and private offerings.

        If this proposal is approved, the authorization would be effective from the date of the 2013 annual general meeting until the earlier of (i) the conclusion of the 2014 annual general meeting or (ii) the expiration of the period within which the 2014 annual general meeting is required by law to be held. The 2014 annual general meeting is required to be held no later than 15 months after the date of the 2013 annual general meeting and no later than six months after the date of our 2014 fiscal year end (except that Singapore law allows for a one-time application for an extension of up to a maximum of two months to be made with the Singapore Accounting and Corporate Regulatory Authority).

        Our Board believes that it is advisable and in the best interests of our shareholders for our shareholders to authorize our directors to issue ordinary shares and to make or grant offers, agreements or options that might or would require the issuance of ordinary shares. In the past, the Board has issued shares or made agreements that would require the issuance of new ordinary shares in the following situations:

  •
  in connection with strategic transactions and acquisitions;

  •
  pursuant to public and private offerings of our ordinary shares as well as instruments convertible into our ordinary shares; and

  •
  in connection with our equity compensation plans and arrangements.

        If this proposal is not approved, we would not be permitted to issue any new ordinary shares, including shares issuable pursuant to compensatory equity awards (other than shares issuable on exercise or settlement of outstanding options, restricted share units and other instruments convertible into or exercisable for ordinary shares, which were previously granted when the previous shareholder approved share issue mandates were in force). If we are unable to rely upon equity as a component of compensation, we would have to review our compensation practices, and would likely have to substantially increase cash compensation to retain key personnel.

        Notwithstanding this general authorization to issue our ordinary shares, we will be required to seek shareholder approval with respect to future issuances of ordinary shares where required under the rules of Nasdaq, such as where the company proposes to issue ordinary shares that will result in a change in control of the company or in connection with a private offering involving the issuance of ordinary shares representing 20% or more of our outstanding ordinary shares at a price less than the greater of book or market value.

        Our Board expects that we will continue to issue ordinary shares and grant options and restricted share unit awards in the future under circumstances similar to those in the past. As of the date of this joint proxy statement, other than issuances of ordinary shares or agreements that would require the issuance of new ordinary shares in connection with our equity compensation plans and arrangements, we have no specific plans, agreements or commitments to issue any ordinary shares for which approval of this proposal is required. Nevertheless, our Board believes that it is advisable and in the best interests of our shareholders for our shareholders to provide this general authorization in order to avoid the delay and expense of obtaining shareholder approval at a later date and to provide us with greater flexibility to pursue strategic transactions and acquisitions and raise additional capital through public and private offerings of our ordinary shares as well as instruments convertible into our ordinary shares.

        If this proposal is approved, our directors would be authorized to issue, during the period described above, ordinary shares subject only to applicable Singapore laws and the rules of Nasdaq. The issuance of a large number of ordinary shares could be dilutive to existing shareholders or reduce the trading price of our ordinary shares on the NASDAQ Global Select Market.

        We are not submitting this proposal in response to a threatened takeover. In the event of a hostile attempt to acquire control of the company, we could seek to impede the attempt by issuing ordinary shares, which may dilute the voting power of our existing shareholders. This could also have the effect of impeding the efforts of our shareholders to remove an incumbent director and replace him with a new director of their choice. These potential effects could limit the opportunity for our shareholders to dispose of their ordinary shares at the premium that may be available in takeover attempts.

The Board recommends a vote "FOR" the resolution
to authorize ordinary share issuances.

PROPOSAL NO. 5:
NON-BINDING, ADVISORY RESOLUTION
ON EXECUTIVE COMPENSATION

        In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking our shareholders to approve, in a non-binding, advisory vote, the compensation of our named executive officers as reported in this joint proxy statement in the Compensation Discussion and Analysis and in the compensation tables and accompanying narrative disclosure under "Executive Compensation." Our named executive officers are identified in the Compensation Discussion and Analysis and include our chief executive officer, our chief financial officer and the three other most highly compensated executive officers serving at the end of our 2013 fiscal year, as well as one other who served as an executive officer during a portion of the fiscal year and who otherwise would have been included among the three other most highly compensated executive officers.

        As a general matter, the Compensation Committee seeks to allocate a substantial portion of the named executive officers' compensation to components that are performance-based and at-risk. The Compensation Committee also generally seeks to allocate a substantial portion of executive compensation to long-term cash and equity awards. The Compensation Committee periodically assesses our compensation programs to ensure that they are appropriately aligned with our business strategy and are achieving their objectives. The Compensation Committee regularly reviews our compensation programs and peer company data and best practices in the executive compensation area. In past years, the Compensation Committee has recommended and our Board has approved changes in our compensation policies and practices in order to align with best practices. Overall, the Compensation Committee has sought to weight a higher percentage of our executives' total direct compensation to performance-based and long-term components. Key features of our compensation programs that align with best practices in executive compensation are:

  •
  we generally target the fixed elements of our compensation, or our base salary, at the 50th percentile of our peer companies or the market data, and generally target our performance or variable annual and long-term incentive compensation and total direct compensation at between the 60th and 65th percentiles of our peer companies or the market data; however, our competitive positioning or benchmarking is reviewed each year in the context of historical performance and our overall compensation programs, including prior incentive awards;

  •
  long-term equity incentive compensation is comprised 50% of performance-based and 50% service-based restricted share units;

  •
  we use the company's total shareholder return relative to the Standard and Poor's 500 Index as the performance measure for our performance-based restricted share units;

  •
  our incentive plans have threshold levels of performance that must be met before any bonuses are paid or performance-based restricted share units vest;

  •
  payout levels are capped under both our short and long-term incentive plans;

  •
  we use multiple performance metrics under our incentive plans to mitigate risk, so that executives are not excessively incentivized by any single metric;

  •
  all non-GAAP adjustments under our annual incentive plan are subject to approval by the Compensation Committee to ensure that the non-GAAP adjustment effects on payout levels appropriately reflect company performance;

  •
  we do not maintain a supplemental executive retirement plan (SERP);

  •
  we have adopted stock ownership guidelines for our executives and other senior officers; and

  •
  we have adopted an incentive compensation recoupment policy.

        Consistent with our pay-for-performance compensation philosophy, the Compensation Committee took the following key actions with respect to the compensation of the named executive officers:

  •
  Maintained Base Salary Levels.  Base salaries of the named executive officers were not increased in fiscal 2013, with the exceptions of Mr. Read whose base salary was increased from $600,000 to $620,000, which was slightly below the 50th percentile of the peer group, and Mr. Hoak, whose base salary was increased from $450,000 to $475,000, which was below the 50th percentile of the peer group.

  •
  Significantly Lower Annual Incentive Bonus Payouts.  Bonuses under our annual incentive bonus plan are based upon the achievement of company and business unit (in the cases of business unit executives) performance goals. Based on fiscal 2013 operating performance, bonus payouts were at 17.6% of target for Messrs. McNamara, Read, and Hoak, 15.4% of target for Mr. Barbier, 84.9% of target for Mr. Humphries, and 15.2% of target for Mr. Sykes.

  •
  Long-Term Deferred Compensation Plan Award.  Annual contributions under our deferred compensation plan (which cliff vest after four years) only may be made if the company exceeds the threshold annual performance level under our incentive bonus plan. Based on fiscal 2013 performance, there were no deferred cash awards made in fiscal 2014 with respect to fiscal 2013 performance.

  •
  Total Cash Compensation of Chief Executive Officer.  Mr. McNamara's total cash compensation (the sum of base salary and annual incentive bonus payout) increased 0.4% from fiscal 2012.

        We urge shareholders to read carefully the Compensation Discussion and Analysis section of this joint proxy statement to review the correlation between the compensation of our named executive officers and our performance. The Compensation Discussion and Analysis also describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives. We also encourage you to read the Summary Compensation Table and the other related compensation tables and narrative that follow the Compensation Discussion and Analysis, which provide detailed information on the compensation of our named executive officers.

        While the vote on this resolution is advisory and not binding on the company, the Compensation Committee or the Board, each of the Compensation Committee and the Board value the opinions of our shareholders and will consider the outcome of the vote on this resolution when making decisions regarding future executive compensation arrangements. As previously disclosed, we plan to hold the say on pay advisory vote on an annual basis. The next shareholder advisory vote on executive compensation will occur at the company's 2014 annual general meeting of shareholders.

The Board recommends a vote "FOR" the approval of
the non-binding, advisory resolution on executive compensation.

PROPOSAL NO. 6:
ORDINARY RESOLUTION TO APPROVE CHANGES TO THE METHOD OF PAYMENT OF COMPENSATION
PAYABLE TO OUR NON-EMPLOYEE DIRECTORS

        At the 2011 Annual General Meeting, our shareholders approved our current compensation structure, which consists of payments in cash to our non-employee directors. In 2013, the Nominating and Corporate Governance Committee of our Board of Directors conducted a review of our non-employee director compensation program. This review was conducted to establish whether the compensation paid to our non-employee directors was competitive when compared to the practices of our established peer group of companies. The Nominating and Corporate Governance Committee reviewed, among other things, non-employee director compensation practices among our peer group of companies, the existing cash compensation of our non-employee directors, the aggregate number of our ordinary shares held by each of our non-employee directors, and our share ownership guidelines for non-employee directors.

        Based on this review and analysis, our Nominating and Corporate Governance Committee recommended and our Board approved, subject to shareholder approval of this Proposal No. 6, a change in the structure of our non-employee director compensation program that would allow our non-employee directors to receive their compensation in the form of Company shares, cash, or a combination thereof at the election of each director. The aggregate value of the compensation provided to our non-employee directors would not change under the current proposal.

        If this Proposal No. 6 is approved by the shareholders, each non-employee director could elect to receive his or her annual retainer and committee compensation, or any portion thereof, in the form of fully-vested, unrestricted shares of the Company. A director making such election would receive shares having an aggregate value equal to the portion of compensation elected to be received in shares, valued at the closing price of our shares on the date the compensation would otherwise have been paid in cash.

        Under the Companies Act, we are required to seek shareholder approval for this change from cash compensation to a combination of cash and share based compensation. We believe that the authorization being sought by this proposal will benefit our shareholders by enabling the company to attract and retain qualified individuals to serve on our Board of Directors and to continue to provide leadership for the company with the goal of enhancing long-term value for our shareholders.

        This Proposal No. 6, if passed by our shareholders, will not affect the validity of the standing authority previously approved at the annual general meetings held in 2007, 2009 and 2011, except as modified by this Proposal No. 6 as to the method of payment and satisfaction by Flextronics of such annual cash compensation.

        For additional information about the cash and equity compensation paid to our non-employee directors, including compensation paid for the fiscal year ended March 31, 2013, please see the section entitled "Non-Management Directors' Compensation for Fiscal Year 2013."

        The Board recommends a vote "FOR" the resolution to allow our non-employee directors to elect to be compensated in either cash or shares of the Company.

PART III—PROPOSAL TO BE CONSIDERED AT
THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

ORDINARY RESOLUTION TO RENEW THE SHARE PURCHASE MANDATE

        Our purchases or acquisitions of our ordinary shares must be made in accordance with, and in the manner prescribed by, the Singapore Companies Act, the applicable listing rules of Nasdaq and such other laws and regulations as may apply from time to time.

        Singapore law requires that we obtain shareholder approval of a "general and unconditional share purchase mandate" given to our directors if we wish to purchase or otherwise acquire our ordinary shares. This general and unconditional mandate is referred to in this joint proxy statement as the Share Purchase Mandate, and it allows our directors to exercise all of the company's powers to purchase or otherwise acquire our issued ordinary shares on the terms of the Share Purchase Mandate.

        Although our shareholders approved a renewal of the Share Purchase Mandate at the extraordinary general meeting of shareholders held in 2012, the Share Purchase Mandate renewed at the extraordinary general meeting will expire on the date of the 2013 annual general meeting. Accordingly, we are submitting this proposal to seek approval from our shareholders at the extraordinary general meeting for another renewal of the Share Purchase Mandate. Pursuant to the Companies Act, share repurchases under our share repurchase plans are subject to an aggregate limit of 10% of our issued ordinary shares outstanding as of the date of the extraordinary general meeting held on August 30, 2012. On September 13, 2012, the Board authorized the repurchase of ordinary shares of the company not to exceed the 10% limitation. Until the 2013 annual general meeting, any repurchases would be made under the Share Purchase Mandate renewed at the extraordinary general meeting held in 2012. Commencing on the date of the 2013 annual general meeting, any repurchases may only be made if the shareholders approve the renewal of the Share Purchase Mandate at the extraordinary general meeting. The share purchase program does not obligate the company to repurchase any specific number of shares and may be suspended or terminated at any time without prior notice.

        If renewed by shareholders at the extraordinary general meeting, the authority conferred by the Share Purchase Mandate will, unless varied or revoked by our shareholders at a general meeting, continue in force until the earlier of the date of the 2014 annual general meeting or the date by which the 2014 annual general meeting is required by law to be held.

        The authority and limitations placed on our share purchases or acquisitions under the proposed Share Purchase Mandate, if renewed at the extraordinary general meeting, are summarized below.

Limit on Allowed Purchases

        We may only purchase or acquire ordinary shares that are issued and fully paid up. The prevailing limitation under the Companies Act that is currently in force does not permit us to purchase or acquire more than 10% of the total number of our issued ordinary shares outstanding at the date of the extraordinary general meeting. Any of our ordinary shares which are held as treasury shares will be disregarded for purposes of computing this 10% limitation.

        The Companies Act empowers the Singapore Minister for Finance to prescribe by notification a different percentage as the share repurchase limit, which may be in excess of 10%. In the event that the Minister for Finance prescribes by notification a higher percentage in excess of 10% pursuant to Section 76B(3) of the Companies Act, we are seeking approval for our Board of Directors to authorize the purchase or acquisition of our issued ordinary shares not exceeding in the aggregate either (i) 20% of our total number of issued ordinary shares outstanding as of the date of the passing of this proposal (excluding any ordinary shares which are held as treasury shares as at that date); or (ii) such other lower percentage (which nevertheless exceeds 10%) as may be prescribed by the Minister for Finance.

We will at all times fully observe the share repurchase limit that applies from time to time and will only exceed the current 10% on the condition that any such higher percentage (up to a maximum of 20%) is approved by the Minister for Finance through a notification issued pursuant to Section 76B(3) of the Companies Act.

        Purely for illustrative purposes, on the basis of 629,214,487 issued ordinary shares outstanding as of May 1, 2013, and assuming no additional ordinary shares are issued or repurchased on or prior to the date of the extraordinary general meeting:

  •
  based on the prevailing 10% limit, we would be able to purchase not more than 62,921,448, issued ordinary shares pursuant to the proposed renewal of the Share Purchase Mandate; and

  •
  in the event that the Singapore Minister for Finance approves such higher limit up to a maximum of 20%, we would be able to purchase not more than 125,842,897 issued ordinary shares pursuant to the proposed renewal of the Share Purchase Mandate.

        All ordinary shares purchased by us following the date of our last annual general meeting of shareholders (that is, the annual general meeting that precedes the meeting at which the mandate is renewed) are subject to the 10% limitation (or such higher limitation not greater than 20% as may be approved by the Minister for Finance). For example, if we sought approval for the renewal of the Share Purchase Mandate at our 2013 annual general meeting of shareholders, we would have to reduce the number of new shares that we could repurchase by the number of shares purchased by us at any time following the date of our 2012 annual general meeting.

        We are holding the extraordinary general meeting immediately following our 2013 annual general meeting so that the applicable date of our last annual general meeting for purposes of the Share Purchase Mandate will be the date of the 2013 annual general meeting (that is, the same date as the extraordinary general meeting), rather than the date of the 2012 annual general meeting. We believe that this approach will provide our Board with greater flexibility in determining the number of shares that the company may repurchase.

        In fiscal year 2013, we used $334 million to repurchase 51.7 million of our outstanding ordinary shares under the Share Purchase Mandate. As of March 31, 2013, we had 638.9 million shares outstanding.

Duration of Share Purchase Mandate

        Purchases or acquisitions of ordinary shares may be made, at any time and from time to time, on and from the date of approval of the Share Purchase Mandate up to the earlier of:

  •
  the date on which our next annual general meeting is held or required by law to be held; or

  •
  the date on which the authority conferred by the Share Purchase Mandate is revoked or varied by our shareholders at a general meeting.

Manner of Purchases or Acquisitions of Ordinary Shares

        Purchases or acquisitions of ordinary shares may be made by way of:

  •
  market purchases on the NASDAQ Global Select Market or any other stock exchange on which our ordinary shares may for the time being be listed and quoted, through one or more duly licensed dealers appointed by us for that purpose; and/or

  •
  off-market purchases (if effected other than on the NASDAQ Global Select Market or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted), in accordance with an equal access scheme as prescribed by the Companies Act.

        If we decide to purchase or acquire our ordinary shares in accordance with an equal access scheme, our directors may impose any terms and conditions as they see fit and as are in our interests, so long as the terms are consistent with the Share Purchase Mandate, the applicable rules of Nasdaq, the provisions of the Companies Act and other applicable laws. In addition, an equal access scheme must satisfy all of the following conditions:

  •
  offers for the purchase or acquisition of ordinary shares must be made to every person who holds ordinary shares to purchase or acquire the same percentage of their ordinary shares;

  •
  all of those persons must be given a reasonable opportunity to accept the offers made; and

  •
  the terms of all of the offers must be the same (except differences in consideration that result from offers relating to ordinary shares with different accrued dividend entitlements and differences in the offers solely to ensure that each person is left with a whole number of ordinary shares).

Purchase Price

        The purchase price (excluding brokerage commission, applicable goods and services tax and other related expenses of the purchase or acquisition) to be paid for each ordinary share will be determined by our directors. The maximum purchase price to be paid for the ordinary shares as determined by our directors must not exceed:

  •
  in the case of a market purchase, the highest independent bid or the last independent transaction price, whichever is higher, of our ordinary shares quoted or reported on the NASDAQ Global Select Market or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted, or shall not exceed any volume weighted average price, or other price determined under any pricing mechanism, permitted under SEC Rule 10b-18, at the time the purchase is effected; and

  •
  in the case of an off-market purchase pursuant to an equal access scheme, 150% of the "Prior Day Close Price" of our ordinary shares, which means the closing price of an ordinary share as quoted on the NASDAQ Global Select Market or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted, on the day immediately preceding the date on which we announce our intention to make an offer for the purchase or acquisition of our ordinary shares from holders of our ordinary shares, stating therein the purchase price (which shall not be more than the maximum purchase price calculated on the foregoing basis) for each ordinary share and the relevant terms of the equal access scheme for effecting the off-market purchase.

Treasury Shares

        Under the Companies Act, ordinary shares purchased or acquired by us may be held as treasury shares. Some of the provisions on treasury shares under the Companies Act are summarized below.

        Maximum Holdings.    The number of ordinary shares held as treasury shares may not at any time exceed 10% of the total number of issued ordinary shares.

        Voting and Other Rights.    We may not exercise any right in respect of treasury shares, including any right to attend or vote at meetings and, for the purposes of the Companies Act, we shall be treated as having no right to vote and the treasury shares shall be treated as having no voting rights. In addition, no dividend may be paid, and no other distribution of our assets may be made, to the company in respect of treasury shares, other than the allotment of ordinary shares as fully paid bonus shares. A subdivision or consolidation of any treasury share into treasury shares of a smaller amount is also allowed so long as the total value of the treasury shares after the subdivision or consolidation is the same as before the subdivision or consolidation, respectively.

        Disposal and Cancellation.    Where ordinary shares are held as treasury shares, we may at any time:

  •
  sell the treasury shares for cash;

  •
  transfer the treasury shares for the purposes of or pursuant to an employees' share scheme;

  •
  transfer the treasury shares as consideration for the acquisition of shares in or assets of another company or assets of a person;

  •
  cancel the treasury shares; or

  •
  sell, transfer or otherwise use the treasury shares for such other purposes as may be prescribed by the Minister for Finance of Singapore.

Sources of Funds

        Only funds legally available for purchasing or acquiring ordinary shares in accordance with our Articles of Association and the applicable laws of Singapore shall be used. We intend to use our internal sources of funds and/or borrowed funds to finance any purchase or acquisition of our ordinary shares. Our directors do not propose to exercise the Share Purchase Mandate in a manner and to such an extent that would materially affect our working capital requirements.

        The Companies Act permits us to purchase or acquire our ordinary shares out of our capital and/or profits. Acquisitions or purchases made out of capital are permissible only so long as we are solvent for the purposes of section 76F(4) of the Companies Act. A company is solvent if (a) it is able to pay its debts in full at the time of the payment made in consideration of the purchase or acquisition (or the acquisition of any right with respect to the purchase or acquisition) of ordinary shares in accordance with the provisions of the Companies Act and will be able to pay its debts as they fall due in the normal course of business during the 12-month period immediately following the date of the payment; and (b) the value of the company's assets is not less than the value of its liabilities (including contingent liabilities) and will not, after giving effect to the proposed purchase or acquisition, become less than the value of its liabilities (including contingent liabilities).

Status of Purchased or Acquired Ordinary Shares

        Any ordinary share that we purchase or acquire will be deemed cancelled immediately on purchase or acquisition, and all rights and privileges attached to such ordinary share will expire on cancellation (unless such ordinary share is held by us as a treasury share). The total number of issued shares will be diminished by the number of ordinary shares purchased or acquired by us and which are not held by us as treasury shares.

        We will cancel and destroy certificates in respect of purchased or acquired ordinary shares as soon as reasonably practicable following settlement of any purchase or acquisition of such ordinary shares.

Financial Effects

        Our net tangible assets and the consolidated net tangible assets of our subsidiaries will be reduced by the purchase price of any ordinary shares purchased or acquired and cancelled or held as treasury shares. We do not anticipate that the purchase or acquisition of our ordinary shares in accordance with the Share Purchase Mandate would have a material impact on our consolidated financial condition and cash flows.

        The financial effects on us and our group (including our subsidiaries) arising from purchases or acquisitions of ordinary shares which may be made pursuant to the Share Purchase Mandate will depend on, among other things, whether the ordinary shares are purchased or acquired out of our profits and/or capital, the number of ordinary shares purchased or acquired, the price paid for the ordinary shares and whether the ordinary shares purchased or acquired are held in treasury or cancelled.

        Under the Companies Act, purchases or acquisitions of ordinary shares by us may be made out of profits and/or our capital so long as the company is solvent.

        Our purchases or acquisitions of our ordinary shares may be made out of our profits and/or our capital. Where the consideration paid by us for the purchase or acquisition of ordinary shares is made out of our profits, such consideration (excluding brokerage commission, goods and services tax and other related expenses) will correspondingly reduce the amount available for the distribution of cash dividends by us. Where the consideration that we pay for the purchase or acquisition of ordinary shares is made out of our capital, the amount available for the distribution of cash dividends by us will not be reduced. To date, we have not declared any cash dividends on our ordinary shares and have no current plans to pay cash dividends.

Rationale for the Share Purchase Mandate

        We believe that a renewal of the Share Purchase Mandate at the extraordinary general meeting will benefit our shareholders by providing our directors with appropriate flexibility to repurchase ordinary shares if the directors believe that such repurchases would be in the best interests of our shareholders. Our decision to repurchase our ordinary shares from time to time will depend on our continuing assessment of then-current market conditions, our need to use available cash to finance acquisitions and other strategic transactions, the level of our debt and the terms and availability of financing.

Take-Over Implications

        If, as a result of our purchase or acquisition of our issued ordinary shares, a shareholder's proportionate interest in the company's voting capital increases, such increase will be treated as an acquisition for the purposes of The Singapore Code on Take-overs and Mergers. If such increase results in a change of effective control, or, as a result of such increase, a shareholder or a group of shareholders acting in concert obtains or consolidates effective control of the company, such shareholder or group of shareholders acting in concert could become obliged to make a take-over offer for the company under Rule 14 of The Singapore Code on Take-overs and Mergers.

        The circumstances under which shareholders (including directors or a group of shareholders acting together) will incur an obligation to make a take-over offer are set forth in Rule 14 of The Singapore Code on Take-overs and Mergers, Appendix 2. The effect of Appendix 2 is that, unless exempted, shareholders will incur an obligation to make a take-over offer under Rule 14 if, as a result of the company purchasing or acquiring our issued ordinary shares, the voting rights of such shareholders would increase to 30% or more, or if such shareholders hold between 30% and 50% of our voting rights, the voting rights of such shareholders would increase by more than 1% in any period of six months. Shareholders who are in doubt as to their obligations, if any, to make a mandatory take-over offer under The Singapore Code on Take-overs and Mergers as a result of any share purchase by us should consult the Securities Industry Council of Singapore and/or their professional advisers at the earliest opportunity.

The Board recommends a vote "FOR" the resolution
to approve the proposed renewal of the Share Purchase Mandate.

PART IV—ADDITIONAL INFORMATION

EXECUTIVE OFFICERS

        The names, ages and positions of our executive officers as of May 25, 2013 are as follows:

Name	Age	Position
Michael M. McNamara	56	Chief Executive Officer
Francois Barbier	54	President, Global Operations and Components
Christopher Collier	45	Chief Financial Officer
Jonathan S. Hoak	63	Executive Vice President and General Counsel
Paul Humphries	58	President, High Reliability Solutions

        Michael M. McNamara.    Mr. McNamara has served as a member of our Board of Directors since October 2005, and as our Chief Executive Officer since January 1, 2006. Prior to his appointment as Chief Executive Officer, Mr. McNamara served as our Chief Operating Officer from January 2002 until January 2006, as President, Americas Operations from April 1997 through December 2001, and as Vice President, North American Operations from April 1994 to April 1997. Mr. McNamara also serves on the board of Workday, Inc. and is on the Advisory Board of Tsinghua University School of Economics and Management. Mr. McNamara previously served on the board of Delphi Automotive LLP and MEMC Electronic Materials, Inc.

        Francois Barbier.    Mr. Barbier has served as our President, Global Operations and Components since February 2012. Prior to holding this position, Mr. Barbier served as our President, Global Operations since June 2008. Prior to his appointment as President, Global Operations, Mr. Barbier was President of Special Business Solutions and has held a number of executive management roles in Flextronics Europe. Prior to joining Flextronics in 2001, Mr. Barbier was Vice President of Alcatel Mobile Phone Division. Mr. Barbier holds an Engineering degree in Production from Lyceé Couffignal in Strasbourg.

        Christopher Collier.    Mr. Collier has served as our Chief Financial Officer since May 3, 2013 and as our Principal Accounting Officer since May 1, 2007. He served as our Senior Vice President, Finance from December 2004 to May 2013. Prior to his appointment as Senior Vice President, Finance in 2004, Mr. Collier served as Vice President, Finance and Corporate Controller since he joined us in April 2000. Mr. Collier is a certified public accountant and he received a B.S. in Accounting from State University of New York at Buffalo.

        Jonathan S. Hoak.    Mr. Hoak has served as our Executive Vice President and General Counsel since January 31, 2011. Prior to joining Flextronics, Mr. Hoak was vice president and chief ethics and compliance officer at Hewlett-Packard Company from October 2006 to January 2011. Prior to his service at HP, Mr. Hoak was senior vice president and general counsel for NCR Corporation from December 1993 until May 2006. Mr. Hoak was previously general attorney for AT&T's Federal Systems Division and was also a partner at the law firm of Sidley & Austin. Mr. Hoak has a Juris Doctor from Drake University and undergraduate degree from the University of Colorado.

        Paul Humphries.    Mr. Humphries has served as are our President, High Reliability Solutions since April 2011. From April 2012 to November 2012 and April 2011 to September 2011, he served as our President, High Reliability Solutions and as our Executive Vice President of Human Resources. Prior to April 2011, Mr. Humphries served as our Executive Vice President of Human Resources. Mr. Humphries joined Flextronics with the acquisition of Chatham Technologies Incorporated in April 2000, where he served as senior vice president of Global Operations for the Mechanicals Business. Prior to this, Mr. Humphries held senior executive positions for several well-known global organizations. These roles include managing director of Holts Lloyd Division (Europe)—the Consumer

Products Group of Honeywell Corporation, vice president of Operations for the Autolite Division at Allied Signal, and senior HR and General Management positions at Borg Warner Corporation in the UK and the U.S. Mr. Humphries holds a BA (Hons) in Applied Social Studies from Lanchester Polytechnic (now Coventry University) and post-graduate certification in human resource management from West Glamorgan Institute of Higher Education. Mr. Humphries serves as Chairman of the board of directors of the Silicon Valley Education Foundation.

COMPENSATION COMMITTEE REPORT

        The information contained under this "Compensation Committee Report" shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any filings under the Securities Act or under the Exchange Act, or be subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate this information by reference into any such filing.

        The Compensation Committee of the Board of Directors of the company has reviewed and discussed with management the Compensation Discussion and Analysis that follows this report. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the company's joint proxy statement for the 2013 annual general meeting of shareholders and extraordinary general meeting of shareholders.

        Submitted by the Compensation Committee of the Board of Directors:

Daniel H. Schulman
James A. Davidson
Willy C. Shih, Ph.D.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

        Throughout fiscal 2013, we continued to focus on transforming our business. The revenue and profitability headwinds from disengaging from our largest smart phone OEM customer and exiting the Original Design Manufacturing (ODM) PC business are now firmly behind us. Nevertheless, to combat the general overall flattish business environment, we layered on revenues from new markets, new customers, and new programs. Throughout the year, we focused on providing our customers with transformational outsourcing solutions that improve their cost structures, increase their supply chain velocity and reduce supply chain risks, through the breadth and depth of our global service offering. As a result, fiscal 2013 was a good year in terms of bookings as we secured new business that was broadly distributed across our portfolio of businesses.

        We also took important steps to strengthen our business as we emerge from the transition period. In response to a challenging macroeconomic environment, we initiated certain restructuring activities in fiscal 2013 intended to improve our operational efficiencies by reducing excess workforce and capacity. The restructuring activities are targeted at rationalizing our global manufacturing capacity and infrastructure and will result in a further shift of manufacturing capacity to locations with higher efficiencies. We expect that, upon the completion of these restructuring activities, we will realize potential annualized savings through reduced expenses and lower operating costs of more than $150 million.

        Despite these challenges, we generated over $1.1 billion in cash flow from operations for the fiscal year. Our strong cash flow generation allowed us to close the year with $69 million more cash after supporting strategic acquisitions of $184 million, reducing debt by $121 million and repurchasing $334 million or 8% of our outstanding shares. In addition, during the year we successfully refinanced

$1 billion of our term loan due in 2014 through the issuance of two $500 million tranches of senior notes due in 2020 and 2023.

        Consistent with our pay-for-performance compensation philosophy, the Compensation Committee took the following key actions with respect to the compensation of the named executive officers:

  •
  Maintained Base Salary Levels.  Base salaries of the named executive officers were not increased in fiscal 2013, with the exceptions of Mr. Read whose base salary was increased from $600,000 to $620,000, which was slightly below the 50th percentile of the peer group, and Mr. Hoak, whose base salary was increased from $450,000 to $475,000, which was below the 50th percentile of the peer group.

  •
  Significantly Lower Annual Incentive Bonus Payouts.  Bonuses under our annual incentive bonus plan are based upon the achievement of company and business unit (in the cases of business unit executives) performance goals. Based on fiscal 2013 operating performance, bonus payouts were at 17.6% of target for Messrs. McNamara, Read, Hoak, 15.4% of target for Mr. Barbier, 84.9% of target for Mr. Humphries, and 15.2% of target for Mr. Sykes.

  •
  Long-Term Deferred Compensation Plan Award.  Annual contributions under our deferred compensation plan (which cliff vest after four years) only may be made if the company exceeds the threshold annual performance level under our incentive bonus plan. Based on fiscal 2013 performance, there were no deferred cash awards made in fiscal 2014 with respect to fiscal 2013 performance.

  •
  Total Cash Compensation of Chief Executive Officer.  Mr. McNamara's total cash compensation (the sum of base salary and annual incentive bonus payout) increased 0.4% from fiscal 2012.

        In this Compensation Discussion and Analysis section, we discuss the material elements of our compensation programs and policies, including program objectives and reasons why we pay each element of our executives' compensation. Following this discussion, you will find a series of tables containing more specific details about the compensation earned by, or awarded to, the following individuals, whom we refer to as the named executive officers or NEOs. This discussion focuses principally on compensation and practices relating to the named executive officers for our 2013 fiscal year.

Name	Position
Michael M. McNamara	Chief Executive Officer
Paul Read*	Chief Financial Officer
Francois Barbier	President, Global Operations and Components
Jonathan Hoak	Executive Vice President and General Counsel
Paul Humphries	President, High Reliability Solutions
Eslie C. Sykes*	President, Industrial and Emerging Industries

*
On May 1, 2013, Christopher Collier was appointed as the Chief Financial Officer as Paul Read had decided to leave the Company. Both transitions were effective as of May 3, 2013. Mr. Read remains available through July 5, 2013 for any necessary transitional services. In addition, Eslie Sykes left the Company effective March 31, 2013.

Compensation Philosophy and Objectives

        We believe that the quality, skills and dedication of our executive officers are critical factors affecting the company's performance and shareholder value. Accordingly, the key objective of our compensation programs is to attract, retain and motivate superior executive talent by paying for the achievement of meaningful company objectives, while maintaining an appropriate cost structure. Our compensation programs are designed to link a substantial component of our executives' compensation to the achievement of performance goals that directly correlate to the enhancement of shareholder value. Finally, our compensation programs are designed to have the right balance of short and long-term compensation elements to ensure an appropriate focus on operational objectives and the creation of long-term value.

        To accomplish these objectives, the Compensation Committee has structured our compensation programs to include the following key features and compensation elements:

  •
  base salaries, which generally are targeted to be at the median of our peer group companies;

  •
  cash bonuses, based on pre-established annual and quarterly performance goals related to the company and business unit (in the cases of business unit executives), with 50% of the payouts based on quarterly achievement and 50% based on achievement of annual targets;

  •
  equity-based compensation, which aligns our executives' interests with those of our shareholders and promotes executive retention;

  •
  in fiscal 2013, we continued our equity incentive program implemented in fiscal 2011 and granted performance-based and service-based restricted share units, with payout of the performance-based awards based on our total shareholder return relative to the S&P 500 Index;

  •
  our performance-based restricted share units represented 50% (at target) of the total number of underlying shares;

  •
  performance-based restricted share units granted in fiscal 2013 provide for vesting based on performance 100% after three years, thereby promoting the enhancement of long-term shareholder value and executive retention;

  •
  our service-based restricted share units granted in fiscal 2013 provide for vesting over a four year period with 25% vesting each year;

  •
  our equity grant strategy is to target a burn rate at a level consistent with our peer companies, while considering the need to attract and retain a broader employee base than our peer companies as well as the effects of our share buybacks; we aggressively manage our net burn rate to achieve a more competitive comparison to our peer companies; and

  •
  performance-based contributions to our deferred compensation plan, which only may be awarded if the company achieves threshold levels of performance under our incentive bonus plan; these awards are designed to promote executive retention, as any contributions cliff vest after four years.

        As a general matter, the Compensation Committee seeks to allocate a substantial portion of the named executive officers' compensation to components that are performance-based and at-risk. The Compensation Committee also generally seeks to allocate a substantial portion of executive compensation to long-term, performance-based cash and equity awards. The Compensation Committee does not maintain fixed policies for allocating among current and long-term compensation or among cash and non-cash compensation. Instead, the Compensation Committee maintains flexibility and adjusts different elements of compensation based upon its evaluation of the key compensation goals set forth above. However, the Compensation Committee seeks to maintain a weighting towards variable cash and equity compensation and longer-term incentive compensation to mitigate the risk arising from any element of compensation. In addition, to further align our executives' interests with our shareholders and mitigate risk relating to our compensation programs, we adopted stock ownership guidelines and an incentive compensation recoupment policy. See "Executive Stock Ownership Guidelines" and "Executive Incentive Compensation Recoupment Policy" below.

        While compensation levels may differ among NEOs based on competitive factors, performance, job criticality, experience and the skill set of each specific NEO, there are no material differences in the compensation philosophies, objectives or policies for our NEOs. We do not maintain a policy regarding internal pay equity. However, the Compensation Committee reviews the ratio of the CEO's total direct compensation with that of other named executive officers as part of its overall review of our compensation programs.

        None of the named executive officers serves pursuant to an employment agreement at the present time, and each serves at the will of the company's Board of Directors (subject to severance obligations under law). When an executive officer retires, resigns or is terminated, the Compensation Committee exercises its business judgment in approving an appropriate separation or severance arrangement in light of all relevant circumstances, including the individual's term of employment, severance obligations under applicable law, past accomplishments, internal severance guidelines and reasons for separation from the company.

Alignment with Compensation Best Practices

        The Compensation Committee regularly reviews our compensation programs and peer company data and best practices in the executive compensation area. In past years, the Compensation Committee has recommended and our Board has approved changes in our compensation policies and practices in order to align with best practices. Overall, the Compensation Committee has sought to weight a higher percentage of our executives' total direct compensation to performance-based and long-term components. Key features of our compensation programs that align with best practices in executive compensation are:

  •
  we generally target the fixed elements of our compensation, or our base salary, to approach over time the 50th percentile of our peer companies or the market data, and generally target our performance or variable annual and long-term incentive compensation and total direct compensation to deliver total direct compensation between the 60th and 65th percentiles of our peer companies or the market data; however, our competitive positioning or benchmarking is reviewed each year in the context of historical performance and our overall compensation programs, including prior incentive awards; for fiscal 2013, Mr. McNamara's total direct compensation was targeted to the 50th percentile of our peer companies and the other named executive officers' total direct compensation generally was targeted to approximate or to be within a range around the median of our peer companies or the market data;

  •
  long-term equity incentive compensation is comprised 50% of performance-based and 50% service-based restricted share units;

  •
  we use the company's total shareholder return relative to the Standard and Poor's 500 Index as the performance measure for our performance-based restricted share units; some of our service-based restricted share units provide for back-end loaded vesting of 30% after three years and 40% after four years; our service-based restricted share units granted in fiscal 2013 provide for vesting over a four year period with 25% vesting each year;

  •
  for fiscal year 2013, 87.0% of Mr. McNamara's total target direct compensation was either "at-risk" or long-term, and overall for our other NEOs, 82.4% of total target direct compensation was either "at-risk" or long-term;

  •
  our incentive plans have threshold levels of performance that must be met before any bonuses are paid or performance-based restricted share units vest;

  •
  payout levels are capped under both our short and long-term incentive plans;

  •
  we use multiple performance metrics under our incentive plans to mitigate risk, so that executives are not excessively incentivized by any single metric;

  •
  all non-GAAP adjustments under our annual incentive plan are subject to approval by the Compensation Committee to ensure that the non-GAAP adjustment effects on payout levels appropriately reflect company performance;

  •
  total target direct compensation of our CEO was less than 3 times the average of the other NEOs;

  •
  our executives do not have severance agreements, whether or not in connection with a change in control; our equity awards do not have "single trigger" accelerated vesting upon a change in control;

  •
  we do not maintain a supplemental executive retirement plan (SERP);

  •
  our 2010 Equity Incentive Plan prohibits "share recycling" and options/SAR repricing (including cash buyouts); we do not pay dividends or dividend equivalents on our restricted share units;

  •
  our net burn rate for fiscal 2013 was 1.38%, slightly below the 50th percentile of our peer companies; our 3-year average net burn rate for fiscal 2011 through fiscal 2013 was 1.21%, below the 60th percentile of our peer companies; we achieved these rates while repurchasing an aggregate of approximately 178.4 million shares in fiscal 2011, fiscal 2012 and fiscal 2013;

  •
  we do not provide excessive executive perquisites;

  •
  we have adopted stock ownership guidelines for our executives and other senior officers;

  •
  we prohibit executives and senior officers from engaging in pledging or hedging transactions in company stock or trading options or other derivatives;

  •
  we have adopted an incentive compensation recoupment policy; and

  •
  we believe that we provide clear and transparent disclosures of our compensation programs and practices, so that our shareholders can understand the elements of our compensation programs, the reasons why we pay them, and how compensation is linked to performance, including our annual and long-term performance targets and their achievement.

Results of the 2012 Say on Pay Advisory Vote

        As required by Section 14A of the Exchange Act, we provided shareholders with a "say on pay" advisory vote on executive compensation at our 2012 Annual General Meeting held on August 30, 2012. The advisory vote received the support of 90.9% of the votes cast at the Annual General Meeting. As a result the Compensation Committee continues to evaluate the alignment of our executive compensation with shareholder interests. In addition, we continue to engage in a dialogue with major institutional shareholders to receive their input and to communicate our compensation philosophy and pay for performance alignment. As previously disclosed, we plan to hold the say on pay advisory vote on an annual basis.

Compensation Committee

        The Compensation Committee periodically assesses our compensation programs to ensure that they are appropriately aligned with our business strategy and are achieving their objectives. The Compensation Committee also reviews market trends and changes in competitive practices. Based on its review and assessment, the Compensation Committee from time to time recommends changes in our compensation programs to our Board. The Compensation Committee is responsible for recommending to our Board the compensation of our Chief Executive Officer and all other executive officers. The

Compensation Committee also oversees management's decisions concerning the compensation of other company officers, administers our equity compensation plans, and evaluates the effectiveness of our overall executive compensation programs.

Independent Consultants and Advisors

        The Compensation Committee has the authority to retain and terminate any independent, third-party compensation consultants and to obtain advice and assistance from internal and external legal, accounting and other advisors. During our 2013 fiscal year, the Compensation Committee engaged Radford, an Aon Hewitt Company (referred to in this discussion as Radford), as its independent adviser for certain executive compensation matters. Radford was retained by the Compensation Committee to provide an independent review of the company's executive compensation programs, including an analysis of both the competitive market and the design of the programs. More specifically, Radford furnished the Compensation Committee with reports on peer company practices relating to the following matters: short and long-term compensation program design; annual share utilization and shareowner dilution levels resulting from equity plans; and executive stock ownership and retention values. As part of its reports to the Compensation Committee, Radford evaluated our selected peer companies, and provided competitive compensation data and analysis relating to the compensation of our Chief Executive Officer and our other executives and senior officers. Radford also assisted the Compensation Committee with its risk assessment of our compensation programs.

        Radford is owned by Aon Hewitt Corporation, a multi-national, multi-services insurance and consulting firm. For a discussion of amounts paid to Radford for executive and director compensation consulting services and amounts paid to Aon Hewitt Corporation and its affiliates for non-executive and non-director compensation consulting services, please see "Compensation Committee—Relationship with Compensation Consultant." The Compensation Committee has determined that the provision by Aon of services unrelated to executive and director compensation matters in fiscal year 2013 was compatible with maintaining the objectivity of Radford in its role as compensation consultant to the Compensation Committee and that the consulting advice it received from Radford was not influenced by Aon's other relationships with the company. The Compensation Committee has retained Radford as its independent compensation consultant for fiscal year 2014 and expects that it will continue to retain an independent compensation consultant on future executive compensation matters.

Role of Executive Officers in Compensation Decisions

        The Compensation Committee makes recommendations to our Board on all compensation actions relating to our executive officers. As part of its process, the Compensation Committee meets with our Chief Executive Officer and other executives to obtain recommendations with respect to the structure of our compensation programs, as well as an assessment of the performance of individual executives and recommendations on compensation for individual executives. As discussed in greater detail below under "Fiscal Year 2013 Executive Compensation—Incentive Bonus Plan," our Chief Executive Officer and other executives develop recommendations for performance measures and target and payout opportunities under our incentive bonus plan based on management's business forecast both at the company and business unit levels, which are reviewed and approved by our Board.

Competitive Positioning

        In arriving at its recommendations to our Board on the amounts and components of compensation for our Chief Executive Officer and other executive officers, the Compensation Committee considers competitive compensation data prepared by its independent compensation consultant. The Compensation Committee reviews this data in the context of historical performance and our overall compensation programs, including prior incentive awards. The Compensation Committee considered the following competitive compensation data:

  •
  to benchmark compensation for our CEO and CFO, Radford constructed a peer group consisting of 21 peer companies based on the following criteria and market data as of March 2012: (i) global companies with a technology focus and with significant manufacturing operations; (ii) companies with revenues generally between $10 billion and $50 billion (approximately .5x to 2x Flextronics's trailing 12 months revenues); and (iii) companies with a market capitalization generally between $3 billion and $25 billion. Radford compiled compensation data from such companies' SEC filings; and

  •
  to benchmark compensation for our other executives and senior officers, including our named executives officers (other than our CEO and CFO), Radford recommended and the Compensation Committee approved using data from Radford's published compensation survey for technology companies. Radford recommended and the Compensation Committee approved using survey data for technology companies with annual revenues generally between $10 billion and $50 billion and with significant manufacturing operations in order to align the data more closely to the criteria selected for the CEO/CFO peer group. Radford recommended and the Compensation Committee approved the use of this survey data because this survey data provided a better match based upon job responsibility, including revenue responsibility, and are more reflective of the market for talent for these positions. In addition, the survey data was more appropriate for the broader executive group, which includes business unit executives, because publicly available compensation data from peer company SEC filings for matching positions generally was not available.

        Peer companies are recommended by the Compensation Committee's independent consultant and approved by the Compensation Committee. In selecting peer companies, the Compensation Committee seeks to select companies that are comparable to us on the basis of various criteria, including revenues, industry, global scope of operations, and market capitalization, and that the Compensation Committee believes would compete with us for executive talent.

        The CEO/CFO peer group for fiscal year 2013 compensation decisions consisted of the following companies:

Alcatel-Lucent	Applied Materials, Inc.
Arrow Electronics, Inc.	Avnet, Inc.
Danaher Corporation	Dell Inc.
Eaton Corporation	Emerson Electric Co.
General Dynamics Corporation	Honeywell International Inc.
Illinois Tool Works Inc.	Jabil Circuit, Inc.
Johnson Controls, Inc.	Motorola Solutions, Inc.
Northrop Grumman Corporation	Raytheon Company
Royal Philips Electronics	Seagate Technology
Tyco International Ltd.	Western Digital Corporation
Xerox Corporation

        The Compensation Committee has approved the same CEO/CFO peer group for fiscal year 2014, except that TE Connectivity was added to the peer group because it is a global manufacturing company that fits within the approved criteria established by the Compensation Committee.

        The companies included in the Radford survey used for fiscal 2013 compensation benchmarking for our other executives and senior officers are as follows:

Alcatel-Lucent	AOL Inc.
Arrow Electronics, Inc.	Cisco Systems, Inc.
Comcast Corporation	Covidien plc
Deere & Company	Dell Inc.
DIRECTV	E.I. du Pont de Nemours and Company
EMC Corporation	Honeywell International Inc.
Intel Corporation	Jabil Circuit, Inc.
Johnson Controls, Inc.	L-3 Communications
Lockheed Martin Corporation	Motorola Solutions, Inc.
Navistar International Corporation	Nokia Corporation
Northrop Grumman Corporation	QUALCOMM Incorporated
Qwest Communications International Inc.	Research In Motion Limited
Science Applications International Corporation	Seagate Technology
Sprint Nextel Corporation	Texas Instruments Incorporated
Thermo Fisher Scientific Inc.	Tyco International Ltd.
Western Digital Corporation	Xerox Corporation

        The Compensation Committee generally seeks to set base salary at the 50th percentile and total target direct compensation at between the 60th and 65th percentiles of our peer companies or the market data. Total target direct compensation is the sum of base salary, target annual incentive compensation and target long-term incentive awards. Our competitive positioning or benchmarking is reviewed by the Compensation Committee each year in the context of historical performance and our overall compensation programs, including prior incentive awards. Total target direct compensation, as well as individual components, may vary by executive based on the executive's experience, job criticality, level of responsibility and performance, as well as competitive market conditions.

Fiscal Year 2013 Executive Compensation

  Summary of Fiscal Year 2013 Compensation Decisions

        In fiscal 2013, management focused on transforming our business after completing the exit of our ODM PC business in fiscal 2012 and disengaging from our largest smart phone OEM customer in fiscal 2013. Nevertheless, we continued to operate in a weak macroeconomic environment in fiscal 2013 which broadly affected the markets that we serve, significantly impacting our operating results. As a result, bonus payouts under our annual incentive bonus plan were at 17.6% of target for Messrs. McNamara, Read and Hoak, 15.4% for Mr. Barbier, 84.9% of target for Mr. Humphries, and 15.2% of target for Mr. Sykes.

        Based on fiscal 2013 performance, there were no deferred cash awards made in fiscal 2014 with respect to fiscal 2013 performance.

        For fiscal 2013, equity-based compensation was comprised 50% of performance-based restricted share units and 50% of service-based restricted share units. Mr. McNamara's equity grant was targeted to approximate the 50th percentile of our peer companies and the other NEOs' equity grants generally were targeted between the 50th and 60th percentiles of our peer companies or the market data.

        Mr. McNamara's total cash compensation (the sum of base salary and annual incentive bonus payout) increased 0.4% from fiscal 2012 and his total direct compensation (the sum of base salary, annual incentive bonus payout and long-term equity awards) increased 8.2% from fiscal 2012. 7.8% of this increase in total direct compensation for Mr. McNamara is the result of an increase in his equity grant levels last year. His equity compensation was increased to provide Mr. McNamara with equity compensation in line with the median market value for our peers. For our other named executive officers, the average increase in total cash compensation was 8.2% and the average total direct compensation remained similar.

	Mr. McNamara	Mr. Read	Mr. Barbier	Mr. Humphries	Mr. Sykes	Mr. Hoak
Actual Cash FY13	1,579,138	756,044	706,404	993,073	609,006	541,705
Actual Cash FY12	1,572,663	749,065	676,875	821,328	585,195	503,166
% increase	0.41%	0.93%	4.36%	20.91%	4.07%	7.66%

        Based on company performance, the Compensation Committee believes that compensation levels for fiscal year 2013 were appropriate and consistent with the philosophy and objectives of the company's compensation programs.

  Elements of Compensation

        We allocate compensation among the following components for our named executive officers:

  •
  base salary;

  •
  annual incentive bonus awards;

  •
  performance-based and service-based stock incentive awards;

  •
  performance-based deferred compensation; and

  •
  other benefits.

        As discussed above, a key element of our compensation philosophy is that a significant portion of executive compensation is "performance-based" and therefore "at-risk." A second key element of our compensation philosophy is that a significant portion of executive compensation is comprised of long-term elements in order to align executive compensation with sustained, long-term performance and stock price appreciation. Annual incentive compensation, performance-based restricted share units and performance-funded contributions under our deferred compensation plan are compensation that is "at-risk" because their payouts depend entirely upon performance. Our performance-based and service-based restricted share units and performance-funded deferred compensation plan contributions are designed to provide significant retention and alignment with long-term shareholder value enhancement, with these awards predominantly fully vesting after periods of three or four years. The following charts illustrate the mix of our compensation and show that for our Chief Executive Officer, 87.0% of total target direct compensation is either "at-risk" or long-term, and, overall for our other NEOs, 82.8% of total target direct compensation is either "at-risk" or long-term:

  Base Salary

        We seek to set our executives' base salaries at levels which are competitive with our peer companies based on each individual executive's role and the scope of his or her responsibilities, also taking into account the executive's experience and the base salary levels of other executives within the company. The Compensation Committee typically reviews base salaries every fiscal year and adjusts base salaries to take into account competitive market data, individual performance and promotions or changes in responsibilities. The following changes to base salaries were made for fiscal 2013.

        Mr. McNamara's base salary was maintained at $1,250,000, which approximated the 50th percentile of our peer companies. Mr. Read's base salary was increased from $600,000 to $620,000, which was slightly below the 50th percentile of our peer companies. Mr. Barbier's base salary was maintained at $600,000, which approximated the 60th percentile of the peer group. Mr. Hoak's base salary was increased from $450,000 to $475,000, which was below the 50th percentile of the peer group. Mr. Humphries' base salary was maintained at $525,000, which approximated the 75th percentile of the peer group. Mr. Sykes's base salary was maintained at $525,000, which exceeded the 75th percentile of the peer group.

  Incentive Bonus Plan

        Through our incentive bonus plan, we seek to provide pay for performance by linking incentive awards to company and business unit performance. In designing the incentive bonus plan, our Chief Executive Officer and management team develop and recommend performance metrics and targets, which are reviewed and are subject to adjustment by the Compensation Committee and our Board. Performance metrics and payout levels are determined based on management's business forecast both at the company and business unit levels, as reviewed and approved by the Board. In fiscal 2013, target levels for performance were set at approximately the levels included in our business forecast. Maximum payout levels were tied to stretch or "home run" levels of performance. As part of the process of setting performance targets, the Compensation Committee reviewed analyst consensus estimates for fiscal 2013 and confirmed that target performance measures were appropriately aligned with such estimates.

        For fiscal 2013, our performance measures emphasized profitability and revenue growth at the corporate and business unit level, and specific business unit goals at the business unit level. In addition, our performance measures emphasized continued cash flow generation. Performance measures were based on quarterly and annual targets.

        Key features of the bonus plan in fiscal 2013 were as follows:

  •
  performance targets were based on key company and business unit financial metrics;

  •
  performance targets were measured on an annual and quarterly basis, with total bonus opportunities based on annual performance; bonuses were paid out quarterly, with 50% of the bonus based on achievement of quarterly objectives and 50% based on the achievement of annual objectives;

  •
  the financial goals varied based on each executive's responsibilities, with a substantial weighting on business unit financial metrics for business unit executives;

  •
  performance measures under the plan were: annual and quarterly revenue growth, operating profit (as a percentage of sales), return on invested capital and adjusted earnings per share targets at the company level; and annual and quarterly operating profit (as a percentage of sales), revenue growth, profit after interest percentage, inventory turnover, and other business-unit specific targets at the business unit level for certain executives; annual and fourth quarter performance measures were based on results from continuing operations;

  •
  certain performance measures were calculated on a non-GAAP basis and excluded after-tax intangible amortization and stock-based compensation expense;

  •
  all non-GAAP adjustments were subject to approval by the Compensation Committee to ensure that the non-GAAP adjustment effects on payout levels appropriately reflected company performance;

  •
  bonuses were based entirely on achievement of financial performance objectives; there was no individual performance component;

  •
  each executive's target bonus was set at a percentage of base salary, based on the level of the executive's responsibilities;

    •
    the CEO's target bonus was set at 150% of base salary and the CFO's target bonus was set at 125% of base salary;

    •
    for NEOs other than the CEO and CFO, the target bonus was set at a range of between 80% and 110% of base salary;

  •
  payout opportunities for each bonus component ranged from 50% of target to a maximum of 200% of target for quarterly bonuses and 300% of target for annual bonuses where payout achievement between the 200% and 300% levels are cliff vested (not interpolated); and

  •
  if the company failed to achieve the threshold level for any performance measure, no payout was awarded for that measure.

        The Compensation Committee recommended and our Board approved different performance metrics for our Chief Executive Officer, Chief Financial Officer and corporate officers as compared with business unit executives. In addition, we varied the weightings for certain performance metrics among different executives, in order to better align individual awards with our business strategy.

        The incentive bonus plan award opportunities for each NEO are shown in the Grants of Plan-Based Awards in Fiscal Year 2013 table. In fiscal 2013, the target incentive bonus awards were set at approximately the 50th percentile of our peer companies for Mr. McNamara; at greater than the 75th percentile of our peer companies for Mr. Read; at the 60th percentile of the peer group for Mr. Barbier; between the 50th and 60th percentiles of the peer group for Mr. Hoak; approximately the 60th percentile of the peer group for Mr. Humphries and approximately the 60th percentile of the peer group for Mr. Sykes.

  Non-GAAP Adjustments

        We used adjusted non-GAAP performance measures for our incentive bonus plan in fiscal 2013. We use adjusted measures to eliminate the distorting effect of certain unusual income or expense items. The adjustments are intended to:

  •
  align award payout opportunities with the underlying growth of our business; and

  •
  avoid outcomes based on unusual items.

        In calculating non-GAAP financial measures, we exclude certain items to facilitate a review of the comparability of the company's operating performance on a period-to-period basis because such items are not, in the Compensation Committee's view, related to the company's ongoing operational performance. The non-GAAP measures are used to evaluate more accurately the company's operating performance, for calculating return on investment, and for benchmarking performance against competitors. For fiscal 2013, non-GAAP adjustments consisted of excluding after-tax stock-based compensation expense, restructuring charges and intangible amortization. All adjustments are subject to approval by the Compensation Committee to ensure that payout levels are consistent with performance.

  Incentive Awards for the CEO and CFO

        Messrs. McNamara and Read were each eligible for a bonus award based on achievement of quarterly and annual revenue growth, adjusted operating profit percentage, ROIC and adjusted EPS targets. We refer to these performance measures as the "company performance metric." The weightings for each of these performance measures was 30% for all metrics other than ROIC which was 10%. Mr. McNamara's annual target bonus was 150% of base salary and Mr. Read's annual target bonus was 125% of base salary. Mr. McNamara's target percentage of base salary remained the same as in fiscal 2012 and resulted in total target cash approximating the 60th percentile of our peer companies. Mr. Read's bonus target as a percentage of base salary also remained the same as in fiscal 2012 and resulted in total target cash between the 50th and 60th percentiles of our peer companies.

        The following table sets forth the payout level opportunities that were available for Messrs. McNamara and Read as a percentage of the target award for each performance measure based on different levels of performance. Revenue targets represented year over year growth targets of 5% at the 50% payout level, 7.5% at the 100% payout level, 10% at the 150% payout level, 12.5% at the 200% payout level and with respect to the annual bonus only 17.5% at the 300% payout level.

        For purposes of the bonus calculations in the tables below, revenue numbers include total revenue minus certain types of HVS related revenue. Therefore, revenue numbers below are lower than revenue numbers reported by the company in its financial statements.

        Payout levels for each performance measure ranged from 50% to 200% related to quarterly bonus and 300% of target for the annual bonus based on achievement of the performance measure, with no payout if the threshold performance level was not achieved. For performance levels between the 50% and 200% levels presented in the table below, straight line interpolation was used to arrive at the payout level:

Payout (% Target)	50%	100%	200%	300%
Q1 Revenue (in millions)	$5,200.2	$5,324.0	$5,571.6
Q1 Adjusted OP%	3.0%	3.3%	3.5%
Q1 ROIC	17.5%	22.5%	27.5%
Q1 Adjusted EPS	$0.22	$0.24	$0.27
Q2 Revenue (in millions)	$5,215.1	$5,339.2	$5,587.6
Q2 Adjusted OP%	3.0%	3.3%	3.5%
Q2 ROIC	17.5%	22.5%	27.5%
Q2 Adjusted EPS	$0.23	$0.26	$0.30
Q3 Revenue (in millions)	$5,043.0	$5,163.1	$5,403.3
Q3 Adjusted OP%	3.0%	3.3%	3.5%
Q3 ROIC	17.5%	22.5%	27.5%
Q3 Adjusted EPS	$0.25	$0.28	$0.32
Q4 Revenue (in millions)	$5,028.0	$5,147.7	$5,387.2
Q4 Adjusted OP%	3.0%	3.3%	3.5%
Q4 ROIC	17.5%	22.5%	27.5%
Q4 Adjusted EPS	$0.25	$0.27	$0.31
FY'13 Revenue (in millions)	$20,486.3	$20,974.1	$21,949.6	$22,925.2
FY'13 Adjusted OP%	3.0%	3.3%	3.5%	3.8%
FY'13 ROIC	17.5%	22.5%	27.5%	32.5%
FY'13 Adjusted EPS	$0.95	$1.05	$1.20	$1.35

        The following table sets forth the actual quarterly and annual performance and the payout levels (as a percentage of the target award for the quarterly and annual periods) and payout amounts (as a percentage of base salary for the quarterly and annual periods) for Messrs. McNamara and Read.

Period	Revenue (in millions)	Payout Level %	Adjusted OP %	Payout Level %	ROIC	Payout Level %	Adjusted EPS	Payout Level %	Total Payout Level %	CEO Actual Payout % (as a % of Base Salary)	CFO Actual Payout % (as a % of Base Salary)
Q1	$4,626.4	—	3.0%	50%	20.8%	83.32%	$0.23	75%	45.83%	86.7%	57.3%
Q2	$4,534.9	—	3.0%	50%	20.9%	84.0%	$0.26	100%	53.4%	80.1%	66.8%
Q3	$4,638.7	—	2.4%	—	20.7%	8.2%	$0.22	—	8.2%	—	—
Q4	$4,271.4	—	2.0%	—	19.1%	6.6%	$0.13	—	6.6%	22.2%	18.5%
FY'13 Annual Component	$18,071.5	—	2.6%	—	19.1%	6.6%	$0.84	—	6.6%	9.9%	8.3%
FY13 Total Payout									17.6%	26.3%	21.9%

        Overall performance for each quarter was below the target level of performance with payout levels (as a percentage of target) of 45.8% for the first quarter, 53.4% for the second quarter, 8.2% for the third quarter (paid in Q4 for administrative reasons) and 6.6% for the fourth quarter. For annual component, the payout level (as a percentage of target) was 6.6%. The total annual bonus payout was 17.6%, which represents 26.3% for Mr. McNamara and 21.9% for Mr. Read as a percentage of base salary.

  Incentive Awards for NEOs other than the CEO and CFO

        Mr. Barbier, President of Flextronics Global Operations and Components, was eligible for a bonus based on achievement of the quarterly and annual company performance metrics (i.e., the performance measures that applied to Messrs. McNamara and Read), as well as various business unit performance metrics in Q1. Effective the second fiscal quarter, Mr. Barbier's bonus was based exclusively on the annual company performance metric. Mr. Barbier's annual target bonus was 110% of base salary. Mr. Barbier's target percentage of base salary increased from 90% in fiscal 2012 and resulted in total target cash approximating the 50th percentile of the market data. Actual payout level opportunities ranged from 50% to 300% of target. For performance levels between the 50% and 200% payout levels, straight line interpolation was used to arrive at the payout level. Mr. Barbier was only eligible for a 300% payout level for any of the performance measures if the company achieved an annual maximum level of performance. Certain business unit metrics were calculated on an adjusted non-GAAP basis consistent with the company performance metric.

        Mr. Hoak was eligible for a bonus award based on achievement of the quarterly and annual company performance metrics, with the same weightings as Messrs. McNamara and Read. The annual target bonus was 80% of base salary. Mr. Hoak's bonus target as a percentage of base salary increased from 70% in fiscal 2012 and resulted in total target cash slightly below the 25th percentile of the peer group.

        Mr. Humphries, President of High Reliability Solutions, was eligible for a bonus based on achievement of the quarterly and annual company performance metrics (i.e., the performance measures that applied to Messrs. McNamara and Read), as well as various business unit performance metrics, including revenue, operating profit percentage, profit after interest percentage and new business wins for our High Reliability Solutions segment. Mr. Humphries' annual target bonus was 110% of base salary. Mr. Humphries' target percentage of base salary increased from 90% in fiscal 2012 and resulted in total target cash between the 50th and 60th percentiles of the market data. Actual payout level opportunities ranged from 50% to 300% of target. The weightings of the performance metrics for Mr. Humphries were 40% for the company performance metric and 60% for the business unit metrics. For performance levels between the 50% and 200% payout levels, straight line interpolation was used to arrive at the payout level. Mr. Humphries only was eligible for a 300% payout level on the annual component for any of the performance measures if his business unit or the company achieved an annual maximum level of performance for the metric. Certain business unit metrics were calculated on an adjusted non-GAAP basis consistent with the company performance metric. We treat the business unit performance measures as confidential. We set these measures at levels designed to motivate Mr. Humphries to achieve operating results at his business unit in alignment with our business strategy with payout opportunities at levels of difficulty consistent with our company performance metric.

        Mr. Sykes, President of President, Industrial and Emerging Industries, was eligible for a bonus based on achievement of the quarterly and annual company performance metrics (i.e., the performance measures that applied to Messrs. McNamara and Read), as well as various business unit performance metrics, including revenue, operating profit percentage and inventory turns for our Industrial and Emerging Industries segment. Mr. Sykes' annual target bonus was 105% of base salary. Mr. Sykes' target percentage of base salary increased from 90% in fiscal 2012 and resulted in total target cash at approximately the 60th percentile of the peer group. Actual payout level opportunities ranged from 50% to 300% of target. The weightings of the performance metrics for Mr. Sykes were 40% for the company performance metric and 60% for the business unit metrics. For performance levels between the 50% and 200% payout levels, straight line interpolation was used to arrive at the payout level. Mr. Sykes only was eligible for a 300% payout level for any of the performance measures if his business unit or the company achieved an annual maximum level of performance for the metric. Certain business unit metrics were calculated on an adjusted non-GAAP basis consistent with the company performance metric. We treat the business unit performance measures as confidential. We set these measures at levels designed to motivate Mr. Sykes to achieve operating results at his business unit in alignment with our business strategy with payout opportunities at levels of difficulty consistent with our company performance metric.

        The following table sets forth the actual quarterly, annual and total payout levels, both as a percentage of target and of base salary, for Messrs. Barbier, Hoak, Humphries and Sykes:

Period	F. Barbier Payout (% Target)	F. Barbier Actual Payout % (as a % of Base Salary)	J. Hoak Payout (% of Target)	J. Hoak Actual Payout % (as a % of Base Salary)	P. Humphries Payout (% of Target)	P. Humphries Actual Payout % (as a % of Base Salary)	E Sykes Payout (% of target)	E Sykes Actual Payout % (as a % of Base Salary)
Q1	34.4%	37.8%	45.8%	36.7%	137.3%	144.2%	48.9%	51.3%
Q2	47.6%	52.3%	53.4%	42.7%	98.1%	103.0%	51.3%	53.9%
Q3	8.2%	—	8.2%	—	62.6%	55.0%	5.2%	5.5%
Q4	6.6%	16.3%	6.6%	11.8%	55.7%	69.2%	5.9%	6.2%
FY'13 Annual Component	6.6%	7.3%	6.6%	3.0%	81.4%	85.5%	2.6%	2.8%
FY'13 Total Payout	15.4%	16.9%	17.6%	14.0%	84.9%	89.2%	15.2%	16.0%

        The Compensation Committee believes that bonuses awarded under our incentive bonus plan appropriately reflected the company's performance and appropriately rewarded the performance of the named executive officers.

Long-Term Incentive Programs

        The Compensation Committee's general policy is to target long-term incentive compensation (which is deemed to include target annual performance-based contributions to the deferred compensation plan) at between the 60th and 65th percentiles of our peer companies and market data, subject to individual variances. As noted earlier, our competitive positioning for long-term incentive compensation is determined in the context of historical performance and our overall compensation programs, including prior incentive awards. For fiscal 2013, Mr. McNamara's long-term incentive award was targeted to slightly below the 50th percentile of our peer companies, and the other named executive officers' long-term incentive awards generally were targeted to be within a range around the median of our peer companies or the market data.

  Long-Term Cash Incentive Awards

        In prior years, the Compensation Committee has recommended and the Board has approved long-term cash incentive awards that allowed for named executive officers and certain other senior officers to earn cash bonuses based upon the achievement by the company of certain three-year performance targets. In fiscal 2011, the company adopted the 2010 Deferred Compensation Plan, which replaces both the prior long-term cash incentive awards program and our senior executive and senior management deferred compensation plans. Under the new plan, the company in its discretion may make annual contributions in amounts up to 30% of each participant's base salary (subject to offsets for non-U.S. executives' pension and other benefits), provided that Mr. Read is not eligible for annual performance-based contributions until past company contributions vest under his prior deferred compensation accounts. Contributions will be made, subject to Committee approval, based on achievement of the same performance metrics as under our incentive bonus plan and will cliff vest after four years. The new plan and the prior deferred compensation plans are discussed further under "Deferred Compensation" below. Based on fiscal 2013 performance, there were no deferred cash awards made in fiscal 2014 with respect to fiscal 2013 performance. For additional information about company contributions to the named executive officers deferral accounts made in fiscal year 2013, please see the section entitled "Executive Compensation—Nonqualified Deferred Compensation in Fiscal Year 2013."

  Stock-Based Compensation

  Restricted Share Unit Awards and Stock Options

        The Compensation Committee grants performance-based and service-based restricted share unit awards (the equivalent of restricted stock units) and stock options. Equity incentives are designed to align the interests of the named executive officers with those of our shareholders and provide each individual with a significant incentive to manage the company from the perspective of an owner, with an equity stake in the business. These awards are also intended to promote executive retention, as unvested restricted share unit awards and stock options are generally forfeited if the executive voluntarily leaves the company. Restricted share unit awards are structured as either performance-based awards, which vest only if pre-established performance measures are achieved, or service-based awards, which vest if the executive remains employed through the vesting period. Before the restricted share unit award vests, the executive has no ownership rights in our ordinary shares. The payouts are made in shares, so the value of the award goes up or down based on share price performance from the beginning of the grant, further aligning the interests of the executive with long-term shareholder value creation. Each stock option allows the executive officer to acquire our ordinary shares at a fixed price per share (the closing market price on the grant date) generally over a period of seven years, thus providing a return to the officer only if the market price of the shares appreciates over the option term.

        Beginning with fiscal 2011, the Compensation Committee determined that equity awards for executives and other senior officers generally would be allocated 50% to performance-based restricted share unit awards and 50% to service-based restricted share unit awards. None of the NEOs has received an option grant since 2009 and no equity awards were granted to the named executive officers in fiscal 2010. The Compensation Committee believes that this allocation promotes retention, serves to link long-term compensation to the company's long-term performance and limits the dilutive effect of equity awards. Key features of these awards are as follows:

  •
  vesting of the performance based restricted share units is tied to the company's total shareholder return versus total shareholder return of the S&P 500, with payouts ranging from 0% to 150% in fiscal year 2010 and 2011 and 200% in fiscal year 2012 based on performance; the Compensation Committee believes that the relative total shareholder return metric used for the performance based awards is a widely accepted investor benchmark that appropriately aligns compensation with performance;

  •
  performance-based restricted share units granted in fiscal 2013 will vest after three years;

  •
  service based restricted share units granted prior to fiscal year 2013 vested according to various schedules including in four installments of 10%, 20%, 30% and 40% on the first, second, third and fourth anniversaries of the grant date in fiscal year 2012; the back-end loaded vesting schedule resulting in 70% of the award vesting after periods of three years and four years; in fiscal year 2011, service based restricted share units granted vested in two installments of 50% on the 3rd anniversary and 50% on the 4th anniversary;

  •
  service-based restricted share units granted in fiscal year 2013 vest in four installments of 25% on each yearly anniversary of the grant date; vesting was changed in fiscal year 2013 to be consistent with typical market practices for time-based restricted stock units;

  •
  we do not pay dividends or dividend equivalents on our restricted share units.

        Vesting of the performance-based awards will depend on the company achieving levels of total shareholder return relative to the average of the Standard & Poor's 500 Index total shareholder return for the performance periods, as follows (with vesting for performance between the indicated performance levels computed on the basis of linear interpolation):

	Flextronics TSR as a % of S&P 500 Index Average TSR	Awards Earned as a % of Target Awards
Maximum	Above 200% of S&P Average	200%
	150% of S&P Average	150%
Target	100% of S&P Average	100%
	50% of S&P Average	50%
Threshold	Below 50% of S&P Average	0%

        In addition, in fiscal 2013 the Board approved amendments to the existing performance-based awards to provide vesting in the event of retirement in certain circumstances. Under the amended terms the awards provide that in the event of retirement a pro-rata number of vested shares shall be issued upon the vesting of the performance-based award pursuant to the performance criteria, with the number of shares that vest determined by multiplying the full number of shares subject to the award by a fraction, which shall be (x) the number of complete months of continuous service as an employee from the grant date of the award to the date of retirement, divided by (y) the number of months from the grant date to the vesting/ release date; provided, further, that if within twelve months of retirement, the executive officer violates the terms of a non-disclosure agreement with, or other confidentiality obligation owed to, the company or any parent, subsidiary or affiliate, then the award and all of the company's obligations and the executive officer's rights under the award shall terminate. For purposes of the awards, "Retirement" means the executive officer's voluntary termination of service after the executive officer has attained age sixty (60) and completed at least ten (10) years of service as an employee of the company or any parent, subsidiary or affiliate. At the current time none of the executive officers would satisfy the retirement criteria.

        The size of the restricted share unit award or option grant to each executive officer generally is set at a level that is intended to create a meaningful opportunity for share ownership based upon the individual's current position with the company, but the Compensation Committee and Board also take into account (i) the individual's potential for future responsibility and promotion over the term of the award, (ii) the individual's performance in recent periods, and (iii) the number of restricted share unit awards and options held by the individual at the time of grant. In addition, the Compensation Committee and Board consider competitive equity award data, and determine award size consistent with the Compensation Committee's and our Board's objective of setting long-term incentive compensation at a competitive level in relation to our peer companies and market data, subject to individual variances. The Compensation Committee and Board also consider annual share usage and overall shareholder dilution when determining the size of equity awards.

  Grants During Fiscal Year 2013

        The number of performance-based and service-based restricted share unit awards granted to the named executive officers in fiscal year 2013, and the grant-date fair value of these awards determined in accordance with ASC 78-10, are shown in the Grants of Plan-Based Awards in Fiscal Year 2013 table.

        As part of the annual compensation review process, the Compensation Committee recommended and the Board approved the following performance-based and service-based restricted share unit awards to our named executive officers in fiscal year 2013. The figures represent the sum of the restricted share unit awards granted, which is split 50-50 between performance-based awards (at target) and service-based awards: Mr. McNamara—900,000; Mr. Read—324,000; Mr. Barbier—300,000; Mr. Hoak—150,000; Mr. Humphries—270,000; and Mr. Sykes 270,000. Mr. McNamara's long-term incentive compensation for fiscal 2013 was set just below the 50th percentile of our peer companies and Mr. Read's was set between the 60th and the 75th percentile of our peer companies. Messrs. Barbier's and Hoak's long-term incentive compensation for fiscal 2013 were set between the 60th and the 75th percentile of the peer group; and Messrs. Humphries' and Sykes' long-term incentive compensation were set at the 60th percentile of the peer group. Overall, our executives' and senior officers' long-term incentive awards were set below the 50th percentile of the peer group. For purposes of benchmarking long-term incentive compensation, the Compensation Committee treats the target cash awards under the new deferred compensation plan as long-term incentive compensation. As noted above, Mr. Read is not eligible for annual performance-based deferred compensation until past deferred cash awards under his deferral accounts vest, and his fiscal 2013 equity grant was therefore benchmarked without taking into account any target deferred compensation award.

  Administration of Equity Award Grants

        The Compensation Committee grants options with exercise prices set at the market price on the date of grant, based on the closing market price. Our current policy is that options and restricted share unit awards granted to executive officers are only made during open trading windows. Awards are not timed in relation to the release of material information. Our current policy provides that grants to non-executive new hires and follow on grants to non-executives are made on pre-determined dates five times a year.

  Hedging Policy

        Under our insider trading policy, short-selling, trading in options or other derivatives on our shares or engaging in hedging transactions are prohibited.

Deferred Compensation

        Each of the named executive officers participates in a deferred compensation plan or arrangement. These plans and arrangements are intended to promote retention by providing a long-term savings opportunity on a tax-efficient basis. Beginning in fiscal 2011, we replaced our prior senior executive and senior management plans with our 2010 deferred compensation plan. Under the new plan, participating officers may defer up to 70% of their base salary and bonus, net of certain statutory and benefit deductions. The company may make a discretionary matching contribution for these deferrals to reflect limitations on our matching contribution under our 401(k) plan. Initial company contributions under the plan for new senior executive participants who did not participate in the prior plans are 50% of base salary and are not tied to company performance. Annual company contributions are performance-based (using the same performance measures used under the incentive bonus plan) and may be made in amounts of up to 30% of each participant's base salary (subject to offsets for non-U.S. executives' pension and other benefits), subject to approval by the Compensation Committee. Initial contributions and any annual contributions, together with earnings, will cliff vest after four years provided that the participant remains employed by the company. For performance below the threshold payout level under the incentive bonus plan, there will be no contribution; for performance between the threshold and target payout levels, the Compensation Committee may award a contribution ranging from 50% to 100% of the target contribution; and for performance at or above the target payout level, the Compensation Committee may award a contribution of 100% of the target contribution. For purposes of benchmarking compensation, the Compensation Committee treats target cash awards as long-term incentive compensation. Deferred balances under the plan are deemed to be invested in hypothetical investments selected by the participant or the participant's investment manager. Participants may receive their vested compensation balances upon termination of employment either through a lump sum payment or in installments over a period of up to ten years. Participants also may elect in-service distributions through a lump sum payment or in installments over a period of up to five years. The deferred account balances are unfunded and unsecured obligations of the company, receive no preferential standing, and are subject to the same risks as any of the company's other general obligations. We do not pay or guarantee above-market returns. The appreciation, if any, in the account balances of plan participants is due solely to the underlying performance of the investments selected by participants.

        As discussed above under "Long-Term Incentive Programs—Long-Term Cash Incentive Awards," based on fiscal 2013 performance, there were no deferred cash awards made in fiscal 2014 with respect to fiscal 2013 performance. Deferred awards made under the prior plans are discussed below with respect to certain of the NEOs who participated in prior plans. Deferred cash awards made under the prior plans will continue to vest in accordance with the provisions of the prior plans, which will be grandfathered, but no additional contributions will be made under the prior plans.

        Mr. McNamara participated in the company's senior executive deferred compensation plan (referred to as the senior executive plan). Following his appointment as Chief Financial Officer, Mr. Read also became a participant in the senior executive plan effective January 1, 2009. Mr. Read participated in the company's senior management deferred compensation plan (referred to as the senior management plan) prior to his appointment as Chief Financial Officer. Messrs. Barbier, Humphries and Sykes participated in the senior management plan.

        Deferred Compensation for Messrs. McNamara and Read.    Under the senior executive plan, awards for deferred long-term incentive bonuses could be awarded in return for services to be performed in the future. During fiscal year 2006, the Compensation Committee recommended and the Board approved a deferred bonus for Mr. McNamara of $5,000,000. The deferred bonus (together with earnings) for Mr. McNamara vested as follows: (i) 10% vested on April 1, 2006; (ii) 15% vested on April 1, 2007; (iii) 20% vested on April 1, 2008; (iv) 25% vested on April 1, 2009; and (v) 30% vested on April 1, 2010.

        During fiscal year 2009, in recognition of his appointment as Chief Financial Officer, the Compensation Committee recommended and the Board approved an initial one-time funding payment of $2,000,000 for Mr. Read in the senior executive plan. The deferred bonus (together with earnings) for Mr. Read will vest as follows: (i) 10% vested on January 1, 2010; (ii) 15% vested on January 1, 2011; (iii) 20% vested on January 1, 2012; (iv) 25% vested on January 1, 2013; and (v) 30% will vest on January 1, 2014. Prior to his appointment as Chief Financial Officer, Mr. Read was a participant in the senior management plan. As part of the annual contribution, Mr. Read was eligible to receive a contribution equal to 30% of his base salary. Past contributions (together with earnings) will vest as follows: (i) one-third vested on July 1, 2012; (ii) one-half of the remaining balance will vest on July 1, 2013; and (iii) the remaining balance will vest on July 1, 2014.

        Any unvested portions of the deferred bonus for Mr. Read (with respect to his senior executive plan account) will become 100% vested upon a change of control (as defined in the senior executive plan) if he is employed at that time or if his employment is terminated as a result of death or disability. Other than in cases of death or disability or a change of control, any unvested amounts will be forfeited if the executive's employment is terminated, unless otherwise provided in a separation agreement. With respect to Mr. Read's senior management plan account, 100% will become vested in the case of his death and a percentage of the unvested portion of Mr. Read's senior management account will become vested in the event of a change of control (as defined in the senior management plan), in an amount equal to the number of months of completed service from July 1, 2005 through July 1, 2014, divided by 108. Any portion of his senior management plan account that remains unvested after a change of control shall continue to vest in accordance with the original vesting schedule.

        Deferred Compensation for Mr. Barbier.    During fiscal year 2005, the Compensation Committee recommended and the Board approved an initial one-time funding payment of $250,000 for Mr. Barbier in the senior management plan. As part of the annual contribution, until 2010, Mr. Barbier was eligible to receive a contribution equal to 30% of his base salary. Past contributions (together with earnings) will vest as follows: (i) one-third vested on July 1, 2011; (ii) one-half of the remaining balance vested on July 1, 2012; and (iii) the remaining balance will vest on July 1, 2013.

        Deferred Compensation for Mr. Humphries.    Beginning with 2005 until 2010, Mr. Humphries received annual and discretionary deferred contributions under the senior management plan. These contributions (together with earnings) are fully vested.

        Deferred Compensation for Mr. Sykes.    Beginning with 2005 until 2010, Mr. Sykes received annual and discretionary deferred contributions under the senior management plan. These contributions (together with earnings) are fully vested.

        Under the senior management plan, any unvested portions of the deferral account of Mr. Barbier will become 100% vested if his employment is terminated as a result of death. In the event of a change of control (as defined in the senior management plan), a portion of the deferral account will vest, calculated as a percentage equal to the number of service months from July 1, 2005 to July 1, 2013, divided by 96 for Mr. Barbier. Any portion of his deferral account that remains unvested after a change of control shall continue to vest in accordance with the original vesting schedule. Other than in cases of death or a change of control, any unvested amounts will be forfeited if the executive's employment is terminated, unless otherwise provided in a separation agreement.

        For additional information about (i) executive contributions to the named executive officers' deferral accounts, (ii) company contributions to the deferral accounts, (iii) earnings on the deferral accounts, and (iv) deferral account balances as of the end of fiscal year 2013, see the section entitled "Executive Compensation—Nonqualified Deferred Compensation in Fiscal Year 2013." The deferral accounts are unfunded and unsecured obligations of the company, receive no preferential standing, and are subject to the same risks as any of the company's other general obligations.

Benefits

  Executive Perquisites

        Perquisites represent a small part of the overall compensation program for the named executive officers. In fiscal year 2013, we paid the premiums on long-term disability insurance for our named executive officers. We also reimbursed Mr. Barbier for costs associated with his international assignment and Mr. Humphries for his relocation assignment, which are discussed below. In addition, we reimbursed Mr. Read and Mr. Barbier for FICA and Medicare taxes due upon the partial vesting of their deferred bonuses during fiscal year 2013. We also provide a company vehicle allowance for Mr. Barbier. These and certain other benefits are quantified under the "All Other Compensation" column in the Summary Compensation Table.

        As discussed above, we have replaced our prior deferred compensation plans with our 2010 deferred compensation plan. Under the prior plans, vested amounts were not paid until termination, while the new plan provides for distribution options, including in-service distributions. For amounts vesting under the prior plans, we will continue to reimburse the executives for FICA taxes since the executives will continue to be unable to access vested funds prior to retirement; however, the executives will continue to be responsible for the tax liability associated with the reimbursement. For amounts vesting under the new plan, the executives will be responsible for FICA taxes and the company will not reimburse the executives for any taxes due upon vesting.

        While company aircraft are generally used for company business only, our Chief Executive Officer and Chief Financial Officer and their spouses and guests may be permitted to use company aircraft for personal travel, provided that company aircraft are not needed for business purposes at such time. We calculate the incremental cost to the company for use of the company aircraft by using an hourly rate for each flight hour. The hourly rate is based on the variable operational costs of each flight, including but not necessarily limited to the following: fuel, maintenance, flight crew travel expense, catering, communications, and fees which include flight planning, ground handling and landing permits. To the extent any travel on company aircraft resulted in imputed income to the executive officer prior to August 30 in fiscal year 2013, the company provided gross-up payments to cover the executive officer's personal income tax due on such imputed income. On August 30, 2012, the Compensation Committee eliminated the gross-up provided under this policy. These benefits are quantified under the "All Other Compensation" column in the Summary Compensation Table.

  Relocation Assignments

        In connection with Mr. Barbier's relocation assignment to the company's Milpitas facility, originally effective August 30, 2010 and amended to provide a continuation of certain benefits as of March 5, 2013, we agreed to reimburse Mr. Barbier for certain relocation expenses incurred by Mr. Barbier, including a housing allowance of $6,000 per month and an auto allowance of up to $1,200 per month. These benefits are quantified under the "All Other Compensation" column in the Summary Compensation Table.

        In connection with Mr. Humphries' relocation assignment to the company's Milpitas facility, effective August 30, 2010, we agreed to reimburse Mr. Humphries for certain relocation expenses incurred by Mr. Humphries, including a housing allowance of $3,500 per month and an auto allowance of $1,200 per month. Both of these benefits ended during the 2013 fiscal year. These benefits are quantified under the "All Other Compensation" column in the Summary Compensation Table.

  401(k) Plan; French Defined Contribution Pension Plan

        Under our 401(k) Plan, all of our employees are eligible to receive matching contributions. Effective fiscal year 2011, we also instituted a new annual discretionary matching contribution. The amount of any discretionary annual contribution will be based on company performance and other economic factors as determined at the end of the following corporate fiscal year. For fiscal year 2013, we elected not to make a discretionary contribution. We do not provide an excess 401(k) plan for our executive officers. Our named executive officers participated in the program in fiscal year 2013.

        Mr. Barbier participates in defined contribution pension schemes mandated under French law. For fiscal 2013, the company made required contributions aggregating approximately $74,874.

  Other Benefits

        Executive officers are eligible to participate in all of the company's employee benefit plans, such as medical, dental, vision, group life, disability, and accidental death and dismemberment insurance, in each case on the same basis as other employees, subject to applicable law.

Termination and Change of Control Arrangements

        The named executive officers are entitled to certain termination and change of control benefits under their deferred compensation plans and under certain of their equity awards. These benefits are described and quantified under the section entitled "Executive Compensation—Potential Payments Upon Termination or Change of Control." As described in that section, if there is a change of control of the company, the entire unvested portion of the deferred compensation account of Mr. Read under the senior executive plan will accelerate, and a percentage of the unvested portion of Messrs. Read's and Barbier's deferred compensation accounts under the senior management plan will accelerate based on their respective periods of service. As of April 2010, Messrs. McNamara, Humphries and Sykes were fully vested under the senior executive plan. Under our 2010 Deferred Compensation Plan, vesting of initial and annual awards will accelerate in cases of death, disability, or a change in control. In the case of a change in control, vesting only will accelerate if employment is terminated without cause or for good reason within two years of the change in control. The Compensation Committee determined that a single trigger for acceleration of the executives' deferred compensation accounts was appropriate under the senior executive and senior management plans in order to provide certainty of vesting for benefits that represent the executives' primary source of retirement benefits. However, under our 2010 Deferred Compensation Plan, vesting only will accelerate following a change in control if employment is terminated, as described above, which is a double trigger. Under the terms of certain of our equity incentive plans and the form of restricted share unit award agreement used for certain of our grants of restricted share unit awards to our employees (including our executives), in the event of a change of control, each outstanding stock option and each unvested restricted share unit award with such a provision shall automatically accelerate, provided that vesting shall not so accelerate if, and to the extent, such award is either to be assumed or replaced. The Compensation Committee believes that these provisions provide our Board with appropriate flexibility to address the treatment of options and restricted share unit awards in a merger or similar transaction that is approved by our Board, while providing appropriate protections to our executives and other employees in transactions which are not approved by our Board. Under the terms of certain of our equity plans, the Compensation Committee has the discretion to provide that certain awards may automatically accelerate upon an involuntary termination of service within a designated time period following a change of control, even if such awards are assumed or replaced.

Severance Agreement with Mr. Sykes

        Mr. Sykes resigned from the company effective as of March 31, 2013. In connection with such resignation Mr. Sykes entered into a Severance Agreement with the company in November of 2012. Pursuant to the terms of the Severance Agreement, Mr. Sykes was entitled to receive salary and incentive bonus amounts for the full fiscal year 2013. These amounts are disclosed above. In addition to the amounts disclosed above, he received a severance payment in the gross amount of $393,750 in December of 2012. He is also entitled to receive two more severance payments each in the gross amount of $196,875 on September 30, 2013 and March 31, 2014. Under the agreement he has a right to quarterly bonus payments for the first three quarters of fiscal year 2014 based on his bonus targets prior to the date of separation. In addition, payments were made to him for unpaid vacation, COBRA and attorney fees. He has the right to a payment in the amount of $816,981 for vested deferred compensation amounts under the senior management plan. He is entitled to certain expense reimbursements for relocation costs and closing costs for the sale of his home. Vesting on his equity grants ceased as result of his separation of service in compliance with the terms of the 2010 Equity Incentive Plan. In exchange for these benefits, Mr. Sykes agreed to act as a special consultant to the company for the twelve months following his separation from the company. He also agreed to a release of claims against the company, the non-solicitation of company employees, non-disparagement of the company, and the non-disclosure of company confidential information.

Executive Stock Ownership Guidelines

        In fiscal 2011, to more closely align the interests of our management with those of our shareholders, our Board of Directors, upon the recommendation of the Compensation Committee, adopted stock ownership guidelines for all of our executive officers and direct reports of the chief executive officer. The ownership guidelines provide for our executive officers to own a minimum number of our ordinary shares, which (i) for our CEO, is the number of shares having a value equal to at least four times his annual base salary, (ii) for our CFO, is the number of shares having a value equal to at least two and one-half times his annual base salary and (iii) for all of our other executive officers and CEO direct reports, is the number of shares having a value equal to at least one and one-half times his or her annual base salary. All ordinary shares held by our executives, as well as the value of fully-vested stock options (net of the value of taxes), count toward these goals. The guidelines provide for our executives to reach these goals within five years of the date that the Board approved the guidelines or the date they joined the company, whichever is later, and to hold such a minimum number of shares for as long as he or she is an officer. The company has determined that the named executive officers are in compliance with the current requirements under the guidelines.

Executive Incentive Compensation Recoupment Policy

        In May 2010, the Compensation Committee recommended and our Board adopted an Executive Incentive Compensation Recoupment Policy. The policy covers our executive officers and direct reports of our chief executive officer, and applies to bonuses or awards under the company's short and long-term incentive bonus plans, awards under our equity incentive plans, and contributions under our deferred compensation plans where the contributions are based on the achievement of financial results. In the event of a material restatement of financial results where a covered officer engaged in fraud or misconduct that caused the need for the restatement, the Board will have discretion to recoup incentive compensation of any covered officer if and to the extent the amount of compensation which was paid or which vested would have been lower if the financial results had been properly reported. In the case of equity awards that vested based on the achievement of financial results that were subsequently reduced, the Board also may seek to recover gains from the sale or disposition of vested shares (including shares purchased upon the exercise of options that vested based on the achievement of financial results). In addition, the Board will have discretion to cancel outstanding equity awards where the financial results which were later restated were considered in granting such awards. The Board only may seek recoupment in cases where the restatement shall have occurred within 36 months of the publication of the audited financial statements that have been restated.

COMPENSATION RISK ASSESSMENT

        With the assistance of Radford, the Compensation Committee reviewed our compensation policies and practices and determined that our compensation programs do not encourage excessive or inappropriate risk-taking. The Compensation Committee believes that the design and mix of our compensation programs appropriately encourage our executive and senior officers to focus on the creation of long-term shareholder value. In its review, the Compensation Committee noted the following features:

  •
  our executive compensation programs appropriately balance short and long-term incentives, with short-term incentives representing approximately 6% of total direct compensation and long-term incentives representing approximately 75% of total direct compensation, thereby focusing executives on enhancing long-term shareholder value;

  •
  our incentive bonus plan uses several performance measures at the corporate level, as well as different performance measures for our business unit executives;

  •
  payout levels are capped under our incentive bonus plan and payout opportunities may be achieved on a straight line interpolation basis between threshold and target levels, and generally between the target and maximum levels;

  •
  non-GAAP adjustments are made to align achievement of performance measures with our business strategy; all non-GAAP adjustments are subject to Compensation Committee approval to ensure that actual payout levels appropriately reflect company and business unit performance; and

  •
  annual non-management bonus plans allocate a lower percentage of variable cash compensation than for management with bonus awards and sales commission plans capped at multiples of target achievement.

        In addition to the design and mix of our compensation programs, to further align executives' and senior officers' interests with our shareholders and mitigate risk relating to our compensation programs, in fiscal 2011 the company adopted stock ownership guidelines and an incentive compensation recoupment policy, which are discussed above.

EXECUTIVE COMPENSATION

        The following table sets forth the fiscal year 2011, 2012 and 2013 compensation for:

  •
  Michael M. McNamara, our chief executive officer;

  •
  Paul Read, our chief financial officer during the fiscal year; and

  •
  Francois Barbier, Paul Humphries, Jonathan S. Hoak and Eslie C. Sykes.

        The executive officers included in the Summary Compensation Table are referred to in this joint proxy statement as our named executive officers. A detailed description of the plans and programs under which our named executive officers received the following compensation can be found in the section entitled "Compensation Discussion and Analysis" of this joint proxy statement. Additional information about these plans and programs is included in the additional tables and discussions which follow the Summary Compensation Table.

 Summary Compensation Table

Name and Principal Position(1)	Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(8)	Total ($)
Michael M. McNamara	2013	$1,250,000	—	$6,462,000	$329,138	$1,940,410	$31,178	$10,012,726
Chief Executive Officer	2012	$1,250,000	—	$5,862,000	$322,663	—	$39,338	$7,474,001
	2011	$1,250,000	—	$5,692,000	$2,714,063	$815,350	$66,225	$10,537,638
Paul Read	2013	$620,000	$1,114,552	$2,326,320	$136,044	$175,593	$64,218	$4,436,727
Chief Financial Officer	2012	$600,000	$497,234	$2,381,438	$129,065	—	$55,630	$3,663,367
	2011	$600,000	$368,322	$1,956,625	$1,085,625	—	$48,385	$4,058,957
Francois P. Barbier	2013	$600,000	$270,127	$2,154,000	$101,603	$5,297	$336,752	$3,467,779
President, Global Operations	2012	$600,000	$256,638	$1,905,150	$76,875	—	$270,359	$3,109,022
and Components	2011	$596,238	—	$1,067,250	$553,247	—	$395,801	$2,612,536
Jonathan S. Hoak(7)	2013	$475,000	—	$1,077,000	$66,705	—	$10,203	$1,628,908
Executive Vice President	2012	$450,000	—	$366,375	$54,207	—	$14,546	$885,128
and General Counsel
Paul Humphries	2013	$525,000	—	$1,938,600	$468,073	$41,465	$34,242	$3,007,380
President, High Reliability	2012	$525,000	$359,759	$1,318,950	$296,328	$72,374	$265,373	$2,837,784
Solutions and Executive Vice President, Human Resources
Eslie C. Sykes	2013	$525,000	—	$1,938,600	$84,006	—	$425,238	$2,965,844
President Industrial and Emerging Industries

(1)
Information for fiscal year 2011 is not included for Messrs. Humphries or Hoak who were appointed as executive officers during fiscal year 2012, or for Mr. Sykes who was not a named executive officer in fiscal years 2011 and 2012.

(2)
Each of Messrs. McNamara, Read, Barbier, Hoak and Humphries contributed a portion of his fiscal year 2013 salary to his 401(k) savings plan account. All amounts contributed are included under this column. Mr. Sykes salary amount includes accrued vacation that was paid out during fiscal year 2013 in the amount of $34,328 some of which may have been earned in prior years.

(3)
For fiscal year 2013, this column shows the unvested portion of Mr. Read's deferred compensation accounts that vested on July 1, 2012 and January 1, 2013 and unvested portions of Mr. Barbier's deferred compensation accounts that vested on July 1, 2012. For additional information about the company's deferred compensation arrangements, see the section entitled "Compensation Discussion and Analysis—Deferred Compensation" of this joint proxy statement and the discussion under the section entitled "Nonqualified Deferred Compensation in Fiscal Year 2013" of this joint proxy statement.

(4)
Stock awards consist of service-based and performance-based restricted share unit awards. The amounts in this column do not reflect compensation actually received by the named executive officers nor do they reflect the actual value that will be recognized by the named executive officers. Instead, the amounts reflect the grant date fair value for grants made by us in fiscal years 2011, 2012 and 2013, calculated in accordance with FASB ASC Topic 718. For additional information regarding the assumptions made in calculating the amounts reflected in this column, see Note 3 to our audited consolidated financial statements for the fiscal year ended March 31, 2013, "Share-Based Compensation," included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2013.

(5)
The amounts in this column represent incentive cash bonuses earned in fiscal year 2013. For additional information, see the section entitled "Compensation Discussion and Analysis—Fiscal Year 2013 Executive Compensation—Incentive Bonus Plan" of this joint proxy statement.

(6)
The amount in this column for fiscal year 2013 represents the above-market earnings on the vested portions of Messrs. McNamara, Read, Barbier and Humphries' nonqualified deferred compensation accounts in fiscal year 2013. None of our other named executive officers received above-market earnings on the vested portions of their deferred compensation accounts in fiscal year 2013 and none of our named executive officers participates in any defined benefit or actuarial pension plans. Above-market earnings represent the difference between market interest rates determined pursuant to SEC rules and earnings credited to the vested portion of the named executive officers' deferred compensation accounts. See the Nonqualified Deferred Compensation in Fiscal Year 2013 table of this joint proxy statement for additional information.

(7)
The following table provides a breakdown of the compensation included in the "All Other Compensation" column for fiscal year 2013:

Name	Pension/ Savings Plan Company Match Expenses/ Social Security ($)(1)	Medical/ Enhanced Long-Term Disability ($)(2)	Personal Aircraft Usage ($)(3)	Relocation/ Expatriate Assignment Expenses ($)(4)	Tax Reimbursements ($)(5)	Severance ($)(6)	Total ($)
Michael M. McNamara	$10,000	—	$21,178	—	—	—	$31,178
Paul Read	$10,333	—	$18,107	—	$35,777	—	$64,218
Francois P. Barbier	$74,874	$46,254	—	$86,988	$128,636	—	$336,752
Paul Humphries	$10,000	—	—	$11,175	$13,067	—	$34,242
Jonathan S. Hoak	$10,203	—	—	—	—	—	—
Eslie C. Sykes	$9,125	—	—	$8,188	$7,175	$340,750	$425,238

(1)
The amounts in this column represent company matching contributions to the 401(k) saving plan accounts for Messrs. McNamara, Read, Sykes, Hoak and Humphries. In the case of Mr. Barbier, it represents company contributions to the mandatory social security programs under applicable French law. Amounts for Mr. Barbier have been converted into dollars from the Euro based on the prevailing exchange rate at the end of the 2013 fiscal year.

(2)
The amounts in this column represent the company's contribution to the executive long-term disability program which provides additional benefits beyond the basic employee long-term disability program.

(3)
The amounts in this column represent the aggregate incremental costs resulting from the personal use of the company aircraft. Costs include a portion of ongoing maintenance and repairs, aircraft fuel, satellite communications and travel expenses for the flight crew. It excludes non-variable costs which would have been incurred regardless of whether there was any personal use of aircraft.

(4)
These amounts represent (i) the costs associated with Mr. Barbier's relocation to the company's Milpitas facility for housing allowances of $72,000 and vehicle allowances of $14,400; (ii) and for Mr. Humphries, $10,800 for a vehicle allowance and $375 for a relocation fee; and (iii) for Mr. Sykes, $8,000 for a vehicle allowance and $188 for a relocation fee.

(5)
For Mr. Read, the amount includes $9,724 for the payment of taxes due as a result of the personal use of the company aircraft, and $26,054 for the payment of taxes on his behalf with respect to Medicare, due to the vesting of his deferred compensation in January 2012. For Mr. Barbier, the amount includes reimbursement of $125,254 for the incremental taxes due as a result of his relocation to the company's Milpitas facility and the payment of $3,382 of taxes on his behalf with respect to Medicare, due to the vesting of his deferred compensation in July 2012. For Mr. Humphries, this amount represents $13,067 due to for the incremental taxes due as a result of his relocation to the company's Milpitas facility. For Mr. Sykes, this amount represents the payment of $7,175 taxes due to incremental taxes as a result of his relocation to the company's Milpitas facility.

(6)
This amount represents a severance payment in the amount of $393,750 received by Mr. Sykes in fiscal year 2013 under his separation agreement and $7,000 to reimburse the legal expenses of Mr. Sykes incurred in connection with the separation agreement. This amount does not include an additional $393,750 in severance payments that are payable in fiscal year 2014 subject to Mr. Sykes's compliance with the terms and conditions of his separation agreement. The amount also does not include the estimated value of continued health care coverage, including COBRA premiums, the value of bonus payments for fiscal year 2014 (which have not yet been determined) or the amount Mr. Sykes may receive under his separation agreement for relocation expenses or closing costs for the sale of the executive's home. For additional information, see the sections entitled "Executive Compensation—Potential Payments Upon Termination or Change of Control—Severance Agreement with Mr. Sykes" and "—Potential Payments upon Termination or Change of Control" of this joint proxy statement.

Grants of Plan-Based Awards in Fiscal Year 2013

        The following table presents information about non-equity incentive plan awards and restricted share unit awards that we granted in our 2013 fiscal year to our named executive officers. We did not grant any stock options to our named executive officers during our 2013 fiscal year.

								All Other Stock Awards: Number of Shares of Stock or Units (#)(3)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)				Grant Date Fair Value of Stock Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael M. McNamara	—	937,000	1,875,000	4,687,500	—	—	—	—	—
	05/17/2012	—	—	—	225,000	450,000	900,000	—	$3,514,500
	05/17/2012	—	—	—	—	—	—	450,000	$2,947,500
Paul Read	—	387,500	775,000	1,937,500	—	—	—	—	—
	05/17/2012	—	—	—	81,000	162,000	324,000	—	$1,265,220
	05/17/2012	—	—	—	—	—	—	162,000	$1,061,100
Francois P. Barbier	—	330,000	660,000	1,650,000	—	—	—	—	—
	05/17/2012	—	—	—	75,000	150,000	300,000	—	$1,171,500
	05/17/2012	—	—	—	—	—	—	150,000	$982,500
Jonathan S. Hoak	—	190,000	380,000	950,000	—	—	—	—	—
	05/17/2012				37,500	75,000	150,000	—	$585,750
	05/17/2012				—	—	—	75,000	$491,250
Paul Humphries	—	275,625	551,250	1,378,125	—	—	—	—	—
	05/17/2012	—	—	—	67,500	135,000	270,000	—	$1,054,350
	05/17/2012	—	—	—	—	—	—	135,000	$884,250
Eslie C. Sykes		275,625	551,250	1,378,125
	05/17/2012	—	—	—	67,500	135,000	270,000	—	$1,054,350
	05/17/2012	—	—	—	—	—	—	135,000	$884,250

(1)
These amounts show the range of possible payouts under our incentive cash bonus program for fiscal year 2013. The maximum payment, represents 250% of the target payment. The threshold payment for each named executive officer represents 50% of target payout levels. Amounts actually earned in fiscal year 2013 are reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table. For additional information, see the section entitled "Compensation Discussion and Analysis—Fiscal Year 2013 Executive Compensation—Incentive Bonus Plan" of this joint proxy statement.

(2)
These columns show the range of estimated future vesting of performance-based restricted share unit awards granted in fiscal year 2013 under our 2010 Equity Incentive Plan. One hundred percent of the restricted share unit awards cliff vest after three years. Vesting of the performance-based awards are subject to the company achieving levels of total shareholder return relative to the average of the Standard & Poor's 500 Index total shareholder return for the performance periods. The maximum payment for each executive officer represents 200% of the target payment. The threshold payment for each named executive officer represents 50% of target payout levels. For additional information, see the section entitled "Compensation Discussion and Analysis—Long-Term Incentive Programs—Stock-Based Compensation—Grants During Fiscal Year 2013" of this joint proxy statement.

(3)
This column shows the number of service-based restricted share units granted in fiscal year 2013 under our 2010 Equity Incentive Plan. For each named executive officer, the restricted share units vest in four annual installments at a rate of 25% per year, provided that the executive continues to remain employed on the vesting dates. For additional information, see the section entitled "Compensation Discussion and Analysis—Long-Term Incentive Programs—Stock-Based Compensation—Grants During Fiscal Year 2013" of this joint proxy statement.

(4)
This column shows the grant-date fair value of service-based and performance-based restricted share unit awards under FASB ASC Topic 718-10 granted to our named executive officers in fiscal year 2013. The grant-date fair value is the amount that we will expense in our financial statements over the award's vesting schedule. Expense will be reversed for awards that do not vest as a result of the named executive officers not meeting the requisite service requirement; however expense will not be reversed for awards that do not vest as a result of not achieving the performance requirement. For restricted share unit awards with service-based vesting, fair value is the closing price of our ordinary shares on the grant date. For restricted share unit awards where vesting is contingent on meeting a market condition, the grant-date fair value was calculated using a monte carlo simulation. Additional information on the valuation assumptions is included in Note 3 of our audited consolidated financial statements for the fiscal year ended March 31, 2013, "Share-Based Compensation," included in our Annual Report on Form 10-K for the fiscal year needed March 31, 2013. These amounts reflect our accounting expense, and do not correspond to the actual value that will be recognized by the named executive officers.

Outstanding Equity Awards at 2013 Fiscal Year-End

        The following table presents information about outstanding options and stock awards held by our named executive officers as of March 31, 2013. The table shows information about:

  •
  stock options,

  •
  service-based restricted share units, and

  •
  performance-based restricted share units.

        The market value of the stock awards is based on the closing price of our ordinary shares as of March 28, 2013, which was $6.76. Market values shown assume all performance criteria are met and the threshold value is paid. For additional information on our equity incentive programs, see the section entitled "Compensation Discussion and Analysis—Long-Term Incentive Programs—Stock-Based Compensation" of this joint proxy statement.

	Option Awards							Stock Awards
													Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
				Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)							Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)								Market Value of Shares or Units of Stock That Have Not Vested ($)
								Number of Shares or Units of Stock That Have Not Vested (#)
						Option Exercise Price ($)
							Option Expiration Date
Name	Exercisable	Unexercisable
Michael M. McNamara	200,000	—		—		$11.53	08/23/2014	—		—	—		—
	3,000,000	—		—		$12.37	05/13/2015	—		—	—		—
	700,000	—		—		$11.23	04/17/2016	—		—	—		—
	2,000,000	—		—		$10.59	06/02/2015	—		—	—		—
	—	—		2,000,000	(2)	$10.59	06/02/2015	—		—	—		—
	2,000,000	—		—		$2.26	12/05/2015	—		—	—		—
	2,000,000	—		—		$1.94	03/02/2016	—		—	—		—
	—	—		—		—	—	1,210,000	(3)	$8,179,600	1,250,000	(7)	$8,450,000
Paul Read	20,000	—		—		$10.34	07/01/2013	—		—	—		—
	80,000	—		—		$16.57	01/09/2014	—		—	—		—
	50,000	—		—		$13.18	09/28/2014	—		—	—		—
	125,000	—		—		$12.05	10/29/2014	—		—	—		—
	—	—		700,000	(2)	$10.59	06/02/2015	—		—	—		—
	700,000	—		—		$10.59	06/02/2015	—		—	—		—
	1,200,000	—		—		$2.26	12/05/2015	—		—	—		—
	—	—		—		—	—	445,750	(4)	$3,013,270	462,000	(8)	$3,123,120
Francois P. Barbier	150,000	—		—		$2.26	12/05/2015	—		—	—		—
	3,125	—		—		$5.57	08/11/2016	—		—	—		—
	20,833	—		—		$5.57	08/11/2016	—		—	—		—
	250,000	—		—		$5.57	08/11/2016	—		—	—		—
	868	—		—		$5.57	08/11/2016	—		—	—		—
	911	—		—		$5.57	08/11/2016	—		—	—		—
	3,125	—		—		$5.57	08/11/2016	—		—	—		—
								342,000	(5)	$2,311,920	355,000	(9)	$2,399,800
Jonathan S. Hoak	78,124	71,876	(11)	—		$8.09	02/28/2018
								122.500	(12)	$828,100	100,000	(13)	$676,000
Paul Humphries	275,000	—		—		$2.26	12/05/2015	—		—	—		—
	585	—		—		$5.57	08/11/2016	—		—	—		—
	392	—		—		$5.57	08/11/2016	—		—	—		—
	2,752	—				$5.57	08/11/2016
	213,889	—				$5.57	08/11/2016
	872	—				$5.57	08/11/2016
	12,500	—		—		$5.57	08/11/2016	—		—	—		—
	2,539	—		—		$5.57	08/11/2016	—		—	—		—
	19,960	—		—		$5.57	08/11/2016	—		—	—		—
	50,000			—		$5.57	08/11/2016	—		—	—		—
	—	—		—		—	—	271,0000	(6)	$1,831,960	280,000	(10)	$1,892,800
Eslie C. Sykes	128,750	—		—		$2.26	06/30/2013	—		—	—		—
	2,083	—		—		$5.57	06/30/2013	—		—	—		—
	4	—		—		$5.57	06/30/2013	—		—	—		—
	987	—		—		$5.57	06/30/2013	—		—	—		—
	443	—		—		$5.57	06/30/2013	—		—	—		—

(1)
This column includes performance-based restricted share unit awards granted in fiscal year 2011 under our 2001 Equity Incentive Plan and fiscal year 2012 and fiscal year 2013 under our 2010 Equity Incentive Plan. For grants made in fiscal year 2011 and fiscal year 2012, fifty percent of the restricted share unit awards vest after three years and fifty percent vest after four years. For grants made in fiscal year 2013, 100% of the restricted share unit awards vest after three years. Vesting of the performance-based awards will depend on the company achieving levels of total shareholder return relative to the average of the Standard & Poor's 500 Index total shareholder return for the respective three and four-year performance periods.

(2)
These options have vested but may only be exercised if the trading price of our ordinary shares is at least $12.50 per share.

(3)
200,000 shares vest annually on each of June 15, 2013 and 2014; 360,000 shares vest annually at a rate of 80,000, 120,000, and 160,000 shares, with first vesting date of June 3, 2013. 450,000 shares vest annually at a rate of 25% per year for four years, with first vesting date of May 17, 2013.

(4)
68,750 shares vest annually on each of June 15, 2013 and 2014; 146,250 shares vest annually at a rate of 32,500, 48,750, and 65,000 shares, with first vesting date of June 3, 2013. 162,000 shares vest annually at a rate of 25% per year for four years, with first vesting date of May 17, 2013.

(5)
37,500 shares vest annually on each of June 15, 2013 and 2014; 117,000 vest annually at a rate of 26,000, 39,000, and 52,000 shares, with first vesting date of June 3, 2013. 150,000 shares vest annually at a rate of 25% per year for four years, with first vesting date of May 17, 2013.

(6)
27,500 shares vest annually on each of June 15, 2013 and 2014; 81,000 vest annually at a rate of 18,000, 27,000, and 36,000, with first vesting date of June 3, 2013. 135,000 shares vest annually at a rate of 25% per year for four years, with first vesting date of May 17, 2013.

(7)
200,000 performance-based shares vest annually on June 15, 2013 and June 2014, 200,000 vest annually on June 3, 2014 and June 3, 2015, and 450,000 vest on May 17, 2015 provided that the performance criteria are met.

(8)
27,500 performance-based shares vest annually on June 15, 2013 and June 2014, 25,000 vest annually on June 3, 2014 and June 3, 2015, and 162,000 vest on May 17, 2015 provided that the performance criteria are met.

(9)
37,500 performance-based shares vest annually on June 15, 2013 and June 2014, 65,000 vest annually on June 3, 2014 and June 3, 2015, and 150,000 vest on May 17, 2015 provided that the performance criteria are met.

(10)
27,500 performance-based shares vest annually on June 15, 2013 and June 2014, 45,000 vest annually on June 3, 2014 and June 3, 2015, and 135,000 vest on May 17, 2015 provided that the performance criteria are met.

(11)
71,876 stock options vest monthly from April 30, 2013 to February 28, 2015.

(12)
12,500 shares vest annually on each of February 28, 2014, and 2015; 22,500 shares vest annually at a rate of 5,000, 7,500, and 10,000 shares, the first vesting date of June 3, 2013; 75,000 shares vest annually at a rate of 25% per year for four years, with first vesting date of May 17, 2013.

(13)
12,500 performance-based shares vest annually on June 3, 2013 and June 2014, and 75,000 vest on May 17, 2015 provided that the performance criteria are met.

Option Exercises and Stock Vested in Fiscal Year 2013

        The following table presents information, for each of our named executive officers, on (1) stock option exercises during fiscal year 2013, including the number of shares acquired upon exercise and the value realized and (2) the number of shares acquired upon the vesting of stock awards in the form of restricted share units during fiscal year 2013 and the value realized, in each case before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Michael M. McNamara	—	—	40,000	$249,200
Paul Read	300,000	$1,319,066	16,250	$101,238
Francois Barbier	—	—	13,000	$80,990
Jonathan S. Hoak	—	—	15,000	$98,700
Paul Humphries	—	—	9,000	$56,070
Eslie C. Sykes	146,058	$186,955	9,000	$56,070

(1)
The amounts in this column reflect the aggregate dollar amount realized upon exercise of the options determined by the difference between the market price of the underlying shares at exercise and the exercise price of the options.

(2)
The amounts in this column reflect the aggregate dollar amount realized upon the vesting of restricted share unit awards determined by multiplying the number of ordinary shares underlying such awards by the market value of the underlying shares on the vesting date.

Pension Benefits in Fiscal Year 2013

        Our named executive officers do not receive any compensation in the form of pension benefits.

Nonqualified Deferred Compensation in Fiscal Year 2013

        Each of our named executive officers participates in our 2010 deferred compensation plan, except for Mr. Read. Our deferred compensation program is intended to promote retention by providing a long-term savings opportunity on a tax-efficient basis. Beginning in fiscal 2011, we replaced our existing deferred compensation plans with the 2010 deferred compensation plan. Under the new plan, participating officers may defer up to 70% of their base salary and bonus, net of certain statutory and benefit deductions. The company may make a discretionary matching contribution for these deferrals to reflect limitations on our matching contribution under our 401(k) plan. Under this plan, we may make performance-based annual contributions, subject to the company meeting pre-established business performance criteria, in amounts up to 30% of each participant's base salary (subject to offsets for non-U.S. executives' pension and other benefits), which will cliff vest after four years. Amounts credited to the deferral accounts are deemed to be invested in hypothetical investments selected by a participant or an investment manager on behalf of each participant. Participants in the 2010 deferred compensation plan may receive their vested deferred compensation balances upon termination of employment at such time as is specified in their deferral agreements, which may include a lump sum payment or installment payments made over a period of years. Participants also may elect in-service distributions through a lump sum payment or in installments over a period of up to five years.

        Prior to fiscal year 2011, Messrs. McNamara and Read participated in our Senior Executive Deferred Compensation Plan, which we refer to as the senior executive plan. Participants in the senior executive plan received long-term deferred bonuses, which were subject to vesting requirements. In addition, a participant was able to defer up to 80% of his salary and up to 100% of his cash bonuses. The deferred compensation was credited to a deferral account established under the senior executive plan for recordkeeping purposes. Amounts credited to the deferral accounts are deemed to be invested in hypothetical investments selected by an investment manager on behalf of each participant. Participants in the senior executive plan may receive their vested deferred compensation balances upon termination of employment either through a lump sum payment or in installments over a period of up to 10 years.

        Prior to fiscal year 2011, Messrs. Barbier, Sykes and Humphries participated in the company's Senior Management Deferred Compensation Plan (referred to as the senior management plan). In addition, Mr. Read participated in the senior management plan until December 1, 2008, when our Board approved his participation in the senior executive plan. Under the senior management plan, participants received deferred discretionary contributions, which were subject to vesting requirements. Deferred balances under the senior management plan are deemed to be invested in hypothetical investments selected by the participant or the participant's investment manager. Participants in the senior management plan will receive their vested deferred compensation balances upon termination of employment through a lump sum payment on the later of January 15th of the year following termination and six months following termination. In addition, any unvested portions of the deferral accounts will become 100% vested if the executive's employment is terminated as a result of his or her death.

        Under each of the deferred compensation plans, we entered into trust agreements providing for the establishment of irrevocable trusts into which we are required to deposit cash or other assets as specified in the applicable deferral agreement, equal to the aggregate amount required to be credited to the participant's deferral account, less any applicable taxes to be withheld. The deferred account balances of the participants in deferred compensation plans are unfunded and unsecured obligations of the company, receive no preferential standing, and are subject to the same risks as any of our other general obligations.

        For a discussion of the contributions and deferred bonuses granted to each of the named executive officers and their vesting terms, including vesting upon the executive's termination or a change in control of the company, see the sections entitled "Compensation Discussion and Analysis—Deferred Compensation" of this joint proxy statement and "Executive Compensation—Potential Payments Upon Termination or Change of Control" below.

        The following table presents information for fiscal year 2013 about: (i) contributions to the named executive officers' deferred compensation plan accounts by the executive; (ii) company contributions to the named executive officers' deferred compensation plan accounts; (iii) aggregate earnings (or losses) on the deferred compensation plan accounts; and (iv) the deferred compensation plan account balances as of the end of the fiscal year.

Name	Executive Contributions in Last Fiscal year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings (Loss) in Last Fiscal Year ($)(3)	Aggregate Balance at Fiscal Year-End ($)(4)
Michael M. McNamara	—	—	$2,635,208	$13,232,790
Paul Read	—	—	$553,046	$4,093,972
Francois P. Barbier	—	—	$40,884	$1,058,585
Jonathan S. Hoak	$990	—	$10	$1,000
Paul Humphries	—	—	$97,157	$1,463,476
Eslie C. Sykes	—	—	$(24,916)	$1,153,313

(1)
Reflects the salary payments deferred by our named executive officers during the fiscal year. These amounts are included in the Summary Compensation Table under the "Salary" column.

(2)
These amounts represent contributions under the 2010 deferred compensation plan. These awards cliff vest after four years. None of these awards have vested under this plan as of March 31, 2013. These amounts, including any earnings or losses thereon, will be reported under the "Bonus" column of the Summary Compensation Table upon vesting in future years if the executive continues to be a named executive officer. For additional information on these contributions and their vesting terms, including vesting upon the executive's termination or a change in control of the company, see the sections entitled "Compensation Discussion and Analysis—Deferred Compensation" of this joint proxy statement and "Executive Compensation—Potential Payments Upon Termination or Change of Control."

(3)
Reflects earnings (or losses) for each named executive officer on both the vested and unvested portions of the executive's deferred compensation account(s). The above-market portion of the earnings on the vested portion of the executive's deferred compensation account(s) is included under the "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column in the Summary Compensation Table. Any earnings that vest in a given year are reported in the "Bonus" column in the Summary Compensation Table.

(4)
The amounts in this column have previously been reported in the Summary Compensation Table for this and prior fiscal years, except for the following amounts: Paul Read—$1,695,457; Francois Barbier—$526,523; and Paul Humphries—$989,878; and EC Sykes—$1,160,803. The amounts in this column include the following unvested balances for the named executive officers: Michael McNamara—$1,100,517;

  Paul Read—$2,024,956; Francois Barbier—$788,458; Paul Humphries—$330,120 and Eslie C. Sykes—$300,447. For Mr. Read, the amount includes a $1,138,235 unvested balance in his senior executive plan account and a $886,721 unvested balance held in his executive management plan account. For Mr. Barbier, the amount includes $548,440 unvested in his international senior management plan account and a $240,017 unvested balance in his 2010 deferred compensation plan account. For Mr. McNamara, the amount includes a $1,100,517 unvested balance in his 2010 deferred compensation plan account. For Mr. Humphries, the amount includes $330,120 unvested balance in his 2010 deferred compensation plan account. For Mr. Sykes, the amount includes $300,447 unvested balance in his 2010 deferred compensation plan account.

Potential Payments Upon Termination or Change in Control

          As described in the section entitled "Compensation Discussion and Analysis" of this joint proxy statement, our named executive officers do not have employment or severance agreements with us (other than the severance agreement for Mr. Sykes , which was entered into in connection with his separation from the company). However, our named executive officers (other than Mr. Sykes) are entitled to certain termination and change in control benefits under each executive's deferred compensation plan and under certain equity awards.

          As noted above, Messrs. Read and Sykes left the company after the end of the fiscal year. For a discussion of their severance benefits, see the sections entitled "Executive Compensation—Potential Payments Upon Termination or Change of Control—Severance Agreement with Mr. Sykes" of this joint proxy statement.

  Acceleration of Vesting of Deferred Compensation

  •
  2010 deferred compensation plan.  If the employment of any participant in the 2010 deferred compensation plan is involuntarily terminated by the company without cause or is terminated by the executive with good reason within two years following a change in control (as defined in the 2010 deferred compensation plan), the entire unvested portion of the deferred compensation account of the named executive officer will vest.

  •
  Senior executive plan.  Mr. McNamara's senior executive plan deferred compensation account was fully vested as of March 31, 2011. Under the senior executive plan, if the employment of Mr. Read was terminated as a result of his death or disability or if there was a change of control (as defined in the senior executive plan), the entire unvested portion of his deferred compensation account would have vested.

  •
  Senior management plan.  Under the senior management plan, any unvested portions of the deferral account of Mr. Barbier will become 100% vested if his employment is terminated as a result of death and any unvested portions of the deferral account of Mr. Read would have become 100% vested if his employment was terminated as a result of death. In the event of a change of control (as defined in the senior management plan), a portion of Mr. Barbier's deferral account will vest and a portion of Mr. Read's deferral account would have vested, calculated as a percentage equal to the number of months from July 1, 2005 to July 1, 2013, divided by 96 for Mr. Barbier; and the number of service months from July 1, 2005 to July 1, 2014, divided by 108 for Mr. Read. Any portion of the deferral accounts that remains unvested after a change of control would continue to vest in accordance with the original vesting schedule.

  Acceleration of Vesting of Equity Awards

        The number of unvested equity awards held by each named executive officer as of March 31, 2013 is listed above in the Outstanding Equity Awards at 2013 Fiscal Year-End table. All unvested outstanding equity awards held by our named executive officers at the end of fiscal year 2013 were granted under the 2001 Plan, the 2002 Interim Incentive Plan, which we refer to as our 2002 Plan, or the 2010 Plan, which provide certain benefits to plan participants in the event of the termination of such participant's employment or a change in control of the company. The terms of these benefits are described below.

  Exercise of Stock Options Upon Termination

        Under the terms of the 2001 Plan and the 2002 Plan and the form of award agreement for options granted under the 2010 Plan, if a plan participant ceases to provide services to the company for any reason other than death, cause (as defined in the plan) or disability (as defined in the plan), then the participant may exercise any options which have vested by the date of such termination within three months of the termination date or such other period not exceeding five years (with respect to the 2001 Plan and the 2002 Plan) or the term of the option, as determined by the Compensation Committee. If a participant ceases to provide services to the company because of death or disability, then the participant may exercise any options which have vested by the date of such termination within 12 months of the termination date or such other period not exceeding five years (with respect to the 2001 Plan and the 2002 Plan) or the term of the option, as determined by the Compensation Committee. All stock options held by a plan participant who is terminated for cause expire on the termination date, unless otherwise determined by the Compensation Committee. In addition, subject to any waiver by the Compensation Committee, all unvested restricted share unit awards and unvested stock options held by a plan participant will be forfeited if the participant ceases to provide services to the company for any reason. However, certain award agreements for performance-based restricted share unit awards granted under our 2001 Plan and our 2010 Plan provide that if a plan participant ceases to provide services to the company due to a retirement (meaning a voluntary termination of service after the participant has attained the age of sixty (60) years and completed at least ten (10) years of service as an employee of the company), then the award will not terminate and a pro-rata number of shares subject to the award shall be issued to the participant upon the vesting of the award agreement pursuant to the original performance criteria. None of our named executive officers is currently eligible for this retirement benefit.

  Acceleration of Vesting Upon a Change in Control

        Our equity incentive plans are "double trigger" plans, meaning that unvested stock options and unvested restricted share unit awards vest immediately only if (i) there is a change in control of the company and (ii)(x) such options or awards are not converted, assumed or replaced by the successor or survivor corporation or (y) if provided by the Compensation Committee as described below, the service of the award recipient is involuntarily terminated within a designated period following the effective date of such change in control.

        Except for grants to our non-employee directors made under the automatic option grant program of the 2001 Plan, under the terms of the 2001 Plan and the 2002 Plan and the form of restricted share unit award agreement used under these two plans for certain of our grants of restricted share unit awards to our employees (including our executives), in the event of a dissolution or liquidation of the company or if we are acquired by merger or asset sale or in the event of other change of control events, each outstanding stock option issued under the 2001 Plan or the 2002 Plan and each unvested restricted share unit award with such a provision shall automatically accelerate so that each such award shall, immediately prior to the effective date of such transaction, become fully vested with respect to the total number of shares then subject to such award. However, subject to the specific terms of a given award, vesting shall not so accelerate if, and to the extent, such award is either to be assumed or replaced with a comparable right covering shares of the capital stock of the successor corporation or parent thereof or is replaced with a cash incentive program of the successor corporation which preserves the inherent value existing at the time of such transaction.

        Under the terms of our 2010 Plan, unless otherwise provided in the applicable award agreement or other agreement between the company and the participant, in the event of a change of control of the company (as defined in the 2010 Plan) in which the participant's awards are not converted, assumed, or replaced by a successor or survivor corporation, or a parent or subsidiary thereof, then such awards will become fully exercisable and all forfeiture restrictions on such awards will lapse immediately prior to the change of control and, following the consummation of such a change of control, all such awards will terminate and cease to be outstanding.

        Where awards under the 2010 Plan are assumed or continued after a change in control, the Compensation Committee may provide that one or more awards will automatically accelerate upon an involuntary termination of service within a designated period (not to exceed eighteen (18) months) following the effective date of such change in control. If the Compensation Committee so determines, any such award will, immediately upon an involuntary termination of service following a change of control, become fully exercisable and all forfeiture restrictions on such award will lapse.

        All of our named executive officer's stock options with exercise prices less than $6.76 per share, the closing price of our ordinary shares on the last business day of our 2013 fiscal year, were granted under and are subject to the change in control provisions of one of the plans described above. In addition, 2,460,000 of Mr. McNamara's unvested restricted share unit awards, 907,750 of Mr. Read's unvested restricted share unit awards, 697,000 of Mr. Barbier's unvested restricted share unit awards, 294,376 of Mr. Hoak's unvested restricted share unit awards, and 551,000 of Mr. Humphries' unvested restricted share unit awards provide that the awards include such a change in control provision.

Potential Payments Upon Termination or Change in Control
as of March 31, 2013

        The following table and accompanying notes show the estimated payments and benefits that would have been provided to each named executive officer as a result of (i) the accelerated vesting of deferred compensation in the case of his death, disability, a termination following a change of control or a change of control with a termination and (ii) the accelerated vesting of unvested equity awards in the event of a change of control if such awards are not assumed by the successor company in connection with the change of control.

        Calculations for this table assume that the triggering event took place on March 28, 2013, the last business day of our 2013 fiscal year, and are based on the price per share of our ordinary shares on such date, which was $6.76. The following table does not include potential payouts under our named executive officers' nonqualified deferred compensation plans relating to vested benefits.

Name	Change in Control: Accelerated Vesting of Deferred Compensation(1)	Change in Control: Accelerated Vesting of Restricted Share Unit Awards(2)	Total
Michael M. McNamara	—	$16,629,600	$16,629,600
Paul Read(4)	$1,901,800	$6,136,390	$8,038,190
Francois P. Barbier	$531,301	$4,711,720	$5,243,021
Jonathan S. Hoak	—	$2,061,800	$2,061,800
Paul Humphries	—	$3,724,760	$3,724,760
Eslie C. Sykes(4)	—	—	—

(1)
The amount shown for each executive represents the portion of the unvested portion of his deferred compensation account that would vest in the event of a change in control of the company (without a termination following such change in control). An additional $1,100,517 for Mr. McNamara, $240,010 for Mr. Barbier, and $330,120 for Mr. Humphries would vest if the executive is terminated without cause or resigns for good reason following a change of control. $300,447 would have vested for Mr. Sykes if the executive was terminated without cause or resigned for good reason following a change of control. No additional amount will vest for Mr. Hoak, or would have vested for Mr. Read, if the executive was terminated without cause or resigned for good reason following a change of control. The portion of the unvested portion of the executive's deferred compensation account that would vest in the event of Mr. Barbier's death is $521,053 and the portion of the unvested portion of the executive's deferred compensation account that would have vested in the event of Mr. Read's death would have been $2,024,956. No unvested amounts would vest in the event of the death of any other named executive officer. The portion of Mr. Read's deferred compensation account that would have vested in the event of his disability was $1,138,235; no other executive's account would vest in the event of his disability.

(2)
The amounts shown represent the estimated value of the accelerated vesting of restricted share unit awards following a change of control under the terms of our equity incentive plans, which assumes that such restricted share unit awards are not assumed or replaced by the successor corporation or its parent. If such awards are assumed or replaced in a change of control transaction, the vesting of such awards will not accelerate; provided, that the Compensation Committee may determine that awards under the 2010 Plan may be accelerated if the executive is terminated within a certain period (not to exceed 18 months) following a change of control. All amounts shown in this column represent the intrinsic value of the awards based on the closing price of our ordinary shares on March 31, 2012, the assumed date of the triggering event.

(3)
Mr. Sykes left the company effective as of March 31, 2013 and Mr. Read left the company effective as of May 3, 2013.

Termination Payments for Mr. Sykes

        The following table and accompanying notes show the following benefits provided to Mr. Sykes under his separation agreement:

  •
  severance payments;

  •
  estimated value of continued health care coverage, including COBRA premiums; and

  •
  reimbursement of legal expenses incurred in connection with the separation agreement.

In exchange for these benefits, Mr. Sykes agreed to a release of claims against the company, the non-solicitation of company employees, non-disparagement of the company and the non-disclosure of company confidential information. The following table does not include:

  •
  the value of bonus payments for fiscal year 2014, which are not estimable at this time; or

  •
  the amount of reimbursement the executive may receive for relocation expenses (not to exceed $78,000 for Mr. Sykes) and closing costs for the sale of the executive's home, which are not estimable at this time; or

  •
  payouts under our named executive officers' nonqualified deferred compensation plans relating to vested benefits in the amount of $816,981 for Mr. Sykes.

Name	Severance Payments(1)	Estimated Value of Continued Health Care Coverage(2)	Reimbursement of Legal Expenses(3)	Total
Eslie C. Sykes	$787,500	$54,117	$7,000	$848,617

(1)
Amounts shown include the aggregate amount of all severance payments made or to be made under his separation agreement.

(2)
The amount shown represents the estimated value of medical, dental and vision coverage to be provided based on the current level of coverage as adjusted for estimated annual premium increases, including $54,117 in lieu of COBRA premiums.

(3)
The amount shown represents the maximum amount for which the executive is entitled to reimbursement for legal expenses incurred in connection with the negotiation of his separation agreement.

 EQUITY COMPENSATION PLAN INFORMATION

        As of March 31, 2013, we maintained only our 2010 Plan, which replaced (i) the 2001 Plan, (ii) the 2002 Plan, (iii) our 2004 Award Plan for New Employees, and (iv) the Solectron Corporation 2002 Stock Plan, which we refer to collectively as the Prior Plans. The following table provides information about equity awards outstanding under these plans as of March 31, 2013.

Plan Category	Number of Ordinary Shares to be Issued Upon Exercise of Outstanding Options and Vesting of Restricted Share Unit Awards (a)		Weighted-Average Exercise Price of Outstanding Options(1) (b)	Number of Ordinary Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Ordinary Shares Reflected in Column (a)) (c)
Equity compensation plans approved by shareholders	49,757,733	(2)	$8.14	43,355,611	(3)
Equity compensation plans not approved by shareholders(4)(5)(6)	5,749,406	(7)	$9.29	—

Total	55,507,139		$8.29	43,355,611	(3)

(1)
The weighted-average exercise price does not take into account ordinary shares issuable upon the vesting of outstanding restricted share unit awards, which have no exercise price.

(2)
Includes 19,819,789 ordinary shares issuable upon the vesting of restricted share unit awards. The remaining balance consists of ordinary shares issuable upon the exercise of outstanding stock options. For awards subject to market performance criteria, the amount reported reflects the number of shares to be issued if the target level is achieved. An additional 2,996,500 shares would be issued if the maximum market performance level is achieved.

(3)
Consists of ordinary shares available for grant under the 2010 Plan. The 2010 Plan provides for grants of up to 10.0 million ordinary shares, plus ordinary shares available for grant as a result of the forfeiture, expiration or termination of options and restricted share unit awards granted under such Prior Plans (if such ordinary shares are issued under such other stock options or restricted share unit awards, they will not become available under the 2010 Plan) and shares that were available for grant under the Prior Plans at the time of the consolidation of such plans into the 2010 Plan. Each ordinary share that is subject to a stock option is counted against this limit as one share. Each share that is subject to a restricted share unit award is counted against this limit as one and seventy-one hundredths (1.71) shares.

(4)
The 2004 Plan was established in October 2004 and consolidated into the 2010 Plan in 2010. Options granted under the 2004 Plan generally vest over four years and generally expire seven or ten years from the date of grant. Unvested options are forfeited upon termination of employment. Restricted share unit awards generally vest in installments over a three- to five-year period and unvested restricted share unit awards are also forfeited upon termination of employment.

(5)
Our 2002 Plan was adopted by our Board of Directors in May 2002 and consolidated into the 2010 Plan in 2010. Options granted under the 2002 Plan generally have an exercise price of not less than the fair market value of the underlying ordinary shares on the date of grant. Options granted under the 2002 Plan generally vest over four years and generally expire either seven or ten years from the date of grant. Unvested options are forfeited upon termination of employment. Restricted share unit awards generally vest in installments over a three- to five-year period and unvested restricted share unit awards are also forfeited upon termination of employment.

(6)
In connection with the acquisition of Solectron Corporation on October 1, 2007, we assumed the Solectron Plan, including all outstanding options to purchase Solectron Corporation common stock with exercise prices equal to, or less than, $5.00 per share. Each assumed option was converted into an option to acquire our ordinary shares at the applicable exchange rate of 0.345. As a result, we assumed approximately 7.4 million vested and unvested options with exercise prices ranging from between $5.45 and $14.41 per ordinary share. The SLR Plan was consolidated into the 2010 Plan in 2010. Options granted under the SLR Plan generally have an exercise price of not less than the fair value of the underlying ordinary shares on the date of grant. Such options generally vest over four years and generally expire either seven or ten years from the date of grant. Unvested options are forfeited upon termination of employment.

(7)
Includes 1,292,100 ordinary shares issuable upon the vesting of restricted share unit awards granted under the 2002 Plan and the 2004 Plan. The remaining balance consists of ordinary shares issuable upon the exercise of outstanding stock options.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information as of May 1, 2013, except as otherwise indicated, regarding the beneficial ownership of our ordinary shares by:

  •
  each shareholder known to us to be the beneficial owner of more than 5% of our outstanding ordinary shares;

  •
  each of our named executive officers;

  •
  each director; and

  •
  all executive officers and directors as a group.

        Unless otherwise indicated, the address of each of the individuals named below is: c/o Flextronics International Ltd., No. 2 Changi South Lane, Singapore 486123.

        Information in this table as to our directors, named executive officers and all directors and executive officers as a group is based upon information supplied by these individuals. Information in this table as to our greater than 5% shareholders is based solely upon the Schedules 13G filed by these shareholders with the SEC. Where information regarding shareholders is based on Schedules 13G, the number of shares owned is as of the date for which information was provided in such schedules.

        Beneficial ownership is determined in accordance with the rules of the SEC that deem shares to be beneficially owned by any person who has or shares voting or investment power with respect to such shares. Ordinary shares subject to options that are currently exercisable or are exercisable within 60 days of May 1, 2013, and ordinary shares subject to restricted share unit awards that vest within 60 days of May 1, 2013 are deemed to be outstanding and to be beneficially owned by the person holding such awards for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all the shares beneficially owned, subject to community property laws where applicable.

        For each individual and group included in the table below, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the

629,214,487 shares of common stock outstanding on May 1, 2013 plus the number of shares of common stock that such person or group had the right to acquire on or within 60 days after May 1, 2013.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares	Percent
5% Shareholders:
Franklin Resources, Inc.(1)	70,586,606	11.22%
One Franklin Parkway, San Mateo, CA 94403
Glenview Capital Management, LLC(2)	49,271,638	7.83%
767 Fifth Avenue, 44th Floor, New York, NY 10153
PRIMECAP Management Company(3)	44,552,833	7.08%
225 South Lake Ave., #400, Pasadena, CA 91101
Prudential Financial, Inc.(4)	38,294,241	6.09%
751 Broad Street, Newark, NJ 07102
Jennison Associates LLC(5)	38,292,199	6.09%
466 Lexington Avenue, New York, NY 10017
Named Executive Officers and Directors:
Michael M. McNamara(6)	10,806,970	1.69%
Paul Read(7)	2,316,750	*
Paul Humphries(8)	640,135	*
Francois Barbier(9)	538,632	*
H. Raymond Bingham(10)	190,762	*
James A. Davidson(11)	173.161	*
Lip-Bu Tan	124,827	*
Willy C. Shih(12)	122,942	*
Robert L. Edwards	23,218	*
William D. Watkins(13)	96,318	*
Daniel H. Schulman(14)	96,318	*
Lay Koon Tan	9,557	*
Lawrence A. Zimmerman	—	*
Jonathan S. Hoak(16)	127,486	*
Eslie C. Sykes(15)	328,065	*
All executive officers and directors as a group (15 persons)(17)	15,595,141	2.42%

*
Less than 1%.

(1)
Based on information supplied by Franklin Resources, Inc. in an amended Schedule 13G filed with the SEC on February 11, 2013. Templeton Global Advisors Limited is deemed to have sole voting power for 38,964,935 of these shares, sole dispositive power for 39,750,755 of these shares, shared voting power for 214,840 of these shares and shared dispositive power for 1,326,280 of these shares. Templeton Investment Counsel, LLC is deemed to have sole voting power for 21,163,041 of these shares, sole dispositive power for 21,671,820 of these shares and shared dispositive power for 89,320 of these shares. Franklin Templeton Investments Corp. is deemed to have sole voting and dispositive power for 5,076,197 of these shares. Franklin Templeton Investments Australia Limited is deemed to have sole voting power for 296,300 of these shares, sole dispositive power for 190,350 of these shares and shared dispositive power for 105,950 of these shares. Franklin Templeton Portfolio Advisors, Inc. is deemed to have sole voting and dispositive power for 592,671 of these shares. Franklin Templeton Investments (Asia) Ltd. is deemed to have sole voting and dispositive power for 103,260 of these shares. Franklin Templeton

  Investment Management Limited is deemed to have sole voting power for 0 of shares and sole dispositive power for 89,670 of shares. Templeton Asset Management Ltd. is deemed to have sole voting power for 0 of these shares, sole dispositive power for 802,170 of these shares and shared voting and dispositive power for 185,050 of these shares. Franklin Advisors, Inc. is deemed to have sole voting power over 603,113 of these shares and sole dispositive power over 603,113 of these shares. The securities are beneficially owned by investment management clients of investment managers that are direct and indirect subsidiaries of Franklin Resources, Inc., including the investment management subsidiaries listed above.

(2)
Based on information supplied by PRIMECAP Management Company in an amended Schedule 13G filed with the SEC on February 14, 2013. PRIMECAP Management Company has sole voting power over 21,343,133 of these shares and sole dispositive power over 44,552,833 of these shares.

(3)
Based on information supplied by Prudential Financial, Inc. in an amended Schedule 13G filed with the SEC on February 11, 2013. Prudential Financial, Inc., which indirectly owns Jennison Associates LLC, has sole voting and dispositive power over 3,027,015 of these shares, shared voting power over 34,380,713 of these shares and shared dispositive power over 35,267,226 of these shares.

(4)
Based on information supplied by Jennison Associates LLC in an amended Schedule 13G filed with the SEC on February 12, 2013. Jennison Associates LLC, which is indirectly owned 100% by Prudential Financial, Inc., has the sole voting power over 37,470,939 of these shares and shares dispositive power over 38,292,199 of these shares. Ordinary shares reported by Jennison Associates LLC may be included in the shares report by Prudential Financial, Inc.

(5)
Based on information supplied by Glenview Capital Management LLC (or Glenview) in an amended Schedule 13G filed with the SEC on February 14, 2013. As a result of Glenview serving as an investment manager to various investment companies, and Mr. Robbins serving as the Chief Executive Officer of Glenview, Glenview and Mr. Robbins may be deemed to share voting and dispositive power over all of these shares.

(6)
Includes 9,900,000 shares subject to options presently exercisable and options exercisable within 60 days of May 1, 2013. Also includes 392,500 shares subject to restricted share unit awards that vest within 60 days of May 1, 2013.

(7)
Includes 2,175,000 shares subject to options presently exercisable and options exercisable within 60 days of May 1, 2013. Also includes 141,750 shares subject to restricted share unit awards that vest within 60 days of May 1, 2013.

(8)
Includes 553,489 shares subject to options presently exercisable and options exercisable within 60 days of May 1, 2013. Also includes 79,250 shares subject to restricted share unit awards that vest within 60 days of May 1, 2013.

(9)
Includes 428,862 shares subject to options presently exercisable and options exercisable within 60 days of May 1, 2013. Also includes 101,000 shares subject to restricted share unit awards that vest within 60 days of May 1, 2013.

(10)
Includes 12,500 shares subject to options presently exercisable and options exercisable within 60 days of May 1, 2013.

(11)
Includes 45,740 shares held by the Davidson Living Trust of which Mr. Davidson is a trustee. Also includes 51,807 shares held by Silver Lake Technology Management, L.L.C.

  of which Mr. Davidson is Managing Director. Mr. Davidson disclaims beneficial ownership in the shares owned by Silver Lake Technology Management, L.L.C. except to the extent of his pecuniary interest arising from his interest therein. Also includes 85,747 shares held directly by Mr. Davidson, 94 shares held by the John Alexander Davidson 2000 Irrevocable Trust of which Mr. Davidson is a trustee and 12,500 shares subject to options presently exercisable and options exercisable within 60 days of May 1, 2013. Mr. Davidson received these options in connection with his service as a member of our Board of Directors. Under Mr. Davidson's arrangements with respect to director compensation, these 15,500 shares issuable upon exercise of options are expected to be assigned by Mr. Davidson to Silver Lake Technology Management, L.L.C.

(12)
Includes 37,500 shares subject to options presently exercisable and options exercisable within 60 days of May 1, 2013.

(13)
Includes 25,000 shares subject to options presently exercisable and options exercisable within 60 days of May 1, 2013.

(14)
Includes 25,000 shares subject to options presently exercisable and options exercisable within 60 days of May 1, 2013.

(15)
Includes 204,594 shares subject to options presently exercisable and options exercisable within 60 days of May 1, 2013.

(16)
Includes 87,499 shares subject to options presently exercisable and options exercisable within 60 days of May 1, 2013.

(17)
Includes 13,461,944 shares subject to options presently exercisable and options exercisable within 60 days of May 1, 2013. Also includes 738,250 shares subject to restricted share unit awards that vest within 60 days of May 1, 2013.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

  Review of Related Person Transactions

        Our Code of Business Conduct and Ethics provides guidance for addressing actual or potential conflicts of interests, including those that may arise from transactions and relationships between us and our executive officers or directors. In addition, in order to formalize our policies and procedures for the review, approval or ratification, and disclosure of related person transactions, our Board of Directors adopted a Statement of Policy with Respect to Related Person Transactions. The policy generally provides that the Nominating and Corporate Governance Committee (or another committee comprised solely of independent directors) will review, approve in advance or ratify, all related person transactions between us and any director, any nominee for director, any executive officer, any beneficial owners of more than 5% of our ordinary shares or any immediate family member of any of the foregoing individuals. Under the policy, some ordinary course transactions or relationships are not required to be reviewed, approved or ratified by the applicable Board committee, including, among other things, the following transactions:

  •
  transactions involving less than $25,000 for any individual related person;

  •
  compensation arrangements with directors and executive officers resulting solely from their service on the Board or as executive officers, so long as such arrangements are disclosed in our filings with the SEC or, if not required to be disclosed, are approved by our Compensation Committee; and

  •
  indirect interests arising solely from a related person's service as a director and/or owning, together with all other related persons, directly or indirectly, less than a 10% beneficial ownership interest in a third party (other than a partnership) which has entered into or proposes to enter into a transaction with us.

        We have various procedures in place to identify potential related person transactions, and the Nominating and Corporate Governance Committee works with our management and our Office of General Counsel in reviewing and considering whether any identified transactions or relationships are covered by the policy. Our Statement of Policy with Respect to Related Person Transactions is included in our Guidelines with Regard to Certain Governance Matters, a copy of which is available along with a copy of the company's Code of Business Conduct and Ethics on the Corporate Governance page of our website at www.flextronics.com.

Transactions with Related Persons

        Other than compensation agreements and other arrangements described under the sections entitled "Executive Compensation" of this joint proxy statement and "Non-Management Directors' Compensation for Fiscal Year 2013" of this joint proxy statement, during fiscal year 2013, there was not, nor is there currently proposed, any transaction or series of similar transactions to which we are or will be a party:

  •
  in which the amount involved exceeded or will exceed $120,000; and

  •
  in which any director, nominee, executive officer, holder of more than 5% of our ordinary shares or any member of their immediate family had or will have a direct or indirect material interest.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our ordinary shares to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. Based solely on our review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that all Section 16(a) filing requirements for the fiscal year ended March 31, 2013 were met.

SHAREHOLDER PROPOSALS FOR THE 2014 ANNUAL GENERAL MEETING

        Shareholder proposals submitted under SEC Rule 14a-8 and intended for inclusion in the proxy statement for our 2014 annual general meeting of shareholders must be received by us no later than February 12, 2014. Any such shareholder proposals must be mailed to us at 847 Gibraltar Drive, Milpitas, California, 95035, U.S.A., Attention: Chief Executive Officer. Any such shareholder proposals may be included in our proxy statement for the 2014 annual general meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable rules and regulations promulgated by the SEC. Shareholder proposals submitted outside the processes of SEC Rule 14a-8 are subject to the requirements of the Companies Act, as described in the following paragraph, and applicable rules and regulations promulgated by the SEC. The proxy designated by us will have discretionary authority to vote on any matter properly presented by a shareholder for consideration at the 2014 annual general meeting of shareholders unless notice of such proposal is received by the applicable deadlines prescribed by the Singapore Companies Act.

        Under Section 183 of the Companies Act, registered shareholders representing at least 5% of the total outstanding voting rights or registered shareholders representing not fewer than 100 registered shareholders having an average paid up sum of at least S$500 each may, at their expense, requisition that we include and give notice of their proposal for the 2014 annual general meeting. Any such requisition must satisfy the requirements of Section 183 of the Singapore Companies Act, be signed by all the requisitionists and be deposited at our registered office in Singapore, No. 2 Changi South Lane, Singapore 486123, at least six weeks prior to the date of the 2014 annual general meeting in the case of a requisition requiring notice of a resolution, or at least one week prior to the date of the 2014 annual general meeting in the case of any other requisition.

 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        Flextronics incorporates by reference the following sections of our Annual Report on Form 10-K for the fiscal year ended March 31, 2013:

  •
  Item 8, "Financial Statements and Supplementary Data";

  •
  Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations"; and

  •
  Item 7A, "Quantitative and Qualitative Disclosures About Market Risk."

SINGAPORE STATUTORY FINANCIAL STATEMENTS

        Our Annual Report on Form 10-K for the fiscal year ended March 31, 2013, which was filed with the SEC on May 28, 2013, includes our audited consolidated financial statements, prepared in conformity with accounting principles generally accepted in the United States of America, or U.S. GAAP, together with the Independent Registered Public Accounting Firm's Report of Deloitte & Touche LLP, our independent auditors for the fiscal year ended March 31, 2013. We publish our U.S. GAAP financial statements in U.S. dollars, which is the principal currency in which we conduct our business.

        Our Singapore statutory financial statements, prepared in conformity with the provisions of the Companies Act will be included with the annual report which will be delivered to our shareholders prior to the date of the 2013 annual general meeting, as required under Singapore law.

        Our Singapore statutory financial statements include:

  •
  our consolidated financial statements (which are identical to those included in the Annual Report on Form 10-K, described above);

  •
  supplementary financial statements (which reflect solely the company's standalone financial results, with our subsidiaries accounted for under the equity method rather than consolidated);

  •
  a Directors' Report; and

  •
  the Independent Auditors' Report of Deloitte & Touche LLP, our Singapore statutory auditors for the fiscal year ended March 31, 2013.

OTHER MATTERS

        Our management does not know of any matters to be presented at either the 2013 annual general meeting or the extraordinary general meeting other than those set forth herein and in the notices accompanying this joint proxy statement. If any other matters are properly presented for a vote at either the 2013 annual general meeting or the extraordinary general meeting, the applicable enclosed proxy confers discretionary authority to the individuals named as proxies to vote the shares represented by proxy, as to those matters.

        It is important that your shares be represented at the 2013 annual general meeting and the extraordinary general meeting, regardless of the number of shares which you hold. We urge you to promptly execute and return the accompanying proxy cards in the envelope which has been enclosed for your convenience.

        Shareholders who are present at each of the 2013 annual general meeting and the extraordinary general meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

        We incorporate by reference information from Note 3 to our audited consolidated financial statements for the fiscal year ended March 31, 2013, "Share-Based Compensation," included in our Annual Report on Form 10-K and the sections entitled "Financial Statements and Supplementary Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosures About Market Risk." Upon request, we will furnish without charge by first class mail or other equally prompt means within one business day of receipt of such request, to each person to whom a proxy statement is delivered a copy of our Annual Report on Form 10-K (not including exhibits). You may request a copy of such information, at no cost, by writing or telephoning us at:

Flextronics International Ltd.
6201 America Center Drive
San Jose, California 95002 U.S.A.
Telephone: (408) 576-7985

By order of the Board of Directors,

Joanne Chia Hui Min

Company Secretary

[June 12, 2013]

Singapore

Upon request, we will furnish without charge to each person to whom this joint proxy statement is delivered a copy of any exhibit listed in our Annual Report on Form 10-K for the fiscal year ended March 31, 2013. You may request a copy of this information at no cost, by writing or telephoning us at:

Flextronics International Ltd.
6201 America Center Drive
San Jose, California 95002 U.S.A.
Telephone: (408) 576-7985

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: FLEXTRONICS INTERNATIONAL LTD. M60948-S05956 FLEXTRONICS INTERNATIONAL LTD. ATTN: INVESTOR RELATIONS DEPT. 6201 AMERICA CENTER DRIVE SAN JOSE, CA 95002 NOTE: In their discretion, the Proxies are authorized to vote upon such other matters as may properly be put before the meeting or any adjournment thereof. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following: 1a. Re-election of Mr. H. Raymond Bingham as a director of Flextronics. 1b. Re-election of Dr. Willy C. Shih as a director of Flextronics. 2. Re-appointment of Mr. Lawrence A. Zimmerman as a director of Flextronics. 3. To approve the re-appointment of Deloitte & Touche LLP as Flextronics's independent auditors for the 2014 fiscal year and to authorize the Board of Directors to fix its remuneration. 4. To approve a general authorization for the directors of Flextronics to allot and issue ordinary shares. 5. NON-BINDING, ADVISORY RESOLUTION. To approve the compensation of Flextronics's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, set forth in "Compensation Discussion and Analysis" and in the compensation tables and the accompanying narrative disclosure under "Executive Compensation" in Flextronics's proxy statement relating to its 2013 annual general meeting. 6. To approve a resolution permitting our non-employee directors to receive compensation in cash or shares of Flextronics's stock, at each director's discretion. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! For Against Abstain ! ! !

FLEXTRONICS INTERNATIONAL LTD. (Incorporated in the Republic of Singapore) (Company Registration Number 199002645H) This Proxy is Solicited on behalf of the Board of Directors 2013 Annual General Meeting The undersigned being a member of Flextronics International Ltd. ("Flextronics") hereby appoints Christopher Collier or failing whom the Chairman of the annual general meeting as Proxy of the undersigned and hereby authorizes the Proxy to represent and to vote, as designated on the reverse side, all of the ordinary shares of Flextronics owned by the undersigned, at the 2013 annual general meeting of Flextronics to be held on July 29, 2013, at 9:00 a.m. California time, or at any adjournment thereof. This Proxy Card, when properly executed and returned in a timely manner, will be voted at the annual general meeting and any adjournments thereof in the manner described herein. If no contrary indication is made, this Proxy Card will be voted "FOR" the Board of director nominees (Proposal Nos. 1 and 2), "FOR" Proposals No. 3 and No. 4, "FOR" non-binding, advisory Proposal No. 5, "FOR" Proposal No. 6 and in accordance with the judgment of the persons named as Proxies herein on any other matters that may properly be put before the 2013 annual general meeting. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THIS PROXY CARD AND RETURN IT NOT LESS THAN 48 HOURS PRIOR TO THE TIME APPOINTED FOR THE MEETING IN THE ENCLOSED ENVELOPE. Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting: The Combined Annual Report and Proxy Statement (pertaining to the Annual and Extraordinary Meetings) are available at www.flextronics.com/proxymaterials. Continued and to be signed on reverse side M60949-S05956 PRELIMINARY COPY

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: FLEXTRONICS INTERNATIONAL LTD. M60950-S05956 FLEXTRONICS INTERNATIONAL LTD. ATTN: INVESTOR RELATIONS DEPT. 6201 AMERICA CENTER DRIVE SAN JOSE, CA 95002 NOTE: In their discretion, the Proxies are authorized to vote upon such other matters as may properly be put before the meeting or any adjournment thereof. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ! ! ! The Board of Directors recommends you vote FOR the following: For Against Abstain S1. Extraordinary General Meeting Proposal: To approve the renewal of the Share Purchase Mandate relating to acquisitions by Flextronics of its own issued ordinary shares. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

FLEXTRONICS INTERNATIONAL LTD. (Incorporated in the Republic of Singapore) (Company Registration Number 199002645H) This Proxy is Solicited on behalf of the Board of Directors Extraordinary General Meeting The undersigned being a member of Flextronics International Ltd. ("Flextronics") hereby appoints Christopher Collier or failing whom the Chairman of the extraordinary general meeting as Proxy of the undersigned and hereby authorizes the Proxy to represent and to vote, as designated on the reverse side, all of the ordinary shares of Flextronics owned by the undersigned, at the extraordinary general meeting of Flextronics to be held on July 29, 2013, at 10:00 a.m. California time (or immediately following the conclusion or adjournment of the 2013 annual general meeting of Flextronics (which is being held at 9:00 a.m. California time, on the same day and the same place)) or at any adjournment thereof. This Proxy Card, when properly executed and returned in a timely manner, will be voted at the extraordinary general meeting and any adjournments thereof in the manner described herein. If no contrary indication is made, this Proxy Card will be voted "FOR" the proposal to approve the Share Purchase Mandate set forth on the reverse side and in accordance with the judgment of the persons named as Proxies herein on any other matters that may properly be put before the extraordinary general meeting. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THIS PROXY CARD AND RETURN IT NOT LESS THAN 48 HOURS PRIOR TO THE TIME APPOINTED FOR THE MEETING IN THE ENCLOSED ENVELOPE. M60951-S05956 Continued and to be signed on reverse side Important Notice Regarding the Availability of Proxy Materials for the Extraordinary General Meeting: The Combined Annual Report and Proxy Statement (pertaining to the Annual and Extraordinary Meetings) are available at www.flextronics.com/proxymaterials. PRELIMINARY COPY